PRELIMINARY PROXY STATEMENT OF THE COMPANY

Exhibit (a)-(1)

            , 2015

Shareholders of Sungy Mobile Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Sungy Mobile Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on             , 2015 at          a.m. (Beijing time). The meeting will be held at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On June 8, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sunflower Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Merger Sub and Parent were formed solely for the purpose of the Merger. At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by Mr. Yuqiang Deng (“Mr. Deng,” indirectly through Freedom First Holdings Limited), Mr. Zhi Zhu (“Mr. Zhu”), IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P., IDG-Accel China Investors L.P. (collectively, “IDG”) and CBC Mobile Venture Limited (“CBC”, and together with Mr. Deng, Mr. Zhu and IDG, the “Rollover Shareholders”). Mr. Deng, Mr. Zhu and IDG entered into a consortium agreement, dated as of May 18, 2015 (the “Consortium Agreement”), and CBC became a party to the Consortium Agreement by entering into a joinder agreement on June 8, 2015. The Rollover Shareholders, Parent and Merger Sub are collectively referred to herein as the “Buyer Group.” As of the date of the accompanying proxy statement, the Buyer Group collectively beneficially owns approximately [53.3]% of the Company’s issued and outstanding ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share (each, a “Share”), which represents approximately [85.3]% of the total voting rights in the Company. If the Merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Rollover Shareholders, and, as the result of the Merger, the Company’s American depositary shares (“ADSs”), each representing six Class A ordinary shares of the Company, will no longer be listed on the NASDAQ Global Market (the “NASDAQ”) and the ADS program for the Shares will terminate.

If the Merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$0.81667 and each ADS issued and outstanding will be cancelled in exchange for the right to receive US$4.90 (less a US$0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement, dated as of November 21, 2013, by and among the Company, JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Class A ordinary shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	81,319,765 Class B ordinary shares held by the Rollover Shareholders (the “Rollover Shares”), the Shares held by the ADS Depositary that are not represented by ADSs and the Shares held by Parent, the Company or any of their subsidiaries (including such Class A ordinary shares represented by ADSs) immediately prior to the Effective Time, which will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”), which will be cancelled and cease to exist in accordance with the procedures set out in Section 238 of the Cayman Islands Companies Law, and from the Effective Time such dissenting shareholders shall cease to have any of the rights of a shareholder of the Company except for the right to be paid the fair value of such shares.

The Buyer Group intends to fund the merger consideration through a combination of equity contributions (in the form of the Rollover Shares to be contributed to Parent) from the Rollover Shareholders pursuant to the Rollover Agreement, and the proceeds from a committed loan facility in an aggregate amount of up to US$98 million arranged by China Merchants Bank Co., Ltd., New York Branch, pursuant to a debt commitment letter dated as of June 5, 2015.

A special committee of the board of directors of the Company (the “Special Committee”), composed solely of independent directors who are unaffiliated with any member of the Buyer Group or the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”), (b) declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the board of directors of the Company (the “Board”) authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

On June 8, 2015, the Board, after carefully considering all relevant factors, including the unanimous recommendation of the Special Committee, unanimously (other than Mr. Deng and Mr. Fei Yang (“Mr. Yang”), who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions, including the Merger, and the limited guarantee by Freedom First Holdings Limited (the “Guarantor”) in favor of the Company pursuant to which the Guarantor would guarantee certain obligations of the Parent and Merger Sub under the Merger Agreement (the “Limited Guarantee”) and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders of the Company generally. As of the date of the accompanying proxy statement, Mr. Deng, the chairman and chief executive officer of the Company, beneficially owns approximately [20.8]% of the total number of issued and outstanding Shares, which represents approximately [33.2]% of the total voting rights in the Company. Mr. Zhu, the chief operating officer of the Company, beneficially owns approximately [0.3]% of the total number of issued and outstanding Shares, representing approximately [0.04]% of the total voting rights in the Company.1 Mr. Yang, a director of the Company, is a partner of IDG Capital Partners, which is affiliated with IDG and is deemed to have the voting and investment power over shares collectively held by IDG, which beneficially owns approximately [21.4]% of the total number of issued and outstanding Shares, representing approximately [34.5]% of the total voting rights in the Company. Each of the Rollover Shareholders have entered into with Parent an equity contribution and voting agreement, dated as of June 8, 2015 (the “Rollover Agreement”), which, together with the Consortium Agreement, provided that, among other things, (a) each Rollover Shareholder will vote (or cause to be voted) all of the Shares (including Class A ordinary shares represented by ADSs) beneficially owned by such Rollover Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shares will, immediately prior to the closing of the Merger, be contributed and transferred to Parent, and will, at the Effective Time, be cancelled for no consideration in the Merger.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Rollover Shareholders, as a group, beneficially own approximately [85.3]% of the total voting rights in the Company as of the date of this proxy statement. Accordingly, based on the number of Shares expected to be issued and outstanding on             , 2015, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”) and the shareholdings of the Rollover Shareholders as of the date of this proxy statement, and assuming each of the Rollover Shareholders complies with the terms of Consortium Agreement and the Rollover Agreement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, without any further vote of any other shareholder.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is             , 2015 at          a.m. (Beijing time). Each holder has one vote for each Class A ordinary share and ten votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date.

[1]	In addition, our board of directors approved to grant (i) to Mr. Deng such number of restricted shares as equal to the U.S. dollar amount equivalent to RMB1,250,000 divided by the closing ADS price on August 3, 2015 and (ii) to Mr. Zhu such number of restricted shares as equal to the U.S. dollar amount equivalent to RMB605,000 divided by the closing ADS price on August 3, 2015.

If you own ADSs as at the close of business in New York City on             , 2015 (the “ADS Record Date”), you may instruct the ADS Depositary, as the holder of the Class A ordinary shares underlying the ADSs, how to vote the Class A ordinary shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. As the holder of record for all the Shares represented by the ADSs, only the ADS Depositary (or its nominee) may vote those Shares at the extraordinary general meeting. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on             , 2015 in order to vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS Depositary will not vote or attempt to exercise the right to vote the Shares underlying your ADSs other than in accordance with those instructions.

If you hold your Shares or ADSs through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares or ADSs if you wish to vote at the extraordinary general meeting.

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON             , 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86 (20) 6681-5066.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Yong Chen	Yuqiang Deng

Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated             , 2015, and is first being mailed to the Company’s shareholders and ADS holders on or about             , 2015.

v

SUNGY MOBILE LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON             , 2015

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Sungy Mobile Limited (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on             , 2015 at          a.m. (Beijing time) at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China.

Only registered holders of ordinary shares of the Company, consisting of Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share (each, a “Share”), at the close of business in the Cayman Islands on             , 2015 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of June 8, 2015 (the “Merger Agreement”), among Sunflower Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, be authorized and approved;

THAT each of the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Certain existing shareholders of the Company, including Mr. Yuqiang Deng (“Mr. Deng,” indirectly through Freedom First Holdings Limited), Mr. Zhi Zhu (“Mr. Zhu”), IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P., IDG-Accel China Investors L.P. (collectively “IDG”) and CBC Mobile Venture Limited (“CBC”, together with Mr. Deng, Mr. Zhu and IDG, the “Rollover Shareholders”) are parties to a consortium agreement, dated as of May 18, 2015 (the “Consortium Agreement”), and have entered into an equity contribution and voting agreement, dated as of June 8, 2015 (the “Rollover Agreement”), with Parent. Pursuant to the Consortium Agreement and the Rollover Agreement, the Rollover Shareholders have agreed, among other things, that: (a) each Rollover Shareholder will vote all of the Shares (including Class A ordinary shares represented by the Company’s American depositary shares (“ADSs”)) beneficially owned by them respectively in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) 81,319,765 Class B ordinary shares (the “Rollover Shares”) held by them will, immediately prior to the closing of the Merger, be contributed and transferred to Parent, and will, at the Effective Time, be cancelled and cease to exist for no consideration in the Merger. As of the date of the accompanying proxy statement, the Rollover Shareholders beneficially own approximately [53.3]% of the total number of issued and outstanding Shares, which represents approximately [85.3]% of the total voting rights in the Company. The Rollover Shareholders will beneficially own the Company through Parent immediately following the consummation of the Merger. The Rollover Shareholders, Parent and Merger Sub are collectively referred to herein as the “Buyer Group”.

After careful consideration and upon the unanimous recommendation of a special committee of the board of directors of the Company (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or the management of the Company, the board of directors of the Company (the “Board”) unanimously (other than Mr. Deng and Mr. Fei Yang (“Mr. Yang”), who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the shareholders and ADS holders of the Company, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”) and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions, including the Merger, and the limited guarantee by Freedom First Holdings Limited (the “Guarantor”) in favor of the Company pursuant to which the Guarantor would guarantee certain obligations of the Parent and Merger Sub under the Merger Agreement (the “Limited Guarantee”) and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Rollover Shareholders, as a group, beneficially own approximately [85.3]% of the total voting rights in the Company. Accordingly, based on the number of Shares expected to be issued and outstanding on the Share Record Date and the shareholdings of the Rollover Shareholders as of the date of this proxy statement, and assuming each of the Rollover Shareholders complies with the terms of the Consortium Agreement and the Rollover Agreement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, without any further vote of any other shareholder.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Investor Relations Department) at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China no later than             , 2015 at          a.m. (Beijing time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Class A ordinary share and ten votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on             , 2015 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct JP Morgan Chase Bank, N.A, in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on             , 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on             , 2015, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), dated as of August 23, 2011, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON             , 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86 (20) 6681-5066.

The Merger Agreement, the Plan of Merger and the Merger are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Yuqiang Deng

Chairman of the Board

, 2015

x

PROXY STATEMENT

Dated             , 2015

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Sungy Mobile Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our Investor Relations Department at +86 (20) 6681-5066.

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 112. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Sungy Mobile Limited. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China.

The Parties Involved in the Merger

The Company

We are a leading provider of mobile internet products and services globally with a focus on applications and mobile platform development. Our platform product, GO Launcher EX, manages apps, widgets and functions on Android smartphones and serves as users’ first entry point to their phones. We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive office is located at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. Our telephone number at this address is +86 (20) 6681-5066 and our fax number is +86 (20) 3757-0112.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission (the “SEC”) on April 16, 2015, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 112 for a description of how to obtain a copy of our Annual Report.

Parent

Sunflower Parent Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Mr. Yuqiang Deng (“Parent”). Parent was formed by the Rollover Shareholders (as defined below) solely for the purpose of holding the equity interest in Merger Sub (as defined below) and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. The business address of Parent is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number at this address is +86 (20) 6681-5066.

Merger Sub

Sunflower Merger Sub Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Merger Sub was formed by Parent solely for the purpose of effecting the Merger. The business address of Merger Sub is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number at this address is +86 (20) 6681-5066.

Mr. Yuqiang Deng

Mr. Yuqiang Deng (“Mr. Deng”) is our co-founder, chairman and chief executive officer. He has served as the chairman of the Board and chief executive officer since our inception in 2003. Mr. Deng is a citizen of the People’s Republic of China. The business address of Mr. Deng is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number at this address is +86 (20) 6681-5066.

Freedom First Holdings Limited

Freedom First Holdings Limited (“Freedom First”) is an exempted company with limited liability incorporated under the laws of the British Virgin Islands. The principal business of Freedom First is making investments in public and private companies. Freedom First is wholly owned by the DENG Family Trust. Mr. Deng is the sole director of Freedom First. The business address of Freedom First is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number at this address is +86 (20) 6681-5066.

DENG Holdings Limited

DENG Holdings Limited is a limited liability company incorporated under the laws of Guernsey. The principal business of DENG Holdings Limited is making investments in public and private companies. DENG Holdings Limited is wholly owned by DENG Family Trust. The business address of DENG Holdings Limited is Helvetia Court, South Esplanade, St. Peter Port, GY1 4EE. The telephone number at this address is +44 1481 719100.

Credit Suisse Trust Limited

Credit Suisse Trust Limited is a limited liability company incorporated under the laws of Guernsey. The principal business of Credit Suisse Trust Limited is providing financial services. Credit Suisse Trust Limited is the trustee of DENG Family Trust, of which Mr. Deng is the settlor and the beneficiary. The business address of Credit Suisse Trust Limited is Helvetia Court, South Esplanade, St. Peter Port, GY1 4EE. The telephone number at this address is +44 1481 719100.

Mr. Zhi Zhu

Mr. Zhi Zhu (“Mr. Zhu”) is our chief operating officer. He has served as our chief operating officer since April 2015, as our co-chief operating officer from October 2014 to April 2015, and as our independent director from November 2013 to May 2014. Mr. Zhu is a citizen of the People’s Republic of China. The business address of Mr. Zhu is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number at this address is +86 (20) 6681-5066.

IDG-Accel China Growth Fund L.P.

IDG-Accel China Growth Fund L.P. is a limited partnership formed under the laws of the Cayman Islands, with its principal business address at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY-9005, Cayman Islands, and its business telephone is + 852 2529-1016. The principal business of IDG-Accel China Growth Fund L.P. is making venture capital investments.

The general partner of IDG-Accel China Growth Fund L.P. is IDG-Accel China Growth Fund Associates L.P., a limited partnership formed under the laws of the Cayman Islands. The general partner of IDG-Accel China Growth Fund Associates L.P. is IDG-Accel China Growth Fund GP Associates Ltd., a limited liability company incorporated under the laws of the Cayman Islands.

IDG-Accel China Growth Fund -A L.P.

IDG-Accel China Growth Fund –A L.P. is a limited partnership formed under the laws of the Cayman Islands, with its principal business address at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY-9005, Cayman Islands, and its business telephone is + 852 2529-1016. The principal business of IDG-Accel China Growth Fund -A L.P. is making venture capital investments.

The general partner of IDG-Accel China Growth Fund -A L.P. is IDG-Accel China Growth Fund Associates L.P., a limited partnership formed under the laws of the Cayman Islands. The general partner of IDG-Accel China Growth Fund Associates L.P. is IDG-Accel China Growth Fund GP Associates Ltd., a limited liability company incorporated under the laws of the Cayman Islands.

IDG-Accel China Investors L.P.

IDG-Accel China Investors L.P. is a limited partnership formed under the laws of the Cayman Islands, with its principal business address at 190 Elgin Avenue, George Town, Grand Cayman KY-9005, Cayman Islands. The general partner of IDG Investors L.P. is IDG-Accel China Investors Associates Ltd., a limited company incorporated under the laws of the Cayman Islands, and its business telephone is + 852 2529-1016. The principal business of IDG-Accel China Investors L.P. is making venture capital investments.

IDG Technology Venture Investment III, L.P.

IDG Technology Venture Investment III, L.P. is a limited partnership formed under the laws of the state of Delaware, with its principal business address at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, and its business telephone is + 852 2529-1016. The general partner of IDG Technology Venture Investment III L.P. is IDG Technology Venture Investment III, LLC, a limited liability company incorporated under the laws of the state of Delaware, and its business telephone is + 852 2529-1016. The principal business of IDG Technology Venture Investment III, L.P. is making venture capital investments.

IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund -A L.P., IDG-Accel China Investors L.P. and IDG Technology Venture Investment III, L.P. are collectively referred to herein as “IDG”.

IDG-Accel China Growth Fund Associates L.P.

IDG-Accel China Growth Fund Associates L.P. is a limited partnership formed under the laws of the Cayman Islands, with its principal business address at 190 Elgin Avenue, George Town, Grand Cayman KY-9005, Cayman Islands, and its business telephone is + 852 2529-1016. The general partner of IDG-Accel China Growth Fund Associates L.P. is IDG-Accel China Growth Fund GP Associates Ltd, and its business telephone is + 852 2529-1016. The principal business of IDG-Accel China Growth Fund Associates L.P. is making venture capital investments.

IDG-Accel China Growth Fund GP Associates Ltd.

IDG-Accel China Growth Fund GP Associates Ltd. is a limited company formed under the laws of the Cayman Islands, with its principal business address at 190 Elgin Avenue, George Town, Grand Cayman KY-9005, Cayman Islands, and its business telephone is + 852 2529-1016. The principal business of IDG-Accel China Growth Fund GP Associates Ltd. is making venture capital investments.

IDG-Accel China Investors Associates Ltd.

IDG-Accel China Investors Associates Ltd. is a limited company formed under the laws of the Cayman Islands, with its principal business address at 190 Elgin Avenue, George Town, Grand Cayman KY-9005, Cayman Islands, and its business telephone is + 852 2529-1016. The principal business of IDG-Accel China Investors Associates Ltd. is making venture capital investments.

IDG Technology Venture Investment III, LLC

IDG Technology Venture Investment III, LLC is a limited liability company organized under the laws of the state of Delaware, with its principal business address at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, and its business telephone is + 852 2529-1016. The principal business of IDG Technology Venture Investment III, LLC is making venture capital investments.

Mr. Quan Zhou

Mr. Quan Zhou (“Mr. Zhou”) is a director of IDG-Accel China Growth Fund GP Associates Ltd., IDG-Accel China Investors Associates Ltd., and IDG Technology Venture Investment III, LLC. Mr. Zhou is a citizen of the United States of America. The business address of Mr. Zhou is c/o IDG Capital Management (HK) Limited, Unit 5505, The Centre, 99 Queen’s Road Central, Hong Kong. His business telephone number is + 852 2529-1016.

Mr. Chi Sing Ho

Mr. Chi Sing Ho (“Mr. Ho”) is a director of IDG-Accel China Growth Fund GP Associates Ltd., IDG-Accel China Investors Associates Ltd., and IDG Technology Venture Investment III, LLC. Mr. Ho is a citizen of Canada. The business address of Mr. Ho is c/o IDG Capital Management (HK) Limited, Unit 5505, The Centre, 99 Queen’s Road Central, Hong Kong. His business telephone number is + 852 2529-1016.

CBC Mobile Venture Limited

CBC Mobile Venture Limited (“CBC”) is a limited liability company incorporated under the laws of the British Virgin Islands, with its principal business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122-8400. CBC Mobile Venture Limited is wholly owned by China Broadband Capital Partners, L.P. The principal business of CBC Mobile Venture Limited is making venture capital investments in China related companies, focusing on companies in the telecommunications, media and technology sector.

China Broadband Capital Partners, L.P.

China Broadband Capital Partners, L.P. is a limited partnership formed under the laws of the Cayman Islands, with its business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122-8400. The general partner of China Broadband Capital Partners, L.P. is CBC Partners L.P. The principal business of China Broadband Capital Partners, L.P. is making venture capital investments in China related companies, focusing on companies in the telecommunications, media and technology sector.

CBC Partners L.P.

CBC Partners L.P. is a limited partnership formed under the laws of the Cayman Islands, with its business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122-8400. The general partner of CBC Partners L.P. is CBC Ultimate Partners Ltd. The principal business of CBC Partners L.P. is making venture capital investments in China related companies, focusing on companies in the telecommunications, media and technology sector.

CBC Ultimate Partners Ltd

CBC Ultimate Partners Ltd is a limited liability company incorporated under the laws of the Cayman Islands, with its principal business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122-8400. CBC Ultimate Partners Ltd is wholly owned by Info Expert Service Ltd. The principal business of CBC Ultimate Partners Ltd is making venture capital investments in China related companies, focusing on companies in the telecommunications, media and technology sector.

Info Expert Service Ltd.

Info Expert Service Ltd. is a limited liability company incorporated under the laws of the British Virgin Islands, with its principal business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122-8400. Info Expert Service Ltd. is wholly owned by Mr. Edward Suning Tian. The principal business of Info Expert Service Ltd. is making venture capital investments in China related companies, focusing on companies in the telecommunications, media and technology sector.

Edward Suning Tian

Mr. Edward Suning Tian (“Mr. Tian”) is the sole shareholder of Info Expert Service Ltd. Mr. Tian is a citizen of the People’s Republic of China. The business address of Mr. Tian is Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong. His business telephone number is +852 2122-8400.

Throughout this proxy statement, Mr. Deng (indirectly through Freedom First), Mr. Zhu, IDG and CBC are collectively referred to herein as the “Rollover Shareholders”, and the Rollover Shareholders, Parent and Merger Sub are collectively referred to herein as the “Buyer Group”.

During the last five years, none of the persons referred to above under the heading “The Parties Involved in the Merger”, or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex E of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 83)

        You are being asked to vote to authorize and approve the agreement and plan of merger dated as of June 8, 2015 among the Company, Parent and Merger Sub (the “Merger Agreement”), and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), substantially in the form attached as Exhibit A to the Merger Agreement (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”). The Surviving Company will be wholly owned by Parent (which will be beneficially owned by the Rollover Shareholders), and will continue to do business under the name “Sungy Mobile Limited” following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company and the Company’s ADSs will cease to be listed on the NASDAQ Global Market (the “NASDAQ”), and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs under the Exchange Act will be terminated. After the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 83)

Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$0.81667 (the “Per Share Merger Consideration”) and each ADS issued and outstanding will be cancelled in exchange for the right to receive US$4.90 (the “Per ADS Merger Consideration”), in each case, in cash, without interest and net of any applicable withholding taxes. The holders of ADSs will bear any applicable fees, charges and expenses of JP Morgan Chase Bank, N.A, in its capacity as the ADS depositary (the “ADS Depositary”) in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of November 21, 2013, by and among the Company, the ADS Depositary and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Class A ordinary shares represented by ADSs), will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	81,319,765 Class B ordinary shares held by the Rollover Shareholders (the “Rollover Shares”) , the Shares held by the ADS Depositary that are not represented by ADSs and the ordinary shares held by Parent, the Company or any of their subsidiaries including such Class A ordinary shares represented by ADSs immediately prior to the Effective Time (collectively, the “Excluded Shares”), which will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”), which will be cancelled and cease to exist in accordance with the procedures set out in Section 238 of the Cayman Islands Companies Law, and from the Effective Time such dissenting shareholders shall cease to have any of the rights of a shareholder the Company except for the right to be paid the fair value of such shares.

Treatment of Company Share Awards (Page 84)

At the Effective Time, each option to purchase Shares (each, a “Company Option”), and right to purchase Shares (each, a “Company Share Purchase Right”), in each case granted under the Company’s Amended and Restated 2006 Global Share Plan, the Company’s Amended and Restated 2010 Global Share Plan and the Company’s Amended and Restated 2013 Share Incentive Plan (as amended and supplemented, collectively, the “Share Incentive Plans”) that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option or Company Share Purchase Right and (b) the number of Shares (including Class A ordinary shares represented by ADSs) underlying such Company Option or Company Share Purchase Right, payable on the next applicable regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

At the Effective Time, each outstanding restricted share (each, a “Company Restricted Share”) and restricted share unit of the Company (each, a “Company RSU”), in each case granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the Per Share Merger Consideration in respect of the number of Shares underlying such Company Restricted Share or Company RSU, payable on the next regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes. The Company Options, Company Share Purchase Rights, Company Restricted Shares and Company RSU are collectively referred to herein as the “Company Share Awards”.

The Share Incentive Plans will be terminated at the Effective Time.

Record Date and Voting (Page 77)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on             , 2015, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is             , 2015 at          a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on             , 2015 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary in its capacity as the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on             , 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on             , 2015, the Share Record Date. Each holder has one vote for each Class A ordinary share and ten votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be                  Shares entitled to be voted at the extraordinary general meeting. See “Summary Term Sheet—Voting Information” below.

Shareholder Vote Required to Approve the Merger Agreement and Plan of Merger (Page 78)

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”).

As of the date of this proxy statement, the Rollover Shareholders beneficially own an aggregate of [1,015,256] Class A ordinary shares (including Class A ordinary shares represented by ADSs) and [100,019,765] Class B ordinary shares, which represents approximately [53.3]% of the total issued and outstanding ordinary shares entitled to vote and approximately [85.3]% of the total voting rights in the Company, in each case as of the date of this proxy statement. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107 for additional information. Pursuant to the terms of the Consortium Agreement and the Rollover Agreement, these Shares (including such Class A ordinary shares represented by ADSs) will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Based on the number of Shares expected to be issued and outstanding on the Share Record Date and the shareholdings of the Rollover Shareholders as of the date of this proxy statement, and assuming each of the Rollover Shareholders complies with the terms of the Consortium Agreement and the Rollover Agreement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, without any further vote of any other shareholder.

Voting Information (Page 77)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is             , 2015, at          a.m. (Beijing Time). If a broker, bank or other nominee holds your Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

If you own ADSs as of the close of business in New York City on             , 2015, the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on             , 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to Section 12 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Class A ordinary shares other than in accordance with signed voting instructions from the relevant ADS holder, and accordingly, Class A ordinary shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Dissenters’ Rights of Shareholders and ADS Holders (Page 102)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON                 , 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 54)

The purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company, including members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”), will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 54 for additional information.

ADSs representing Shares are currently listed on the NASDAQ under the symbol “GOMO.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Rollover Shareholders. Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S federal securities laws provide to shareholders of public companies, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate. See “Special Factors—Effects of the Merger on the Company” beginning on page 55 for additional information.

Plans for the Company after the Merger (Page 58)

Following the consummation of the Merger, Parent will own 100% of the equity interests in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly-traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. The increase in debt for the Company following the consummation of the Merger is due to the borrowings of up to US$98 million under a senior secured term loan facility (the “Facility”) as part of the financing by the Buyer Group of the funds necessary to consummate the Merger and the related transactions at the time of closing of the Merger, including for the payment of the merger consideration to the Unaffiliated Security Holders. Although the borrower under the Facility as of the date of the definitive documents governing such facility will be Merger Sub, after the consummation of the Merger, the Surviving Company will become the borrower and will be responsible for the payment of the principal, interest and other amounts due under the Facility. See “Special Factors—Financing of the Merger” beginning on page 60 for additional information.

Recommendations of the Special Committee and the Board (Page 36)

A special committee of the Board (the “Special Committee”), composed solely of independent directors who are unaffiliated with any member of the Buyer Group or the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders, (b) declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Deng and Mr. Fei Yang (“Mr. Yang”), who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions, including the Merger, and the limited guarantee by Freedom First Holdings Limited (the “Guarantor”) in favor of the Company pursuant to which the Guarantor would guarantee certain obligations of the Parent and Merger Sub under the Merger Agreement (the “Limited Guarantee”) and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE THE DIRECTORS TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Security Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 56 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 41)

Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 41.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Financing of the Merger (Page 60)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related Transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$90 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares which will, in connection with and immediately prior to the closing of the Merger, be exchanged for shares of Parent and such Rollover Shares will, at the Effective Time, be cancelled for no consideration in the Merger.

The Buyer Group expects to provide this amount through the proceeds from a committed senior secured term loan facility contemplated by a debt commitment letter, dated as of June 5, 2015 (the “Debt Commitment Letter”), by and among Merger Sub, Parent and China Merchants Bank Co., Ltd., New York Branch (the “Lead Arranger”). Under the terms and subject to the conditions of the Debt Commitment Letter, the Lead Arranger committed to arrange and provide a senior secured term loan facility of up to US$98 million in principal amount for Merger Sub to consummate the Merger. See “Special Factors—Financing of the Merger” beginning on page 60 for additional information.

Limited Guarantee (Page 63)

Concurrently with the execution and delivery of the Merger Agreement, the Guarantor has executed and delivered a limited guarantee in favor of the Company with respect to the payment obligations of Parent under the Merger Agreement for the termination fee, certain costs and expenses, or the reimbursement for certain liabilities, that in each case, may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. See “Special Factors—Limited Guarantee” beginning on page 63 for additional information.

Rollover Agreement (Page 63)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into an Equity Contribution and Voting Agreement (as may be amended from time to time, the “Rollover Agreement”) with Parent. Pursuant to the Consortium Agreement and the Rollover Agreement, among other things: (a) each Rollover Shareholder will vote all of the Shares (including Class A ordinary shares represented by ADSs) beneficially owned by such Rollover Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shares will, immediately prior to the closing of the Merger, be contributed and transferred to Parent, and will, at the Effective Time, be cancelled for no consideration in the Merger. As of the date of the proxy statement, the Rollover Shareholders beneficially own approximately [53.3]% of the total number of issued and outstanding Shares, which represents approximately [85.3]% of the total voting rights in the Company.

Consortium Agreement (Page 64)

On May 18, 2015, Mr. Deng, Mr. Zhu and IDG entered into a consortium agreement (the “Consortium Agreement”) pursuant to which each party to the Consortium Agreement agreed, among other things, to form a consortium to (i) participate in the transactions to acquire the Company that would result in a delisting of the Company from NASDAQ and its equity securities to be eligible for termination of registration under the Exchange Act, (ii) work exclusively with each other with respect to the transactions to acquire the Company for 12 months after the date of the Consortium Agreement (subject to certain exceptions as set forth in the Consortium Agreement), and (iii) vote, or cause to be voted at every shareholder or stakeholder meeting all securities beneficially owned by such party in favor of the Transactions and against any competing proposal or matter that would facilitate a competing proposal. On June 8, 2015, CBC, Mr. Deng, Mr. Zhu and IDG entered into a joinder agreement (the “CBC Joinder Agreement”) to the Consortium Agreement, pursuant to which CBC became a party to the Consortium Agreement and agreed to join the Consortium.

Opinion of Duff & Phelps, LLC (“Duff & Phelps”), the Special Committee’s Financial Advisor (Page 47)

Duff & Phelps was engaged to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares) of the merger consideration to be received by such holders in connection with the Merger (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Duff & Phelps rendered its oral opinion to the Special Committee on June 8, 2015 (which was confirmed in writing later that same day), that, subject to the assumptions, qualifications and limiting conditions set forth therein, as of such date, the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The full text of the written opinion of Duff & Phelps dated June 8, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and does not constitute a recommendation or advice to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other related matter.

See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 65)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by Mr. Deng and Mr. Zhu after the Effective Time;

•	the fact that Mr. Yang, a director of the Company, is a partner of IDG Capital Partners, which is affiliated with IDG and is deemed to have the voting and investment power over shares held by IDG;

•	the potential enhancement or decline of share value for Parent, which will be beneficially owned by the Rollover Shareholders upon the completion of the Merger, as a result of the Merger and future performance of the Surviving Company;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•	the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of US$25,000 in aggregate for each of the members of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company.

As of the date of this proxy statement, Mr. Deng, the chairman and chief executive officer of the Company, beneficially owns approximately [20.8]% of the total number of issued and outstanding Shares, which represents approximately [33.2]% of the total voting rights in the Company. Mr. Zhu, the chief operating officer of the Company, beneficially owns approximately [0.3]% of the total number of issued and outstanding Shares, which represents approximately [0.04]% of the total voting rights in the Company2. Mr. Yang, a director of the Company, is a partner of IDG Capital Partners, which is affiliated with IDG and is deemed to have the voting and investment power over shares held by IDG, which beneficially owns approximately [21.4]% of the total number of issued and outstanding Shares, which represents approximately [34.5]% of the total voting rights in the Company. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107. The amount of cash payments Mr. Deng, Mr. Zhu and Mr. Yang will receive in respect of the Company Share Awards held by each of them if the Merger is consummated is approximately US$[381,295], US$[330,054] and nil, respectively.

The maximum amount of cash payments our directors and executive officers other than Mr. Deng, Mr. Zhu and Mr. Yang may receive in respect of their Company Share Awards if the Merger is consummated is, in aggregate, approximately US$[68,270]. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65 for additional information.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65 for additional information.

[2]	In addition, the board approved to grant (i) to Mr. Deng such number of restricted shares as equal to the U.S. dollar amount equivalent to RMB1,250,000 divided by the closing ADS price on August 3, 2015 and (ii) to Mr. Zhu such number of restricted shares as equal to the U.S. dollar amount equivalent to RMB605,000 divided by the closing ADS price on August 3, 2015.

No Solicitation of Competing Transactions (Page 90)

The Merger Agreement restricts our ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”). See and read carefully “The Merger Agreement—Acquisition Proposals” and “The Merger Agreement—No Change of Recommendation” beginning on page 90 and page 92, respectively.

Conditions to the Merger (Page 97)

The obligations of each party to consummate the Transactions, including the Merger, are subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders at the extraordinary general meeting; and

•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger in each case without giving effect to any qualification by “materiality” or Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”), subject to certain exceptions;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there having not been a Company Material Adverse Effect; and

•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger (in each case interpreted without giving effect to any qualification by “materiality”), as if made on and as of such date, subject to certain exceptions;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	Parent and Merger Sub having each delivered to the Company a certificate, dated the closing date of the Merger, signed by a director of Parent and Merger Sub, respectively certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement (Page 97)

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company (provided, that this termination right is not available to either Parent or the Company, as applicable, whose failure to fulfill any obligation under the Merger Agreement or other intentional breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied), if:

•	the Merger is not consummated by December 8, 2015, unless such date is extended for up to three additional months with the mutual written agreement of Parent and the Special Committee (acting on behalf of the Company) (the “End Date”);

•	any law, rule, regulation or order enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger being in effect and having become final and non-appealable; or

•	the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger or the Transactions at the extraordinary general meeting or any adjournment thereof;

(c)	by Parent:

•	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the corresponding conditions to closing would not be satisfied prior to the End Date and such breach would not be curable or, if curable, has not been cured within the earlier of (a) thirty business days following receipt of written notice by the Company from Parent of such breach and (b) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date, provided that Parent is not then in material breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement;

•	if the Board (or the Special Committee) has changed, withheld, amended or modified its recommendation to the shareholders of the Company in a manner adverse to Parent or publicly announced its intention do so;

•	a tender offer or exchange offer for Shares that constitutes an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”) is commenced by a person unaffiliated with Parent, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days; or

•	the Company has failed to hold the shareholders’ meeting to approve the Merger no later than five business days prior to the End Date.

(d)	by the Company:

•	upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied prior to the End Date and such breach would not be curable or, if curable has not been cured within the earlier of (i) thirty business days following receipt of written notice by Parent from the Company of such breach and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date, provided that the Company is not then in material breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement;

•	prior to receipt of the Company Shareholder Approval, in order to enter into an agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”), provided that the Superior Proposal did not result from any breach by the Company of its non-solicitation obligations under the Merger Agreement;

•	the Board (or the Special Committee) has changed, withheld, amended or modified its recommendation to the shareholders of the Company in a manner adverse to Parent as required by the directors’ fiduciary duties; or

•	if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub, (b) Parent fails to fund the Exchange Fund (as defined in the section entitled “The Merger Agreement—Exchange Procedures”) within five business days following the date on which the closing of the Merger should have occurred, and (c) the Company has irrevocably confirmed by written notice to Parent that all conditions to the obligations of the Company have been satisfied or waived and the Company stands ready, willing and able to consummate the Transactions during such period.

Termination Fees and Reimbursement of Expenses (Page 99)

The Company is required to pay Parent a termination fee of US$1.5 million if the Merger Agreement is terminated (i) by Parent if (a) the Company breaches its representations, warranties, covenants or agreements under the Merger Agreement (and such breach remains uncured); (b) the Board changes its recommendation in favor of the Merger; (c) the Board fails to recommend against a tender or exchange offer for Shares that constitutes an Acquisition Proposal (within ten business days from the public announcement of the commencement of such Acquisition Proposal); or (d) the Company fails to hold the shareholders’ meeting to approve the Merger no later than five business days prior to the End Date; or (ii) by the Company (a) in order to enter into an alternative agreement with respect to a Superior Proposal, (b) in the event that the Board changes its recommendation as required by the directors’ fiduciary duties, or (c) in the event that a bona fide competing transaction has been publicly made and not withdrawn prior to the termination of the Merger Agreement because the closing of the Merger was not consummated prior to the End Date and within twelve months following the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to such competing transaction or such competing transaction is consummated.

Parent is required to pay the Company a termination fee of US$3.0 million in the event the Merger Agreement is terminated by the Company due to (i) a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements under the Merger Agreement (and such breach remains uncured) or (ii) the failure of Parent to complete the Merger within five business days following the date on which the closing should have occurred pursuant to the Merger Agreement and (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (or waived by Parent and Merger Sub) and (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing.

In the event that the Company or Parent fails to pay the termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will be required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Material U.S. Federal Income Tax Consequences (Page 69)

The receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 69. The tax consequences of the Merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 72)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of consideration for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of consideration for the Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of consideration for the Shares or ADSs pursuant to the Merger or through the exercise of dissenters’ rights by, as the case may be, the Company’s shareholders or ADS holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the Merger or the exercise of dissenters’ rights to you, including any PRC tax consequences. See “Special Factors—Material PRC Income Tax Consequences” beginning on page 72 for additional information.

Material Cayman Islands Tax Consequences (Page 73)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (c) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette, if any. See “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 73 for additional information.

Regulatory Matters (Page 69)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 69)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 69)

The Merger is expected to be accounted for, at historical cost, as a Merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 74)

The closing price of ADSs on the NASDAQ on April 10, 2015, the last trading date immediately prior to the Company’s announcement on April 13, 2015 that it had received a going-private proposal, was US$4.50 per ADS. The consideration of US$4.90 per ADS to be paid in the Merger represents a premium of approximately 8.9% over that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On June 8, 2015, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2015, at a.m. (Beijing time) at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

•	as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	as a special resolution, to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	if necessary, as an ordinary resolution, to approve that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which the Buyer Group will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned by the Rollover Shareholders and, as a result of the Merger, ADSs will no longer be listed on NASDAQ and the ADS program for the Shares will terminate.

Q:	What will I receive in the Merger if I own Shares or ADSs (that are not Excluded Shares)?

A:	If you own Shares immediately prior to the Effective Time (that are not Excluded Shares), at the Effective Time, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs (that are not ADSs representing Excluded Shares) immediately prior to the Effective Time, at the Effective Time, you will be entitled to receive the Per ADS Merger Consideration in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including applicable ADS cancellation fees.

See “Special Factors—Material U.S. Federal Income Tax Consequences”, “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 69, page 72 and page 73 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company Share Awards be treated in the Merger?

A:	If the Merger is consummated, (i) each Company Option and Company Share Purchase Right granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option or Company Share Purchase Right and (b) the number of Shares underlying such Company Option or Company Share Purchase Right, payable on the next applicable regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes; and (ii) each Company Restricted Share and Company RSU granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the Per Share Merger Consideration in respect of each Share underlying such Company Restricted Share or Company RSU, payable on the next regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Rollover Shareholders. You will no longer have any interest in the future earnings or growth of the Company. Following the consummation of the Merger, the registration of the Shares and the reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the ADS program for the Shares will terminate.

Q:	When do you expect the Merger to be consummated?

A:	We are working toward consummating the Merger as quickly as possible and currently expect the Merger to consummate during the second half of 2015, after all conditions to the Merger have been satisfied or waived. In order to consummate the Merger, we must obtain the shareholders’ approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not consummated for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Company Share Award receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly-traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under certain specified circumstances under the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for its expenses in connection with enforcing the payment of such termination fee, or Parent may be required to pay the Company a termination fee and reimburse the Company for its expenses in connection with enforcing the payment of such termination fee, in each case, as described in “The Merger Agreement—Termination Fee” beginning on page 99.

Q:	After the Merger is consummated, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares (that are not Excluded Shares) immediately prior to the Effective Time, promptly after the Effective Time (and in any event no more than three business days after the Effective Time), a paying agent appointed by Parent will mail you (a) a letter of transmittal for the purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) in exchange for the merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after the consummation of the Merger. If you hold your Shares in book-entry form (that is, without a share certificate), unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after the consummation of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee’s entitlement to such Shares and evidence that any applicable share transfer taxes has been paid or are not applicable.

The Per Share Merger Consideration may be subject to backup withholding taxes if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the Merger is consummated, how will I receive the merger consideration for my ADSs?

A:	If you are a registered holder of ADSs (that are not ADSs representing Excluded Shares) that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the consummation of the Merger. If you hold your ADSs (that are not ADSs representing Excluded Shares) in un-certificated form (that is, without an ADR), unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the Effective Time, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the consummation of the Merger. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including ADS cancellation fees.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee at the Depository Trust Company (“DTC”), you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the merger consideration to DTC (the clearance and settlement system for the ADSs) for distribution by DTC to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on             , 2015, the Share Record Date for the extraordinary general meeting,                  Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Consortium Agreement and the Rollover Agreement, (a) the Rollover Shareholders will vote (or cause to be voted) all of the Shares (including Class A ordinary shares represented by ADSs) beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shares will, immediately prior to the closing of the Merger, be contributed and transferred to Parent, and will, at the Effective Time, be cancelled for no consideration in the Merger.

Given the Rollover Shareholders’ shareholding as described above and assuming their compliance with their voting obligations under the Consortium Agreement and the Rollover Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, without any further vote of any other shareholder.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Deng and Mr. Yang, who abstained from the vote) by a unanimous vote recommends that you vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is , 2015. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is , 2015. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs into Shares by the close of business in New York City on , 2015 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of at least two shareholders holding at least an aggregate of one third in nominal value in the Company that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	Pursuant to the Consortium Agreement and the Rollover Agreement, the Rollover Shareholders agreed to vote (or cause to be voted) all of the Shares (including Class A ordinary shares represented by ADSs) beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately [53.3]% in number and [85.3]% in voting rights of the entire issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107 for additional information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than , 2015 at a.m. (Beijing time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on , 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to Section 12 of the American Depositary Receipt evidencing your ADSs, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to convert your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Bank N.A. - Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Fund Services (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. As a result, if you have converted your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than a.m. (Beijing time) on , 2015, which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on             , 2015. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:	No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is consummated without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated.

The ADS Record Date is the close of business in New York City on             , 2015. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of each of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they hold the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to their ADS before 12:00 p.m. (New York City Time) on             , 2015, and become registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has converted his, her or its ADSs to exercise dissenters’ rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 for each 100 ADSs (or portion thereof) issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 102 as well as “Annex D—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact our Investor Relations Department at +86 (20) 6681-5066.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Most of the events leading to the execution of the Merger Agreement described in this “Background of the Merger” occurred in the PRC or Hong Kong. As a result, all dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company.

In mid-April 2015, Mr. Deng and Mr. Zhu discussed a potential going-private transaction involving the Company, for purposes of acquiring control of the Company.

On April 13, 2015, Mr. Deng and Mr. Zhu jointly submitted a preliminary non-binding proposal letter (the “Proposal”) to the Board to acquire all of the outstanding Shares and ADSs not already beneficially owned by them in a going-private transaction for US$4.90 per ADS, or US$0.81667 per Share, in cash, subject to certain conditions. In the Proposal, Mr. Deng and Mr. Zhu also stated, among other things, that they did not intend to sell their respective stakes in the Company to any third party. On the same day following the receipt of the Proposal by the Board, the Company issued a press release regarding its receipt of the Proposal, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

On April 15, 2015, Mr. Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited in its capacity as trustee of the DENG Family Trust, DENG Holdings Limited and Mr. Zhu jointly filed a Schedule 13D with the SEC in connection with the Proposal.

On April 16, 2015, the Board held a telephonic meeting to discuss the Proposal. All independent directors of the Board, including Mr. Yong Chen, Mr. Feng Li, Mr. Gang Zhao and Ms. Xiangguang Zou, attended the meeting. Mr. Deng recused himself from the meeting. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on the Special Committee and unanimously passed a resolution to form the Special Committee, to be solely comprised of independent directors of the Company. Mr. Yong Chen, Mr. Feng Li and Ms. Xiangguang Zou were elected to serve on the Special Committee, and Mr. Yong Chen was elected the chairman of the Special Committee. On the same day, by way of unanimous written resolutions of the directors, the Board also granted to the Special Committee the power to (i) review and evaluate the terms and conditions, and determine the advisability of any proposed transaction, including maintaining the Company’s current status as a public company, (ii) negotiate with any party the Special Committee deems appropriate the terms and conditions of a proposed transaction and, if the Special Committee deems appropriate, approve the execution and delivery of documents on behalf of the Company, (iii) determine whether any proposed transaction negotiated by the Special Committee is fair to, and in the best interests of, the Company and its shareholders, (iv) recommend to the full Board what action, if any, should be taken by the Company with respect to any proposed transaction, and (v) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsels, financial advisors and outside consultants, as the Special Committee deems appropriate to assist the Special Committee in discharging its responsibilities.

Between April 16, 2015 and April 27, 2015, the Special Committee interviewed a number of prospective legal advisors and financial advisors, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Duff & Phelps and Duff & Phelps Securities, LLC (“DPS”), an affiliate of Duff & Phelps. On April 28, 2015, after discussion on the qualifications, experience and other characteristics of each potential legal and financial advisor interviewed by the Special Committee, by way of unanimous written resolutions of the directors, the Special Committee retained Skadden as its legal advisor and Duff & Phelps and DPS as its financial advisor based on their respective experience and expertise in going-private transactions. On the same day, the Company issued a press release regarding the engagement of the financial advisor and U.S. legal counsel by the Special Committee, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

In mid-April of 2015 after the Buyer Group submitted the Proposal, the Buyer Group and IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P., IDG-Accel China Investors L.P. (collectively “IDG”) engaged in discussions with respect to IDG joining the Buyer Group as a new consortium member. During this time, Orrick, Herrington & Sutcliffe LLP (“Orrick”), U.S. legal counsel to Mr. Deng and Mr. Zhu in connection with the proposed transaction and on behalf of the Buyer Group, circulated to Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), U.S. legal counsel to IDG, a draft consortium agreement in connection with the Proposal whereby IDG would participate and work together with Mr. Deng and Mr. Zhu on an exclusive basis with respect to the going-private transaction. Thereafter, IDG and Mr. Deng negotiated and finalized the terms of the consortium agreement and the parties executed the consortium agreement on May 18, 2015 (the “Consortium Agreement”).

From mid-April 2015, representatives of the Buyer Group held preliminary discussions with multiple potential funding sources regarding the debt financing for the Merger.

On May 5, 2015, the Special Committee convened a meeting by telephone with representatives of Skadden, Duff & Phelps, DPS and Maples and Calder (“Maples”), Cayman Islands legal advisor to the Company. During the meeting, representatives from Maples provided the Special Committee with a summary of the directors’ fiduciary duties under the laws of the Cayman Islands and best practices in the context of a going-private transaction. Representatives of Duff & Phelps and Skadden also provided the Special Committee with a summary of the general process of a going-private transaction and the advisors’ respective roles in assisting the Special Committee in its work. The Special Committee then instructed the board secretary of the Company to convey to the Company’s management that it should accommodate requests for information from Duff & Phelps for its fairness analysis in connection with the proposed transaction. The Special Committee also discussed with DPS and Skadden whether it would be necessary or advisable to conduct a market check before entering into the definitive agreements and/or retain a “go-shop” right after entering into the definitive agreements. DPS and Skadden presented to the Special Committee an overview of the market check process and the “go-shop” process. The Special Committee and its advisors also noted that Mr. Deng and Mr. Zhu collectively owned approximately 21% of the issued and outstanding Shares and approximately 33.2% of the total voting power in the Company. The Buyer Group also indicated that they were in discussion with other existing shareholders to join the Buyer Group. After deliberation, the Special Committee decided that it would revisit this issue after the Special Committee received more information about the composition of the Buyer Group. Skadden further advised the Special Committee that it would be desirable for the Company to enter into non-disclosure agreements with Mr. Deng and Mr. Zhu to preserve the confidentiality of the Company’s non-public information and the parties’ negotiation process and to bind the Buyer Group by the standstill provision which prevents the Buyer Group from soliciting additional shareholders into the Buyer Group, publicly making or announcing a bid for the Company without the Special Committee’s prior consent. The Special Committee then instructed Skadden to prepare and send a draft confidentiality agreement in connection with the proposed transaction to Orrick.

On May 6, 2015, Skadden sent an initial draft of the confidentiality agreement to Orrick. Orrick informed Skadden that Mr. Deng and Mr. Zhu had been in discussion with certain other shareholders of the Company with respect to their participation on the proposed transaction and as a result would like to carve out these on-going discussions from the standstill provision.

On May 19, 2015, the Board received the Consortium Agreement , dated as of May 18, 2015, by and among IDG, Mr. Deng and Mr. Zhu, pursuant to which, IDG joined the Buyer Group and agreed to jointly pursue on an exclusive basis the transactions contemplated by the Proposal.

On the same day following the receipt of the Consortium Agreement, the Special Committee convened a meeting by telephone with representatives of Skadden, Duff & Phelps and DPS. Skadden presented to the Special Committee the terms and conditions of the Consortium Agreement. The Special Committee then discussed with DPS and Skadden the implications of the inclusion of IDG into the Buyer Group relating to the proposed transaction contemplated by the Proposal. Based on the Company’s register of members, DPS reported that the Buyer Group, including IDG, collectively owned approximately 42% of the Company’s issued and outstanding ordinary shares on an as-converted basis and approximately 67.8% of the total voting power, which had exceeded the statutory threshold for the shareholders to approve a merger under the law of the Cayman Islands. In light of the Buyer Group’s shareholding position and certain of their members’ expressed position not to sell their respective stakes in the Company to any third party, the Special Committee concluded that it was unlikely that a market check or “go-shop” process would result in a competing proposal from a third party that could likely be consummated. Therefore, the Special Committee decided to proceed with negotiating the definitive agreements with the Buyer Group. The Special Committee further instructed Skadden to negotiate the confidentiality agreements with each member of the Buyer Group, and subject to the execution of appropriate confidentiality agreements between the Company and the members of the Buyer Group, the Company would prepare and provide due diligence information and take other actions to facilitate the due diligence requests by members of the Buyer Group in connection with the proposed transaction contemplated by the Proposal.

In mid-May 2015, based on the preliminary discussions with, and the key terms offered by, potential debt financing sources, the Buyer Group determined that China Merchants Bank Co., Ltd., New York Branch and another China-based bank were the most likely sources to provide debt financing for the Merger. The Buyer Group then engaged in further negotiations with these two potential debt financing sources on the key terms of the debt financing and the terms of the corresponding debt commitment letters. On May 19, 2015, Skadden and Orrick negotiated and finalized the terms of the confidentiality agreement between the Company and Messrs. Deng and Zhu, following which the Special Committee, on behalf of the Company, entered into the confidentiality agreements with Mr. Deng and Mr. Zhu, respectively, on the same day. Between May 20 and May 28, 2015, Skadden and Paul Weiss, the U.S. legal counsel to IDG, negotiated and finalized the terms of the confidentiality agreement between the Company and IDG, following which, the Special Committee, on behalf of the Company, entered into the confidentiality agreement with IDG on May 28, 2015.

On May 20, 2015, Mr. Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited in its capacity as trustee of the DENG Family Trust, DENG Holdings Limited and Mr. Zhu jointly filed an amendment to its Schedule 13D with the SEC in connection with their respective entry into the Consortium Agreement with IDG. On May 20, 2015, IDG also filed a Schedule 13D in connection with its entry into the Consortium Agreement with Mr. Deng and Mr. Zhu.

On May 21, 2015, Orrick sent an initial draft of the Merger Agreement to Skadden.

On May 30, 2015, the Special Committee convened a meeting by telephone with representatives of Skadden, Duff & Phelps and DPS. During the meeting, Skadden presented to the Special Committee a summary of the material terms of the draft Merger Agreement, and explained to the Special Committee the potential implications of the positions on these material terms taken by the Buyer Group. The Special Committee then discussed with Skadden and DPS whether the consummation of the proposed transactions, including the Merger, should be conditioned upon the approval by the affirmative vote of holders of Shares representing more than fifty percent (50%) of the voting rights of the Shares, excluding the Rollover Shares (the “majority-of-the-minority voting requirement”) in addition to the statutory shareholders’ voting requirement required under Cayman Islands law. The Special Committee further discussed whether it was meaningful to include a “go-shop” period after the signing of the Merger Agreement, during which the Company may actively solicit competing acquisition proposals from potential bidders. In light of the Buyer Group’s shareholding position and voting power, including IDG, the Special Committee concluded that it would be very unlikely to attract any bona fide third party to make competing proposals for the Company through the “go-shop” process. In addition, considering that the majority-of-the-minority voting requirement was not a statutory requirement under the law of the Cayman Islands and that it was not common to have such a requirement based on past going-private transactions involving Cayman Islands companies, the Special Committee concluded that, rather than imposing such a voting requirement, it would reserve its right to revisit the shareholders’ approval requirement proposed by the Buyer Group depending on the outcomes of the other negotiating points with the Buyer Group. After further discussion and careful consideration, the Special Committee instructed Skadden to revise and negotiate with the Buyer Group the terms of Merger Agreement, including:

•	streamlining the Company’s representations and warranties, covenants and obligations in light of the Buyer Group’s familiarity with the Company;

•	rejecting the “force the vote” provision, pursuant to which the Buyer Group would have the right to force a shareholder vote even if a change in the company recommendation was made by the Board (the “Force the Vote Provision”);

•	requesting the Buyer Group to (i) increase the merger consideration, (ii) bear any depositary fees in connection with the distribution of the merger consideration to the ADS holders (including ADS cancellation fees) and (iii) reimburse out-of-pocket expenses and any liabilities incurred by the Company in assisting the Buyer Group to obtain the debt financing in the event the Merger Agreement was terminated;

•	deleting the condition to the obligations of Parent and Merger Sub to consummate the proposed transaction that the dissenting shares will not exceed 5% of the Company’s Shares;

•	limiting the triggering termination event for the payment of the Company termination fee to only if the Company enters into an alternative acquisition agreement and the transaction contemplated thereunder is consummated within six months following the termination of the Merger Agreement;

•	proposing the long stop date to be on the six-month anniversary of the signing date of the Merger Agreement (rather than on the nine-month anniversary as proposed by the Buyer Group);

•	suggesting that the termination fee payable by the Company under certain triggering termination events should be approximately 1% of the Company’s total equity value implied by the merger consideration and the termination fee payable by the Buyer Group under certain triggering events should be 3% of the Company’s equity value implied by the merger consideration; and

•	excluding from the scope of liabilities to which the Company would be subject, any liabilities arising from any breach by the Company under the Merger Agreement which was under the direction of the Buyer Group.

During the meeting, representatives of Duff & Phelps also updated the Special Committee on the progress of its financial analyses, including its receiving of the financial forecasts for 2015 to 2024 prepared by the Company’s management. See “Special Factors—Certain Financial Projections” beginning on page 45.

Between mid-May 2015 and early June 2015, the Buyer Group continued to negotiate with the two potential debt financing sources on the key terms of the debt financing for the Merger. After comparing and analyzing the terms proposed by the two potential debt financing sources, the Buyer Group considered the Lead Arranger as the preferred potential debt financing source.

Between late May of 2015 and early June of 2015, the Buyer Group and CBC Mobile Venture Limited (“CBC”) engaged in discussions with respect to CBC joining the Buyer Group as a party to the Consortium Agreement. During this time, Orrick (on behalf of the Buyer Group) sent to O’Melveny & Myers LLP (“OMM”), the then U.S. legal counsel to CBC, a draft joinder agreement to the Consortium Agreement (the “Joinder Agreement”) pursuant to which CBC would become a party to the Consortium Agreement and agree to join the Buyer Group.

On June 1, 2015, per the Special Committee’s instructions, Skadden sent a revised draft of the Merger Agreement to Orrick. In addition, Skadden, on behalf of the Special Committee, asked the Buyer Group, through Orrick, to (i) confirm whether there would be additional parties joining the Buyer Group, and (ii) make a meaningful increase in the offer price.

Between June 1, 2015 and June 3, 2015, Skadden received from Orrick a draft of Debt Commitment Letter, a draft of the Limited Guarantee and a draft of the Rollover Agreement. Skadden reviewed and sent revised drafts of each of these documents to Orrick, pursuant to which Skadden requested the following:

•	the closing of the debt financing contemplated by the Debt Commitment Letter be closed prior to or at substantially the same time with the closing under the Merger Agreement;

•	the payment obligations guaranteed under the Limited Guarantee include not only the Parent termination fee but also (i) any cost and expenses, or liabilities, incurred by the Company in assisting the Buyer Group to obtain the debt financing, and (ii) any costs and expenses in enforcing the Company’s rights under the Merger Agreement;

•	that the guarantor under the Limited Guarantee have a direct obligation to reimburse the Company for costs and expenses in certain circumstances relating to enforcing its rights under the Limited Guarantee;

•	that the obligations of the guarantor under the Limited Guarantee not be subject to a maximum aggregate amount; and

•	the Company be an express third-party beneficiary to the Rollover Agreement.

On June 3, 2015, Skadden and Orrick had a telephonic meeting to discuss the key outstanding issues in the Merger Agreement. Orrick indicated they would discuss in further details Skadden’s revisions to the Merger Agreement with the Buyer Group.

On June 5, 2015, Orrick sent a revised draft of the Merger Agreement to Skadden, in which, the Buyer Group

•	accepted a substantial majority of Skadden’s revisions to the Company’s representations and warranties and covenants to be undertaken by the Company after the execution of the Merger Agreement;

•	agreed to the long-stop date being on the six-month anniversary of the signing date of the Merger Agreement (subject to the mutual agreement to extend such date for three months);

•	agreed to delete the condition to Parent and Merger Sub to consummate the proposed transaction that the dissenting shares will not exceed 5% of the Company’s Shares;

•	agreed to reimburse the Company’s costs and expenses in connection with providing its assistance to the Buyer Group’s debt financing;

•	accepted 1% of the Company’s total equity value implied by the merger consideration as the value of the Company termination fee but suggested 2% of the Company’s equity value implied by the merger consideration should be the value of Parent termination fee;

•	insisted to have the statutory shareholders’ approval requirement as the only threshold to approve the Merger; and

•	accepted the exclusion from the scope of liabilities to which the Company would be subject, those liabilities arising from any breach by the Company under the Merger Agreement which was under the direction of the Buyer Group.

On June 5, 2015, Merger Sub, Parent, and the Lead Arranger executed the Debt Commitment Letter and Fee Letter. On the same day, Orrick also sent the executed Debt Commitment Letter to Skadden, which had incorporated Skadden’s prior comments, and also informed Skadden that CBC had indicated its willingness to join the Buyer Group (and thereby agree to execute a joinder to the Consortium Agreement). On the same day, Skadden sent a draft confidentiality agreement to OMM.

On the same day, as instructed by the Special Committee, Skadden sent a revised draft of the Merger Agreement to Orrick, in which Skadden

•	accepted the only shareholders’ approval threshold would be the statutory approval threshold under the laws of the Cayman Islands;

•	deleted the Force the Vote Provision;

•	imposed the payment obligation of the depositary fees in connection with the distribution of the merger consideration to the ADS holders on the Buyer Group;

•	limited the triggering termination events for the payment of the Company termination fee to (i) the violation by the Company of its non-solicitation obligations under the Merger Agreement and (ii) the Company’s entry into an alternative acquisition agreement and the transactions contemplated thereunder having been consummated with twelve months following the termination of the Merger Agreement;

•	requested the Buyer Group to agree not to amend any Buyer Group contracts or enter into arrangements effective prior to the closing of the proposed transaction with any member of the Company’s management or employees that could prohibit or restrict such individual from negotiating or entering into arrangements with any third party relating to an acquisition proposal (to allow the Special Committee retaining a greater degree of control over the process and to ensure that the Company’s employees and management would not be contractually restricted from discussing with any third party relating to an acquisition proposal); and

•	noted that the amount of the Parent termination fee proposed by the Buyer Group was to be confirmed by the Special Committee after further consideration.

One June 6, 2015, representatives of Skadden and representatives of Orrick held a telephonic meeting to discuss the remaining outstanding issues in the draft Merger Agreement, including the Force the Vote Provision, payment obligation of the depositary fees, triggering termination events for the payment of the Company termination fee and covenants by the Buyer Group relating to no amendment of the Buyer Group contracts and no entry into certain arrangements with management and employees. Orrick indicated to Skadden that the Buyer Group would not agree to the deletion of the Force the Vote Provision, or to the Buyer Group bearing the depositary fees on behalf of the ADS holders. The Buyer Group also would not agree to an increase in the offer price. However, Orrick indicated that it would raise the other outstanding issues with the Buyer Group for further discussion and consideration.

On the same day, Orrick sent the revised Rollover Agreement and Limited Guarantee to Skadden, in which the Buyer Group agreed to have the Company be an express third-party beneficiary to the Rollover Agreement and also accepted the increased scope of the guarantee obligations of the guarantor under the Limited Guarantee. However, the draft of the Limited Guarantee sent by Orrick retained the concept that the guarantor’s liabilities for its guarantee obligations would be subject to a maximum aggregate amount. Thereafter, Skadden sent the revised Limited Guarantee to Orrick, which proposed the maximum aggregate amount be equal to the Parent termination fee, plus US$1.0 million.

Between June 5 and June 6, 2015, Skadden and OMM negotiated and finalized the terms of the confidentiality agreement between the Company and CBC, following which, the Special Committee, on behalf of the Company, entered into the confidentiality agreement with CBC on June 8, 2015. On June 8, 2015, CBC, Mr. Deng, Mr. Zhu and IDG entered into the Joinder Agreement pursuant to which CBC became a party to the Consortium Agreement and agreed to join the Buyer Group.

On June 7, 2015, Orrick sent revised drafts of the Merger Agreement and Limited Guarantee to Skadden pursuant to which the Buyer Group agreed to the covenant not to amend, modify or terminate the Buyer Group contracts or any other contracts relating to the transactions, in each case without the prior written consent of the Special Committee, such consent not to be unreasonably withheld, conditioned or delayed. The key issues that remained outstanding in Orrick’s revised drafts of the Merger Agreement and Limited Guarantee included:

•	whether the ADS holders or the Buyer Group would pay the depositary fees in connection with the distribution of the merger consideration to the ADS holders (including ADS cancellation fees);

•	whether the termination fee payable by Parent under certain circumstances would be equal to 2% or 3%, in each case of the equity value of the Company implied by the merger consideration;

•	whether or not the Merger Agreement would include the Force the Vote Provision;

•	whether or not the Buyer Group would be permitted to enter into arrangements effective prior to the closing with any member of the Company’s management or employees that could prohibit or restrict such individual from negotiating or entering into arrangements with any third party relating to an acquisition proposal;

•	the scope of the triggering events for payment of the Company termination fee, and whether this list would include circumstances in which (i) Parent terminates the Merger Agreement after the Board has effected a change in the Company recommendation; (ii) Parent terminates the Merger Agreement after any uncured breach by the Company of the Merger Agreement; (iii) the Company terminates the Merger Agreement prior to obtaining the shareholder approval in order to enter into an alternative acquisition agreement with respect to a superior proposal; and (iv) the Company terminates the Merger Agreement because the Merger was not consummated prior to the end date, and there was a publicly disclosed acquisition proposal at such time that resulted in a definitive agreement or the consummation of the transactions contemplated by such acquisition proposal, in each case within twelve months of termination of the Merger Agreement ( in comparison to the list of triggering events proposed in Skadden’s draft of the Merger Agreement, which included only a termination by Parent in connection with a violation by the Company of its non-solicitation obligations or a termination by the Company in order to enter into an alternative acquisition agreement and the transaction contemplated thereunder having been consummated within twelve months following such termination), and

•	whether the maximum aggregate amount of the guarantor’s guaranteed obligations under the Limited Guarantee would be equal to the Parent termination fee, plus US$250,000 (as opposed to the Parent termination fee, plus US$1.0 million proposed in Skadden’s draft of the Limited Guarantee). Skadden and Orrick concluded that these remaining open issues should be submitted to the principals of each party for final negotiation and determination.

On June 8, 2015, the Special Committee convened a meeting by telephone with representatives of Duff & Phelps, DPS and Skadden. During the meeting, Skadden presented to the Special Committee an open key issues chart that was prepared by Orrick, which set out the Buyer Group’s proposed final positions with respect to the Merger Agreement. The Special Committee then had an extensive discussion with its legal and financial advisors, during which the Special Committee noted that based on preliminary feedback from Duff & Phelps, the proposed offer price would likely fall within the fairness range indicated by the valuation methodologies being performed by Duff & Phelps, but subject to finalization of its financial analysis. In light of the foregoing consideration and after further deliberation, assuming the fairness of the offer price from a financial perspective, the Special Committee determined that it would continue its negotiations with the Buyer Group on the basis that (i) the offer price being US$4.90 per ADS, or US$0.81667 per Share, (ii) the payment obligation of the depositary fees would be borne by the ADS holders as contractually agreed by the Company, the holders of ADSs and the ADS Depositary in the Deposit Agreement, (iii) the triggering events for the payment of the Company termination fee would be expanded and (iv) the maximum aggregate amount under the Limited Guarantee would be equal to the Parent termination fee, plus US$250,000 (as proposed by the Buyer Group in its final package with respect to open issues). However, the Special Committee’s willingness to proceed on the basis of resolution of the preceding points was subject to the Buyer Group agreeing to the deletion of the Force the Vote Provision and the covenant not to enter into arrangements effective prior to the closing with any member of the Company’s management or employees that could prohibit or restrict such individual from negotiating or entering into arrangements with any third party relating to an acquisition proposal. The Special Committee then instructed Skadden to negotiate with Orrick and convey the Special Committee’s final positions to the Buyer Group, and instructed Duff & Phelps to make a presentation to the Special Committee regarding its opinion on the fairness of the offer price during the next Special Committee meeting if the Buyer Group accepted the Special Committee’s positions on the remaining outstanding issues.

Shortly after the meeting, Skadden conveyed to Orrick the Special Committee’s message that it would not be in a position to finalize the Merger Agreement with the Buyer Group unless the Buyer Group would agree to the Special Committee’s final positions, since the Special Committee had determined that these final positions would be likely required to afford a third party any opportunity to approach the Special Committee with an acquisition proposal in light of the Buyer Group’s collective ownership and voting power in the Company.

Later on the same day, following a call between Skadden and Orrick, Mr. Yong Chen, the chairman of the Special Committee and Mr. Deng and Mr. Zhu, with the assistance of their respective legal advisors, held a telephonic meeting to discuss the remaining outstanding issues. During the meeting, Mr. Yong Chen confirmed that the Special Committee was not in a position to make any further compromises to the final positions it had previously presented to the Buyer Group. Upon further consideration of these outstanding points, and Mr. Deng and Mr. Zhu, on behalf of the Buyer Group, accepted the positions required by the Special Committee. The principals then instructed their respective legal advisors to work together to finalize the transaction documents.

In the afternoon of June 8, 2015, after the telephonic meeting between the principals of both parties, the Special Committee convened a telephonic meeting with Duff & Phelps, DPS and Skadden. Duff & Phelps presented to the Special Committee its financial analyses with respect to the merger consideration of US$4.90 per ADS or US$0.81667 per Share at which the Buyer Group proposed to acquire the ADSs and the Shares, other than Shares already owned by members of the Buyer Group. Duff & Phelps then rendered its oral opinion (which was subsequently confirmed by delivery of its written opinion dated the same date) that, as of June 8, 2015, the merger consideration of US$4.90 per ADS, or US$0.81667 per Share, was fair, from a financial point of view, to the Unaffiliated Security Holders, based upon and subject to the factors, assumptions, qualifications and limitations set forth in its written opinion. The written opinion of Duff & Phelps was delivered on the same day. The full text of the written opinion of Duff & Phelps is attached as Annex C to this proxy statement. For additional information regarding the financial analyses performed, and the opinion rendered, by Duff & Phelps, please refer to “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47. Skadden then reviewed the terms of the substantially final draft Merger Agreement, the Rollover Agreement and the Limited Guarantee as well as the Debt Commitment Letter with the Special Committee. Following a comprehensive and detailed discussion of the updated terms of the Merger Agreement and other ancillary documents, as well as Duff & Phelps’ financial presentation and opinion, the Special Committee unanimously resolved to approve and recommend that the Board approve the proposed Merger Agreement, the Plan of Merger and the transactions thereunder, including the Merger.

On the same day following the meeting of the Special Committee, by unanimous written resolutions of the Board, all of the directors of the Company (other than Mr. Deng and Mr. Yang, who each abstained from the vote), based on the unanimous recommendation of the Special Committee, approved the proposed Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommended that the Company’s shareholders vote to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Please see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 for a description of the resolutions of the Board at this meeting.

Late in the evening on June 8, 2015, the Company, Parent and Merger Sub executed the Merger Agreement, and the Company issued a press release announcing the execution of the Merger Agreement and the Limited Guarantee.

On June 9, 2015, the Company furnished the press release, the executed Merger Agreement and the executed Limited Guarantee to the SEC as exhibits to its current report on Form 6-K.

On June 9, 2015, Mr. Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited in its capacity as trustee of the DENG Family Trust, DENG Holdings Limited and Mr. Zhu jointly filed a second amendment to its Schedule 13D with the SEC in connection with the Buyer Group’s (or their affiliates’) respective entry into the Merger Agreement, the Rollover Agreement, the Limited Guarantee, the Debt Commitment Letter and the Joinder Agreement. On June 10, 2015, IDG also filed an amendment to its Schedule 13D in connection with the Buyer Group’s (or their affiliates’) respective entry into the Merger Agreement, the Rollover Agreement, the Limited Guarantee, the Debt Commitment Letter and the Joinder Agreement. On June 15, 2015, CBC filed a Schedule 13D in connection with its entry into the Joinder Agreement and the Buyer Group’s (or their affiliates’) respective entry into the Merger Agreement, the Rollover Agreement, the Limited Guarantee and the Debt Commitment Letter.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

The Special Committee and the Board also believe the limited trading volume of the Company’s ADSs on NASDAQ does not justify the costs of remaining a public company, including the costs of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. See “Special Factors—Effects of the Merger on the Company—Private Ownership” for further information on the costs of the Company complying with the U.S. federal securities laws.

At a meeting on June 8, 2015, the Special Committee, after consultation with its financial advisor and legal counsels and due consideration, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its Unaffiliated Security Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the Limited Guarantee and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

On June 8, 2015, the Board, acting upon the unanimous recommendation of the Special Committee and on behalf of the Company, unanimously (other than Mr. Deng and Mr. Yang, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions, including the Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their respective decisions to recommend the Merger Agreement and that the Merger is substantially fair to the Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

•	the Special Committee’s and the Board’s knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and their belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

•	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of US$0.81667 and the Per ADS Merger Consideration of US$4.90 offered to the Unaffiliated Security Holders represents a 8.9% premium over the Company’s closing price of US$4.50 per ADS on April 10, 2015, the last full trading day prior to the Company’s announcement on April 13, 2015 that it had received a going-private proposal, a 15.6% premium over the Company’s closing price of US$4.24 per ADS on April 6, 2015, one week prior to the announcement and a 2.1% premium over the Company’s closing price of US$4.80 per ADS on March 13, 2015, one month prior to the announcement;

•	the limited trading volume of the Company’s ADSs on NASDAQ;

•	the increased costs of regulatory compliance for public companies;

•	the trends in the Company’s industry, including competition;

•	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

•	the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

•	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly-traded entity and the perceived risks of that alterative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

•	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS Merger Consideration of US$4.90, as adjusted for present value, and the possibility that such value might never be obtained;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, US$0.81667 per Share and US$4.90 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

•	the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

•	the fact that Parent and Merger Sub had obtained the debt financing for the Merger, the conditions to the financing and the reputation of the financing sources;

•	the absence of a financing condition in the Merger Agreement;

•	the likelihood and anticipated timing of consummating the Merger in light of the scope of the conditions to closing; and

•	the Company’s ability, as set out in the Merger Agreement and the Rollover Agreement, to seek specific performance to prevent breaches of the Merger Agreement and the Rollover Agreement and to enforce specifically the terms of the Merger Agreement and the Rollover Agreement, including the commitment of the Rollover Shareholders to contribute the Shares held by them to Parent pursuant to the Rollover Agreement;

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$3.0 million and the guarantee of such payment obligation by Freedom First pursuant to the Limited Guarantee (see “The Merger Agreement—Termination Fee” beginning on page 99 and “Special Factors—Limited Guarantee” beginning on page 63);

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, as well as the written opinion of Duff & Phelps rendered to the Special Committee on June 8, 2015 as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) in the Merger, as of June 8, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing their opinions (see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47 for additional information); and

•	since the announcement of the proposed transaction on April 13, 2015 and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•	all of the members of Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of board and Special Committee compensation (which is not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Duff & Phelps and DPS as its financial advisor and Skadden and Maples as its legal advisors;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group in connection with the proposed transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the proposed transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the proposed transaction and related process;

•	the Special Committee held telephonic meetings on multiple occasions to consider and review the terms of the Merger Agreement and the proposed transaction;

•	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Company has the ability to consider any Acquisition Proposal reasonably likely to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals” beginning on page 90) until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the section entitled “Merger Agreement—Acquisition Proposals” beginning on page 90);

•	the Board and the Special Committee’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “Merger Agreement—No Change of Recommendation” beginning on page 92) that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Security Holders and, given that the Buyer Group has approximately [85.3]% of the voting rights of the issued and outstanding Shares, the Buyer Group has the ability to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting, without any further vote of any other shareholder;

•	the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

•	since the Company became publicly listed on NASDAQ in November 2013, the highest historical closing price of ADSs (US$30.33 per ADS on March 7, 2014) exceeds the Per ADS Merger Consideration;

•	the risks and costs to the Company if the Merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$1.5 million in connection with a termination of the Merger Agreement;

•	the Company’s remedy in the event of a breach of the Merger Agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of US$3.0 million, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the terms of the Buyer Group’s participation in the Merger and the fact that Mr. Deng, Mr. Zhu and Mr. Yang may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65 for additional information);

•	the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Duff & Phelps. These analyses included, among others, discounted cash flow analysis, selected public company analysis, selected transactions analysis and premium paid analysis. All of the material analyses as presented to the Special Committee on June 8, 2015 are summarized below under the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 74. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2014 was US$0.65 based on 66,866,388 Class A ordinary shares, and 123,172,962 Class B ordinary shares issued and outstanding as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company. The Company did not consider any purchases of securities of the Company by the Buyer Group during the past two years in their fairness determination.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors— Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including Mr. Deng, Mr. Zhu and Mr. Yang, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s Unaffiliated Security Holders generally, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 28, “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

For the foregoing reasons, the Special Committee and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and in addition to, those of the Unaffiliated Security Holders by virtue of their continuing interests in the Surviving Company after the consummation of the Merger. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65 for additional information.

The Buyer Group believes the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, rather than to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. No member of the Buyer Group participated in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the members of the Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to the Company’s Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36, the Buyer Group believes the Merger is substantively and procedurally fair to the Unaffiliated Security Holders. In particular, the Buyer Group’s belief is based on the consideration of the following factors, which are not listed in any relative order of importance:

•	the Per ADS Merger Consideration of US$4.90 represents a premium of 8.9% over the Company’s closing price of US$4.50 per ADS as quoted by NASDAQ on April 10, 2015, the last trading day prior to the Company’s announcement on April 13, 2015 that it had received a going-private proposal, a 15.6% premium over the Company’s closing price of US$4.24 per ADS on April 6, 2015, one week prior to the announcement and a 2.1% premium over the Company’s closing price of US$4.80 per ADS on March 13, 2015, one month prior to the announcement;

•	the Company’s ADSs traded as low as US$3.37 per ADS during the 52-week period prior to the announcement of the execution of the Merger Agreement;

•	the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) increased costs of regulatory compliance; (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be and (iii) the limited trading volume of the Company’s ADSs on NASDAQ;

•	the Special Committee consists solely of directors who are unaffiliated with any member of the Buyer Group or any officer or employee of the Company and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than (i) the directors’ receipt of Board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) and (iii) the directors’ indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Deng and Mr. Yang, who respectively abstained from the vote) unanimously determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are in the best interests of the Unaffiliated Security Holders;

•	the Buyer Group did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Special Committee and the Board had no obligation to recommend the authorization and the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Special Committee retained and was advised by an independent legal counsel and independent financial advisor, each of whom are experienced in advising committees such as the Special Committee in similar transactions;

•	the Per Share Merger Consideration and the Per ADS Merger Consideration, and other terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions were the result of robust negotiations between the Buyer Group and the Special Committee and their respective legal and financial advisors;

•	under the terms of the Merger Agreement, in certain circumstances relating to an unsolicited bona fide Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”), prior to obtaining the Company Shareholder Approval of the Merger, the Company is permitted (subject to certain limitations and restrictions set forth in the Merger Agreement) to furnish information to and participate (through the Special Committee) in discussions or negotiations with persons making such Acquisition Proposals and the Board is permitted to withhold, withdraw, amend or modify its recommendation of the Merger Agreement if the failure to make a change in the Company’s recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);

•	the ability of the Company to terminate the Merger Agreement under the terms of the Merger Agreement to enter into a Superior Proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”) or upon a Change in the Company Recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation”), subject to compliance with the terms and conditions of the Merger Agreement;

•	the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances is US$1.5 million, or approximately 1% of the Company’s total equity value implied by the Per Share Merger Consideration, while the termination fee payable by Parent to the Company if the Merger Agreement is terminated under certain circumstances is US$3.0 million, or approximately 2% of the Company’s total equity value implied by the Per Share Merger Consideration, which is twice the amount of the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances;

•	the Guarantor has agreed to guarantee the obligations of Parent under the Merger Agreement to pay the termination fee to the Company and reimburse or pay certain costs and expenses, or liabilities, of the Company if the Merger Agreement is terminated under certain circumstances;

•	the Company has the ability to specifically enforce the terms of the Merger Agreement and the Rollover Agreement under certain circumstances;

•	notwithstanding that the Buyer Group may not rely upon the opinion provided by the financial advisor to the Special Committee, the Special Committee received from its financial advisor an opinion, dated June 8, 2015, stating that, as of the date of the Merger Agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by such financial advisor in preparing its opinion, the US$0.81667 Per Share Merger Consideration to be received by the holders of Shares and US$4.90 Per ADS Merger Consideration to be received by holders of ADSs (in each case, other than holders of the Excluded Shares and/or the Dissenting Shares) in the Merger was fair, from a financial point of view, to the Unaffiliated Security Holders;

•	the availability of dissenters’ rights to the Unaffiliated Security Holders (and any ADS holder who elects to first convert his or her ADSs for the Shares) who comply with the required procedures under Section 238 of the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•	the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales;

•	the Buyer Group obtained a debt financing commitment for the Transactions pursuant to the Debt Commitment Letter, as well as the limited number and nature of the conditions to the debt financing set forth in the Debt Commitment Letter; and

•	the Board was fully informed about the extent to which the interests of the Rollover Shareholders, including Mr. Deng, Mr. Zhu, IDG and CBC, in the Merger differed from those of the Unaffiliated Security Holders.

In its consideration of the procedural fairness of the Merger, the Buyer Group noted that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is not subject to a majority-of-the-minority requirement.

Nevertheless, the Buyer Group believes the Merger is procedurally fair to the Unaffiliated Security Holders because (i) the Cayman Islands laws do not require a merger to be conditioned upon a majority-of-the-minority voting requirement and this condition is not customary in going-private transactions involving Cayman Islands companies and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the formation of and the broad authorities granted to the Special Committee in reviewing, evaluating and negotiating (and ultimately authorizing and approving) the terms of the Merger Agreement, (b) the Special Committee retained and was advised by competent and experienced independent legal counsels and an independent financial advisor, (c) the rights of the Company with regard to a unsolicited bona fide written Acquisition Proposal and Superior Proposal and (d) the availability of dissenters’ rights to the unaffiliated shareholders.

The Buyer Group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs. The Buyer Group notes, however, that the Per Share Merger Consideration of US$0.81667 is higher than Company’s net book value per Share as of March 31, 2015, which was US$0.60 based on 80,653,284 Class A ordinary shares and 109,386,066 Class B ordinary shares issued and outstanding as of that date.

In its consideration of the fairness of the Merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Unaffiliated Security Holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger.

The Buyer Group did not seek to establish a pre-Merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Unaffiliated Security Holders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

Members of the Buyer Group were not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

Other than the open-market ADS purchases by Mr. Deng and Mr. Zhu pursuant to their Rule 10b5-1 plans (as described under the caption “Transactions in Shares and ADSs—Transactions within the Buyer Group” beginning on page 106), no member of the Buyer Group purchased any Shares or ADSs during the past two years. The Buyer Group did not consider these share purchases by Mr. Deng and Mr. Zhu in considering the fairness of the Merger primarily because the share purchases were not conducted on a negotiated arm-length basis to acquire control of the Company, but rather such purchases were made in accordance with the terms and conditions set forth in such Rule 10b5-1 plans.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, the Company’s management prepared certain financial projections for the Special Committee and its financial advisor in connection with the financial analysis of the Merger. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by the Special Committee’s financial advisor in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding gross revenues, gross profit, adjusted EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither our independent registered public accounting firm, KPMG Huazhen (SGP) (“KPMG”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability. KPMG’s report accompanying our audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares pursuant to Section 238 of the Cayman Islands Companies Law.

The following table summarizes the financial projections prepared by our management and considered by the special committee in connection with their analysis of the Merger and Duff & Phelps in connection with their delivery of the fairness opinion:

	Management Projections Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E
	(in RMB million except percentage)

Net Revenues	230	243	253	263	273	284	294	304	312	320

Gross Profit*	138	147	163	179	184	193	202	211	222	232

% Margin	60.1%	60.3%	64.4%	68.1%	67.4%	68.1%	68.8%	69.2%	71.0%	72.4%

Operating Expenses*	182	120	131	141	143	149	155	161	167	174

Income from Operations	-44	26	32	39	41	44	47	50	54	57

% Margin	-18.9%	10.8%	12.6%	14.7%	15.1%	15.7%	16.1%	16.4%	17.4%	17.9%

Net Income	-24	31	35	40	43	46	49	51	55	58

% Margin	-10.2%	12.7%	13.7%	15.1%	15.8%	16.3%	16.6%	16.8%	17.6%	18.0%

*	Management projected gross profit and operating expenses include depreciation and amortization.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 110 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated April 28, 2015, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the special committee on June 8, 2015, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the special committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Per Share Merger Consideration to be paid to the holders of the Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (other than in each case holders of Excluded Shares, ADSs representing Excluded Shares and Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated June 8, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion and the presentation materials are addressed to the Special Committee (in its capacity as such), are directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and do not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 and December 31, 2014;

•	reviewed the Company’s unaudited financial statements for the three months ended March 31, 2014 and March 31, 2015;

•	reviewed a detailed financial projection model for the years ending December 31, 2015 through December 31, 2024, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “management projections”);

•	reviewed other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

•	reviewed a letter dated June 5, 2015 from the management of the Company which made certain representations as to the management projections and the underlying assumptions for the Company;

•	reviewed documents related to the Merger, including a draft of the Merger Agreement received on June 7, 2015;

•	discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•	discussed with Company management its plans and intentions with respect to the management and operation of the business;

•	reviewed the historical trading price and trading volume of the Company’s ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s consent, and without assuming liability or responsibility for independent verification:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•	relied upon the fact that the Special Committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the management projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analyses and expresses no opinion in respect of with respect to such estimates, evaluations, forecasts and projections or the underlying assumptions;

•	assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Merger;

•	assumed that the representations and warranties made by all parties in the Merger Agreement and the management representation letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants and agreements required to be performed by such party;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•	assumed that all of the conditions required to implement the Merger will be satisfied and that the merger will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions on which Duff & Phelps’ opinion was based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon for any purpose. In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger and as to which Duff & Phelps does not express any view or opinion in its opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger (or any other time). Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration or the Per ADS Merger Consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares or ADSs (excluding the Excluded Shares, ADSs representing Excluded Shares and Dissenting Shares).

Duff & Phelps’ opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. The opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration or the Per ADS Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration and the per ADS merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

Duff & Phelps have been directed by the Special Committee not to and, therefore, did not (i) initiate or participate in any negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger agreement and the Merger, or (iii) advise the Special Committee, the board or any other party with respect to alternatives to the Merger. Duff & Phelps did not participate in the negotiations with respect to the terms of the Merger.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2015 through December 31, 2024, with ‘‘free cash flow’’ defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the management projections, which are described in this proxy statement in the section entitled ‘‘Special Factors—Certain Financial Projections’’ beginning on page 45. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2024 (the “terminal value”) using a perpetuity growth formula assuming a 3.25% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 15.5% to 18.5%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of US$43.5 million to US$53.9 million and a range of implied values of the Company’s ADSs of US$4.52 to US$4.85 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the mobile application and portal industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the Company. The eleven companies included in the selected public company analysis in the mobile application portal and internet industry were:

China Mobile Application Companies	• Cheetah Mobile Inc.

• Momo Inc.

• NQ Mobile Inc.

• Sky-mobi Limited

China Portal Companies	• Autohome Inc.

• Bitauto Holdings Limited

• NetEase, Inc.

• Phoenix New Media Limited

• SINA Corporation

• Sohu.com Inc.

• SouFun Holdings Ltd.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary customers, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2015, 2016 and 2017 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	Revenue Growth				EBITDA Growth				EBITDA Margin
	LTM[2]	2015	2016	2017	LTM	2015	2016	2017	LTM	2015	2016	2017
China Mobile Application Companies

Group Median	98.4%	85.3%	59.5%	48.2%	-17.9%	-89.2%	NA	62.6%	-6.0%	0.5%	17.9%	29.9%

China Portal Companies
Group Median	20.9%	20.2%	23.3%	18.5%	-17.9%	3.6%	88.0%	35.9%	18.8%	7.8%	14.3%	23.2%

Aggregate
Mean	104.2%	63.3%	41.6%	25.9%	-7.9%	17.1%	111.4%	61.6%	12.3%	12.4%	20.9%	26.4%
Median	40.5%	43.7%	35.4%	20.1%	-17.9%	-17.3%	88.0%	55.0%	9.1%	7.7%	16.1%	23.2%

Sungy Mobile Limited	-11.3%	-37.7%	5.8%	4.2%	NM	NM	NM	7.5%	-28.8%	-7.2%	23.2%	23.9%

[2]	Latest twelve months

	Price as Multiple of				Enterprise Value as a Multiple of
	LTM EPS	2015 EPS	2016 EPS	2017 EPS	LTM EBITDA	2015 EBITDA	2016 EBITDA	2017 EBITDA	LTM Revenue	2015 Revenue	2016 Revenue	2017 Revenue
China Mobile Application Companies

Group Median	9.5x	13.3x	18.4x	17.7x	NA	NA	18.1x	13.8x	14.56x	8.54x	4.77x	3.88x

China Portal Companies
Group Median	24.2x	29.5x	21.9x	15.4x	16.4x	15.3x	14.9x	10.2x	4.74x	4.08x	3.13x	2.57x

Aggregate
Mean	26.3x	29.5x	26.7x	17.7x	19.9x	18.5x	15.1x	9.9x	8.61x	5.07x	3.29x	2.76x
Median	22.8x	20.5x	21.9x	16.3x	16.4x	15.3x	15.6x	11.0x	5.65x	4.27x	3.14x	2.69x

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected mobile application and portal transactions indicated enterprise value to LTM EBITDA multiples ranging from 4.5x to 14.0x with a median of 10.0x, and enterprise value to LTM revenue multiples ranging from 0.34x to 84.62x with a median of 5.30x.

Due to certain characteristics of the transactions and the target companies in the Selected M&A Transactions Analysis, including business comparability, profitability, and lack of recent relevant transactions with enterprise value to EBITDA multiples, Duff & Phelps did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis.

Mobile Application and Portal Transactions

Date Announced	Acquirer Name	Target Name
5/18/2015	Orient Hongtai (Beijing) Investment Management Co., Ltd.	China Mobile Games and Entertainment Group Limited (NasdaqGM:CMGE)
4/29/2015	Management	Prosten Technology Holdings Ltd. (SEHK:8026)
3/25/2015	Kaiser (China) Holding Co., Ltd (SZSE:002425)	Hangzhou Huanwen Technology Co., Ltd.
3/3/2015	Management	Jiayuan.com International Ltd. (NasdaqGS:DATE)
2/9/2015	Tamedia AG (SWX:TAMN)	ricardo.ch AG
1/28/2015	S. Carter Enterprises, LLC	Aspiro AB (publ)
7/7/2014	Guangdong Golden Glass Technologies Limited (SZSE:300093)	Nanjing Hanen Animation & Game Co., Ltd.
6/26/2014	Longmaster Information & Technology Co., Ltd. (SZSE:300288)	Guangzhou Qisheng Information Technology Co., Ltd.
6/16/2014	Huayi Brothers (Tianjin) Interactive Entertainment Limited	Shenzhen Huayuxun Tech Co. Ltd
5/19/2014	Talkweb Information System Co., Ltd. (SZSE:002261)	Shanghai Huorong Technology Co Ltd
4/8/2014	Alaska Dispatch Publishing LLC	Anchorage Daily News, Inc.
4/1/2014	Ensogo Limited (ASX:E88)	Ensogo Holdings Ltd
2/10/2014	Alibaba Group Holding Limited (NYSE:BABA)	AutoNavi Holdings Limited
12/10/2013	Management	Trunkbow International Holdings, Ltd.
10/24/2013	People.cn CO., LTD (SHSE:603000)	Chengdu Guqiang Technology Co. Ltd.
7/15/2013	Baidu, Inc. (NasdaqGS:BIDU)	91 Wireless Websoft Limited
5/20/2013	Yahoo! Inc. (NasdaqGS:YHOO)	Tumblr, Inc.
11/7/2012	Perion Network Ltd.	SweetIM Technologies Ltd.
8/9/2012	Libero Srl	Matrix S.p.A.
3/8/2012	Youku Tudou Inc. (NYSE:YOKU)	Tudou Holdings Limited
1/12/2012	Schibsted ASA (OB:SCHA)	Aspiro AB (publ)

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected EBITDA for the fiscal year ending December 31, 2016. The projected EBITDA were adjusted to exclude public company costs and non-recurring income (expenses). Duff & Phelps’ selected valuation multiples were as follows: projected fiscal 2016 EBITDA multiple ranged from 5.50x to 6.50x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above. As a result of the analysis of the selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value for the Company of US$49.9 million to US$59.0 million and a range of implied values of the Company’s ADSs of US$4.72 to US$5.01 per ADS.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the internet software and application software industry. The transactions analyzed by Duff & Phelps included transactions announced since January 2012. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 23.8%, 27.0%, and 28.7%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the internet software and application software industry were 17.9%, 29.3%, and 22.0%, respectively. Duff & Phelps noted that the proposed Per ADS Merger Consideration implies a 8.9% premium over the Company’s closing price of US$4.50 per ADS on April 10, 2015, the last full trading day prior to the public announcement of the terms of the offer, a 15.6% premium over the Company’s closing price of $4.24 per ADS on April 6, 2015, one week prior to the public announcement of the terms of the offer and a 2.1% premium over the Company’s closing price of $4.80 per ADS on March 13, 2015, one month prior to the public announcement of the terms of the offer.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was US$43.5 million to US$53.9 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies / M&A transactions analyses was US$49.9 million to US$59.0 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of US$46.7 million to US$56.5 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be US$148.1 million to US$158.2 million by:

•	subtracting net working capital deficit of US$2.5 million as of March 31, 2015;

•	subtracting income tax payable of US$2.6 million as of March 31, 2015;

•	adding excess cash of US$89.3 million as of March 31, 2015;

•	adding the estimated cash proceeds from the exercise of in-the-money options of US$0.8 million to US$1.2 million based on the US$46.7 million to US$56.5 million range of concluded enterprise values;

•	adding equity method investment of US$2.8 million as of March 31, 2015;

•	adding investment securities of US$12.7 million as of March 31, 2015;

•	adding amount due from related party of US$1.0 million as of March 31, 2015; and

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$4.62 to US$4.93. Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than Excluded Shares, ADSs representing Excluded Shares and Dissenting Shares) in the merger was within the range of the per ADS value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$300,000, consisting of a nonrefundable retainer of US$100,000 payable upon engagement, US$100,000 payable upon Duff & Phelps informing the special committee that it is prepared to render the opinion, and US$100,000 payable upon closing of the Merger.

The Special Committee also retained DPS, an affiliate of Duff & Phelps, to act as financial advisor to the special committee providing such financial and market related advice and assistance as deemed appropriate in connection with the Merger, including assisting the Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties. For that engagement, the Company will pay DPS a US$50,000 nonrefundable retainer at the time that a market check or Go-Shop is authorized by the Special Committee. Since the Special Committee decided not to conduct a market check, such fee was not incurred. See “Special Factors—Background of the Merger”.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps and DPS for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps and DPS for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed US$50,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and Duff & Phelps engagement to render its opinion to the Special Committee, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Purposes of and Reasons for the Merger

Under a possible interpretation of the SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be engaged in a going-private transaction and, therefore, required to express his or its reasons for the Merger to the Company’s Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s Unaffiliated Security Holders (other than the Excluded Shares and the Dissenting Shares) will be cashed out in exchange for the Per Share Consideration and Per ADS Merger Consideration, as applicable, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their respective indirect ownership in Parent as described under “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” below and at the same time enable members of the Buyer Group to maintain their leadership role with the Company.

The Buyer Group believes the operating environment has become more challenging due to recent operating conditions and industry trends. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Parent and Merger Sub were able to obtain debt financing in connection with the Merger. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on NASDAQ under the symbol “GOMO”, It is expected that, following the consummation of the Merger, the Company will cease to be a publicly-traded company and will instead become a private company beneficially owned by the Rollover Shareholder. Following the consummation of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.2 million and US$1.9 million for the years ended December 31, 2013 and December 31, 2014, respectively. After the consummation of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate.

Upon the consummation of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares and the Dissenting Shares) will be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Class A ordinary shares represented by ADSs) will be cancelled and cease to exist for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and cease to exist in accordance with the procedures set out in Section 238 of the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon the consummation of the Merger. As a result, the Company’s shareholders and ADS holders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, each Company Option and Company Share Purchase Right, in each case granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option or Company Share Purchase Right and (b) the number of Shares (including Class A ordinary shares represented by ADSs) underlying such Company Option or Company Share Purchase Right, payable on the next applicable regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

At the Effective Time, each outstanding Company Restricted Share and Company RSU, in each case granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the Per Share Merger Consideration in respect of the number of Shares underlying such Company Restricted Share or Company RSU, payable on the next regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

Directors and Management of the Surviving Company

If the Merger is consummated, the current memorandum and articles of association of the Surviving Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the consummation of the Merger (except that, at the Effective Time, all references to the name “Sunflower Merger Sub Limited” in the memorandum and articles of association of the Surviving Company shall be amended to “Sungy Mobile Limited”) and all references to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger). In addition, the directors of Merger Sub immediately prior to the consummation of the Merger (identified below in “Annex E—Directors and Executive Officers of Each Filing Person”) will become the directors of the Surviving Company and the officers of the Company will remain the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include the following:

•	The receipt by the Unaffiliated Security Holders of US$0.81667 per Share or US$4.90 per ADS in cash, representing a premium of 8.9%, 15.6% and 2.1% to the closing price on April 10, 2015, the last full trading day prior to the Company’s announcement that it had received a going-private proposal, April 6, 2015, one week prior to the announcement, and March 13, 2015, one month prior to the announcement, respectively.

•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include the following:

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.

•	In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 69.

•	Since the Company became publicly listed in November 2013, the highest historical closing price of our ADSs (US$30.33 per ADS) exceeds the Per ADS Merger Consideration.

The primary benefits of the Merger to the Buyer Group include the following:

•	If the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, possible increases in the underlying value of the Company or the possible payment of dividends that will accrue to Parent.

•	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly-traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	The Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

•	There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly-traded company, including the costs associated with regulatory filings and compliance requirements. For example, the costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.2 million and US$1.9 million for the years ended December 31, 2013 and December 31, 2014, respectively. Such cost savings will directly benefit the Buyer Group following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private.

•	The Buyer Group will become the beneficiary of the Company’s future use of operating loss carryforwards. As of December 31, 2014, for U.S. federal income tax purposes, the Company had tax loss carryforwards of US$4,223,513. None of such tax loss is expected to be utilized given the loss-making forecast. For PRC income tax purposes, the Company had tax loss carryforwards of RMB33,064,011. Approximate RMB12 million of such tax loss is expected to be realized until the losses have been exhausted.

The primary detriments of the Merger to the Buyer Group include the following:

•	All of the risk of any possible decrease in the revenues, free cash flow or value of the Surviving Company following the Merger will be solely borne by Parent.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by Parent.

•	The borrowings of up to US$98 million as part of the financing by the Buyer Group of the funds necessary to consummate the Merger and the related transactions will increase the debt of the Surviving Company.

•	An equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.

•	Following the Merger, there will be no trading market for the Surviving Company’s equity securities.

The primary benefits of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

•	The continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions;

•	Continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•	The compensation of members of the Special Committee in exchange for their services in such capacity at an aggregate amount of US$25,000 per member, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger; and

•	The cash-out of certain in-the-money Company Share Awards held by certain of the Company’s directors and executive officers.

The primary detriments of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

•	Certain director and officers of the Company, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

•	In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2014.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	US$’000%		US$’000%		US$’000%		US$’000%
Mr. Deng (indirectly through Freedom First) and Mr. Zhu	26,223	21.1%	(1,619)	21.1%	86,249	69.3%	(5,324)	69.3%
IDG	26,637	21.4%	(1,644)	21.4%	36,964	29.7%	(2,282)	29.7%
CBC	13,524	10.9%	(835)	10.9%	1,245	1.0%	(77)	1.0%
Total	66,383	53.3%	(4,098)	53.3%	124,457	100.0%	(7,683)	100.0%

(1)	Ownership percentages are based on [80,037,362 Class A ordinary shares, and 109,386,066 Class B ordinary shares] issued and outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

Following the consummation of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of Parent and, through Parent, beneficially owned by the Rollover Shareholders and (ii) have substantially more debt than it currently has. The Buyer Group currently plans to repay the debt incurred to finance the Merger using the operating cash flow of the Surviving Company in accordance with the terms of the definitive documentation applicable to the Term Facility (as defined in the section entitled “Special Factors—Financing of the Merger”).

Subsequent to the consummation of the Merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company’s assets. However, subsequent to the consummation of the Merger, the Surviving Company’s management and Board will continuously evaluate and review the Surviving Company’s entire business and operations from time to time, and may propose or develop plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in “Special Factors—Purposes of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the Surviving Company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on April 16, 2015 in response to the receipt of the proposal letter from Mr. Deng and Mr. Zhu on April 13, 2015. In light of (i) the express intention of certain members of the Buyer Group not to sell the Shares or ADSs they own to any third party and the beneficial ownership of the Buyer Group of approximately 85.4% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement) and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval, in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$1.5 million, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement (subject to the restrictions and obligations set forth therein) to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered, as an alternative available to the Company to enhance shareholder value, that the Company remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Except as set forth above, no other alternatives were considered by the Special Committee.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not consummated for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs in connection with the Merger nor will the holders of any Company Share Awards receive any payment pursuant to the Merger Agreement. Instead, the Company will remain a publicly-traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the Merger is not consummated, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be consummated.

Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee of US$1.5 million and reimburse Parent for certain expenses in the event that the Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, or Parent may be required to pay the Company a termination fee of US$3.0 million and reimburse the Company for certain expenses and liabilities in the event that the Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, in each case as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 99.

If the Merger is not consummated, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not consummated for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Buyer Group estimates that the total amount of funds necessary to complete the Transactions, including the Merger, will be approximately US$90 million, assuming no exercise of dissenters’ rights by holders of Shares of the Company. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of Company Share Awards, as well as the related costs and expenses, in connection with the Merger and the other Transactions. It does not include the value of the Excluded Shares (which includes the Rollover Shares contributed by the Rollover Shareholders to Parent), which will be cancelled for no consideration in the Merger. For additional information regarding such cancellation, please see “The Merger Agreement—Merger Consideration” beginning on page 83. For a discussion of the Rollover Shares and the transactions contemplated by the Rollover Agreement, please see “Special Factors—Rollover Agreement” beginning on page 63.

The total amount of funds necessary to consummate the Merger and the other Transactions is expected to be provided through the debt financing commitment of up to US$98 million (as discussed below). As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the Merger and the other Transactions.

On June 5, 2015, Merger Sub received the Debt Commitment Letter from the Lead Arranger, pursuant to which and subject to the conditions set forth therein, the Lead Arranger committed to arrange and provide a senior secured term loan facility of up to US$98 million in aggregate principal amount (the “Term Facility”) for Merger Sub to complete the Merger. Under the terms of the Debt Commitment Letter, the Lead Arranger has committed to provide 100% of the Term Facility.

The Debt Commitment Letter expires on the earliest of (i) any termination of the Merger Agreement by Merger Sub in a signed writing in accordance with the terms of the Merger Agreement (or a written confirmation or public announcement thereof by Merger Sub), (ii) the consummation of the Transactions without the funding of the Term Facility and (iii) 11:59 p.m. (New York City Time) on the date that is five business days after the End Date, as such End Date may be extended pursuant to the terms of the Merger Agreement. The Lead Arranger, together with its permitted successors and assigns under the Term Facility, and any other members of a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arranger and Merger Sub, are collectively called the “Lenders.”

The Lead Arranger’s commitment to provide the debt financing to Merger Sub is subject to, among other things:

•	the accuracy of (i) certain specified representations and warranties made by Merger Sub, Parent and Mr. Deng and their respective subsidiaries (other than the Company and its subsidiaries) to be set forth in the definitive documentation for the Term Facility and (ii) such representations made by, or with respect to, the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub or its affiliates have the right pursuant to the Merger Agreement (taking into account any applicable cure provisions) to terminate its (and/or its affiliates’) obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations, in each case in all material respects (except that any of the preceding representations that are qualified by materiality will be accurate in all respects);

•	since the date of the Merger Agreement, there has not been any event or effect that has had or would have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”);

•	the Merger will have been consummated, or substantially simultaneously with the initial borrowings under the Term Facility, will be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by Merger Sub thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Lead Arranger, unless consented to in writing by the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned);

•	China Merchants Bank Co., Ltd., New York Branch, as the administrative agent (the “Administrative Agent”), having received evidence that (i) the staff of the SEC have indicated to the Company’s counsel that they are not reviewing or, in connection with their review, have no further comments with respect to, this proxy statement or the Schedule 13E-3 filed with the SEC in connection with the Transactions and (ii) the public announcement of the execution and delivery of the Merger Agreement by the Company;

•	the Administrative Agent having received evidence that the Rollover Shareholders (and certain other permitted parties) collectively, own, directly or indirectly, not less than 51% of the ownership interest in Parent and that Parent directly owns 100% of the ownership interest in Merger Sub;

•	the Administrative Agent having received audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the closing date of the Transactions, in each case, prepared in accordance with the generally applicable accounting principles in the United States;

•	all documents and instruments required to create and perfect the Administrative Agent’ security interest in certain collateral used to secure the obligations of Merger Sub in respect of the Term Facility having been executed and delivered and, if applicable, be in proper form for filing; provided that, to the extent any security interest in any collateral is not or cannot be provided and/or perfected on the closing date of the Merger (other than the pledge of and perfection of the security interests in (a) certain certificated equity securities, if any, with respect to which a security interest may be perfected by means of delivery of such certificated equity securities and (b) in other assets with respect to which a lien may be perfected by the filing of a financing statement or other similar statement under the Uniform Commercial Code or Cayman Islands laws) after Merger Sub has used commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the Term Facility on the closing date of the Merger, but instead shall be required to be delivered within a specified period after the closing date of the Merger;

•	at least two business days prior to the closing of the Transactions, the Administrative Agent and the Lead Arranger having received all documentation and other information about the Company, Merger Sub, Parent, and Mr. Deng, in each case that have been reasonably requested by the Administrative Agent or the Lead Arranger in writing at least 10 business days prior to the closing date of the Transactions and that the Administrative Agent and the Lead Arranger reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001);

•	the closing of the Term Facility having occurred on or before the expiration of the Debt Commitment Letter;

•	(i) the execution and delivery by the Company, Merger Sub, Parent and Mr. Deng of the Term Facility definitive documentation (including guarantees by the applicable guarantors thereunder) in accordance with the terms of the Debt Commitment Letter (and the term sheet attached thereto); provided that, with respect to guarantees and security interests to be provided by the Company and any subsidiary of the Company that is required to become a guarantor or grant a security interest in any collateral, if such guarantees and security interests cannot be provided as a condition precedent solely because the directors or managers of the Company or such subsidiary have not authorized such guarantees and security interests and the election of new directors or managers to authorize such guarantees and security interests has not taken place prior to the funding of the Term Facility, such election shall take place and such guarantees and security interests shall be provided within five days of the closing date of the Merger (or such longer period as may be agreed by the Administrative Agent), (ii) receipt by the Lead Arranger of an irrevocable standby letter of credit with a drawable amount in Renminbi which, when converted into US Dollars at the prevailing exchange rate selected by the Lenders, will not be less than the aggregate of US$30 million and the interest and fees payable with respect to the Term Facility for the relevant interest period, issued by CMB Guangzhou Branch at the request of Jiubang Computer Technology (Guangzhou) Co., Ltd., one of the Company’s subsidiaries, and (iii) delivery to the Lead Arranger of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions where applicable, in each case with respect to Merger Sub, Parent and Mr. Deng (to the extent applicable); and

•	all fees required to be paid on the closing date of the Transactions pursuant to the fee letter executed by the parties to the Debt Commitment Letter simultaneously therewith (the “Fee Letter”) and reasonable out-of-pocket expenses required to be paid on the closing date of the Transactions pursuant to the Debt Commitment Letter, to the extent invoiced on or prior to the closing date of the Transactions (except as otherwise reasonably agreed by Merger Sub), will, upon the initial borrowings under the Term Facility, have been, or will be substantially simultaneously paid.

The Term Facility will be borrowed in a single drawing on the closing date of the Term Facility. The Term Facility will mature on the earlier of (i) three years after the closing date of the Term Facility or (ii) the date that the Letter of Credit (as defined below) expires or is terminated. The Term Facility is scheduled to be repaid in three installments as follows:

Scheduled Payment Date	Scheduled Principal Payment
The end of the 12th month after the closing date	An amount equal to not less than US$12 million
The end of the 24th month after the closing date	US$6 million
The end of the 36th month after the closing date	Remaining outstanding loan principal

The interest rate of the Term Facility will be equal to the sum of (a) the London interbank offered rate for U.S. dollar deposits for a three-month interest period plus (b) 3.0% per year. However, if the outstanding principal amount of the loans under the Term Facility is reduced to US$30 million or less, the interest rate of the Term Facility will be equal to the sum of (a) the London interbank offered rate for U.S. dollar deposits for a three-month interest period plus (b) 1.5% per year.

The obligations of the Surviving Company under the Term Facility will be unconditionally and irrevocably guaranteed by Mr. Deng. The obligations of the Surviving Company under the Term Facility (and the guarantor referenced in the immediately preceding sentence) will be secured by (i) a first priority pledge by the Surviving Company (as the borrower under the Term Facility) of a deposit account opened by the Surviving Company with the Lead Arranger and all funds therein from time to time; (ii) an irrevocable standby letter of credit (the “Letter of Credit”) with a drawable amount in Renminbi, which, when converted into the U.S. Dollar equivalent at the prevailing exchange rate selected by the Lenders, will not be less than the aggregate of $30 million and the interest and fees payable with respect to the Term Facility for the relevant interest period, issued by CMB Guangzhou Branch at the request of Jiubang Computer Technology (Guangzhou) Co., Ltd.; and (iii) a perfected first priority pledge by the shareholders thereof of (x) 100% of the equity interests in Merger Sub, (y) 100% of the equity interests of Mr. Deng and Mr. Zhu in Parent and (z) 100% of the equity interests in the principal offshore subsidiaries of the Surviving Company (as the borrower under the Term Facility) in favor of China Merchants Bank Co., Ltd., New York Branch, as a collateral agent for the benefit of the Lenders.

The Surviving Company will be subject under the Term Facility to certain financial covenants, including a maximum leverage ratio, a maximum interest coverage ratio and a minimum amount of capital expenditures, to be tested as of the end of each year beginning from June 30, 2016, and also certain other customary covenants. The Term Facility will contain certain customary events of default.

The Lead Arranger’s commitment to provide the debt financing is not conditioned upon a successful syndication of any of the Term Facility with other financial institutions.

The Debt Commitment Letter and the commitments thereunder will not be assignable by any party thereto without the prior written consent of each other party thereto, such consent not to be unreasonably withheld, conditioned or delayed (other than any assignment (a) occurring as a matter of law in connection with the Merger to Merger Sub and (b) by Merger Sub to (i) the Company or (ii) any other “shell” entity organized under the laws of the United States, the Cayman Islands or any other jurisdiction reasonably agreed by the Lead Arranger, as long as such entity is or will be controlled by Merger Sub or the Rollover Shareholders after giving effect to the Transactions and such entity will own the Company or be the successor to the Company and agrees to be bound by the terms of the Debt Commitment Letter and the Fee Letter).

The Buyer Group currently plans to repay the debt incurred to finance the Merger using the operating cash flow of the Surviving Company in accordance with the terms of the definitive documentation applicable to the Term Facility.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Guarantor and the Company entered into the Limited Guarantee, pursuant to which the Guarantor guaranteed to the Company, on the terms and subject to the conditions set forth therein, the due and punctual payment when due of the payment obligations of Parent to the Company with respect to (i) the Parent Termination Fee (as defined in the section entitled “The Merger Agreement—Termination Fee”), pursuant to Section 9.03(c) of the Merger Agreement, (ii) reasonably documented costs and expenses in connection with any action, pursuant to Section 9.03(e) of the Merger Agreement and (iii) the indemnification, reimbursement and expense obligations of Parent in connection with the debt financing for the Merger under Section 7.15 of the Merger Agreement (collectively, the “Guaranteed Obligations”). In addition, the Guarantor also agreed to directly pay any reasonable and documented out-of-pocket expenses of the Company in connection with any action, pursuant to Section 1.03(c) of the Limited Guarantee. The Guarantor’s aggregate liability under the Limited Guarantee will not exceed US$3.25 million.

The Limited Guarantee will terminate as of the earliest of (i) the consummation of the Merger, (ii) the payment in full of the Guaranteed Obligations and any obligations pursuant to Section 1.03(c) of the Merger Agreement; (iii) the termination of the Merger Agreement in accordance with its terms in any circumstances in which Parent and Merger Sub would not be obligated to make any payments of the Guaranteed Obligations, (iv) 90 days after the termination of the Merger Agreement in accordance with its terms in any circumstances in which Parent would be obligated to make any payments of the Guaranteed Obligations if (A) by such date the Company has made a claim in writing with respect to the Guaranteed Obligations and (B) the Company has commenced a proceeding against the Guarantor alleging that Parent is liable for the Guaranteed Obligations (in which case, the Limited Guarantee will survive only with respect to amounts so alleged to be owing) and (v) the termination of the Limited Guarantee by mutual written agreement of the Company and the Guarantor.

Rollover Agreement

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and Parent entered into the Rollover Agreement, pursuant to which each of the Rollover Shareholders agreed, on a several and not joint basis, immediately prior to the closing of the Merger, to contribute and transfer the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent, par value US$0.0001 per share.

In addition, pursuant to the Rollover Agreement, each of the Rollover Shareholders also agreed with Parent that (i) when a meeting of the shareholders of the Company is held, to appear at such meeting or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting will be a poll vote and (ii) to vote or otherwise cause to be voted at such meeting all Rollover Shares (A) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and any related action reasonably required in furtherance thereof, (B) against any other Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”), (C) against any other action, agreement or transaction that would impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Rollover Agreement or the performance by such Rollover Shareholder of its obligations under the Rollover Agreement, (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in the Rollover Agreement, (E) in favor of any adjournment of any shareholders’ meeting as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

Under the terms of the Rollover Agreement, the Company is an express third-party beneficiary of the Rollover Agreement, and will be entitled to specific performance of the terms thereof (in addition to any other available remedy at law or in equity). The consummation of the contribution and transfer by the Rollover Shareholders of the Rollover Shares is subject to the satisfaction in full (or waiver) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Transactions. Subject to the foregoing, the closing of the contribution and transfer will take place immediately prior to the closing of the Merger. The Rollover Agreement will terminate immediately upon the valid termination of the Merger Agreement pursuant to its terms.

Consortium Agreement

On May 18, 2015, Mr. Deng, Mr. Zhu and IDG entered into a consortium agreement (the “Consortium Agreement”). Under the terms of the Consortium Agreement, each of the parties agreed, among other things, to form a consortium to (i) participate in transactions together to acquire the Company that would result in a delisting of the Company from NASDAQ and its equity securities to be eligible for termination under the Exchange Act, (ii) work exclusively with each other with respect to the transactions to acquire the Company for 12 months after the date of the Consortium Agreement (subject to certain exceptions as set forth in the Consortium Agreement), (iii) cooperate with each other in connection with the transactions to acquire the Company, (iv) use reasonable efforts to arrange debt financing to support the transactions to acquire the Company, (v) vote, or cause to be voted, at every shareholder or stakeholder meeting, all securities beneficially owned by such party (and which have voting rights) in favor of the transactions to acquire the Company and against any competing proposal or matter that would facilitate a competing proposal; (vi) incorporate a holding company and cause such holding company to incorporate a wholly-owned subsidiary to be merged with and into the Company upon consummation of the transactions to acquire the Company, unless agreed otherwise, (vii) contribute, or cause to be contributed, to Parent Shares and other securities of the Company held by it as set forth in the Consortium Agreement (subject to certain exceptions and conditions to such obligations set forth in the Consortium Agreement) and (viii) allocate certain costs and expenses related to the transactions.

In addition, the parties to the Consortium Agreement have agreed, among other things, not to (1) make a competing proposal, or join with, or solicit, encourage, facilitate or invite any other person pursuing or considering to pursue a competing proposal, or (2) acquire or dispose of any Shares or other securities of the Company (in each case subject to certain exceptions set forth in the Consortium Agreement). The Senior Management Members (as defined in the Consortium Agreement) also irrevocably appointed Mr. Deng as the representative to act on behalf of the Senior Management Members in respect of all matters arising from or in connection with the proposal letter submitted to the Board by Mr. Deng and Mr. Zhu, the transactions to acquire the Company and the Consortium Agreement. Subject to the survival of certain provisions set forth in the Consortium Agreement, if IDG and the Senior Management Member Representative are unable to agree (after good faith endeavors) upon the material terms of the transactions to acquire the Company or upon the shareholder arrangements with respect to Parent, or with the Special Committee on the material terms of the transactions to acquire the Company, then either IDG or the Mr. Deng (on behalf of the Senior Management Members) may cease to participate in the transactions to acquire the Company and the Consortium Agreement will terminate thereafter.

On June 8, 2015, CBC, Mr. Deng, Mr. Zhu and IDG entered into a joinder agreement (the “CBC Joinder Agreement”) to the Consortium Agreement, pursuant to which CBC became a party to the Consortium Agreement and agreed to join the consortium. Pursuant to the CBC Joinder Agreement, CBC agreed to be bound by, and subject to, certain covenants, terms and conditions of the Consortium Agreement as a Senior Management Member as though an original party thereto, except for certain covenants, terms and conditions which were expressly excluded.

Remedies

The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the section entitled “The Merger Agreement—Remedies and Limitations on Liability” beginning on page 99.

While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent termination fee of US$3.0 million and the Company termination fee of US$1.5 million, respectively, and reimbursement of certain expenses in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be. Subject to the rights to specific performance and the reimbursement obligations of Parent and the Company as described above, if (a) the Company pays, and Parent receives, a termination fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of Parent, Merger Sub and the Guarantor and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) Parent pays, and the Company receives, a termination fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, the Guarantor or any of the parties to the Debt Commitment Letter (and other related persons).

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Interests of the Buyer Group

As the result of the Merger, Parent will own 100% of the equity interests in the Surviving Company and the Buyer Group will own, through its equity interests in Parent, 100% of the equity interests in the Surviving Company immediately following the consummation of the Merger.

Because of Parent’s equity interests in the Surviving Company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company pursuant to the transactions contemplated by the Merger Agreement. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price will arise, or that dividends paid by the Surviving Company will be sufficient to recover its original investment pursuant to the Transactions.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Company Share Awards

At the Effective Time, each Company Option and Company Share Purchase Right, in each case granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option or Company Share Purchase Right and (b) the number of Shares (including Class A ordinary shares represented by ADSs) underlying such Company Option or Company Share Purchase Right, payable on the next applicable regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

At the Effective Time, each outstanding Company Restricted Share and Company RSU, in each case granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the Per Share Merger Consideration in respect of the number of Shares underlying such Company Restricted Share or Company RSU, payable on the next regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107), as a group and excluding Mr. Deng, Mr. Zhu and Mr. Yang, beneficially own: (a) Company Options and Company Share Purchase Rights, whether or not vested or exercisable, to purchase 265,000 Shares issued pursuant to the Share Incentive Plans; and (b) 83,595 Company Restricted Shares and Company RSUs. In addition to Mr. Deng’s, Mr. Zhu’s and Mr. Yang’s beneficial ownership of the Rollover Shares to be contributed to Parent in accordance with the terms of the Rollover Agreement, Mr. Deng, Mr. Zhu and Mr. Yang also beneficially own (a) Company Options and Company Share Purchase Rights, whether or not vested or exercisable, to purchase [10,014,034] Class A ordinary shares issued pursuant to the Share Incentive Plans (these Company Options and Company Share Purchase Rights have a weighted average exercise price of US$[0.94] per Share); and (b) 848,348 Company Restricted Shares and Company RSUs. Such Company Share Awards of Mr. Deng, Mr. Zhu and Mr. Yang will also be treated in the same manner as other Company Share Awards as set forth in this section if the Merger is consummated.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Shares owned, (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of Company Share Awards granted under the Share Incentive Plans, whether vested or unvested, and (d) the cash payment that will be made in respect of the Company Share Awards granted under the Share Incentive Plans at the Effective Time (in all cases before applicable withholding taxes).

	Shares		Company Options and Company Share Purchase Rights		Company Restricted Shares and Company RSUs
Name of Directors and Executive Officers	Shares Beneficially Owned	Cash Payment Thereof in US$	Shares Underlying	Cash Payment Therefor in US$	Shares Underlying	Cash Payment Therefor in US$

Yuqiang Deng	38,922,196	21,658	7,014,034(1)	—	466,890	381,295

Zhi Zhu	140,388	114,651	3,000,000(2)	18,528	381,458	311,525

Fei Yang	40,540,928	—	—	—	—	—

Yong Chen	—	—	15,000(1)	—	13,100	10,698

Feng Li	—	—	20,000(1)	—	21,467	17,531

Xiangguang Zou	—	—	15,000(1)	—	35,928	29,341

Gang Zhao	—	—	15,000(1)	—	13,100	10,698

Longfei Zhou	—	—	200,000(1)	—	—	—

All Directors and Executive Officers as a Group	79,603,512	136,309	10,279,034	18,528	931,943	761,090

(1)	The exercise prices for the options or share purchase rights to purchase the Shares are above the Per Share Merger Consideration.
(2)	The exercise price for the options to purchase 2,494,716 Shares is above the Per Share Merger Consideration and the exercise price for the remaining options to purchase 505,284 Shares is below the Per Share Merger Consideration.

After the consummation of the Merger, the maximum amount of cash payments our directors and executive officers (excluding Mr. Deng, Mr. Zhu and Mr. Yang) may receive in respect of their Shares and Company Share Awards is approximately US$[68,270], including nil in respect of Shares, and approximately US$[68,270] in respect of Company Share Awards.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner.

•	From and after the Effective Time, the Surviving Company and its subsidiaries (and Parent shall cause the Surviving Company and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and is subsidiaries under any indemnification, advancement and exculpation provisions set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the Merger Agreement and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Parties”).

•	The memorandum and articles of association of the Surviving Company and its subsidiaries will contain (and Parent will cause such to contain) provisions no less favorable to the Indemnified Parties with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company and its subsidiaries as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner unless such modification is required by law.

•	The Surviving Company will, and Parent will cause the Surviving Company to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount that are equivalent to the existing insurance; provided that the Surviving Company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Company must obtain a policy with the greatest coverage for a cost not exceeding such amount. The Company may purchase a six-year “tail” prepaid policy prior to the Effective Time. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the Merger, the Surviving Company will (and Parent will cause the Surviving Company to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•	The Surviving Company will indemnify and hold harmless the Indemnified Parties against any and all liabilities arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director or officer of the Company or any of its subsidiaries or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates or (iii) the Merger, the Merger Agreement or any of the Transactions.

The Special Committee

On April 16, 2015, the Board established a Special Committee of directors to consider the proposal from Mr. Deng and Mr. Zhu and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors: Mr. Yong Chen, Mr. Feng Li and Ms. Xiangguang Zou. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Security Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Special Committee in exchange for their service in such capacity at a rate of US$25,000 in aggregate for each other member of the Special Committee (the payment of which is not contingent upon the consummation of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

Position with the Surviving Company

After the consummation of the Merger, it is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions, and that Mr. Deng will remain in his position as the chairman of the board of directors of the Surviving Company and Mr. Zhu will remain in his position as chief operating officer of the Surviving Company.

Related-Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of significant related-party transactions for the years ended December 31, 2013 and 2014, see “Item 7. Major Shareholders and Related-Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 112 for a description of how to obtain a copy of our Annual Report.

Transaction with MobileWoo

In October 2014, the Company entered into a share purchase agreement with MobileWoo Technology Holdings Limited, or MobileWoo, and certain other parties thereto, pursuant to which the Company purchased certain existing Series A and Series B preferred shares of MobileWoo from the selling shareholders, and certain number of Series B Preferred Shares issued by MobileWoo, for an aggregate cash consideration of approximately US$8.5 million. Upon the closing of this transaction, the Company held approximately 46.02% of the equity interests in MobileWoo. Mr. Zhu served as the chief executive officer of MobileWoo from 2010 to November 2014. As of the date of the accompanying proxy statement, Mr. Zhu, through his holding vehicle, indirectly holds approximately 45.9% of the equity interests in MobileWoo.

Loan with MobileWoo and its Affiliate

On July 24, 2015, the Company entered into a loan agreement with MobileWoo and Beijing MobileWo Information Technology Co., Ltd., or Beijing MobileWo, an affiliate of MobileWoo, pursuant to which the Company, as the lender, provides two interest-free loans to MobileWoo and Beijing MobileWo, as the joint borrowers, in an amount of RMB12,000,000 and US$2,000,000, respectively. The term of the loans will be two years, starting from joint borrower’s receipt of any of the two sums of the loan. The loans will be used for daily operation purposes of the joint borrowers.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees
Legal fees and expenses
Special Committee fees
Miscellaneous (including accounting, filing fees, printer and mailing costs)
Total

These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement—Termination Fee.”

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Consortium Agreement and the Rollover Agreement, each member of the Buyer Group has agreed to vote all of the Shares it beneficially owns in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. As of the Share Record Date, we expect that the Rollover Shareholders will beneficially own, in the aggregate, approximately [53.3]% in number and [85.3]% in voting rights of the entire issued and outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger published in the Cayman Islands Government Gazette. See “Merger Agreement—Conditions to the Merger” beginning on page 97 for additional information.

Dissenters’ Rights

Holders of the Shares who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights” on page 102).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all taxpayers or to particular shareholders in light of their individual investment circumstances or subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, cooperatives, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations (including private foundations), (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Parent or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 102), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “Special Factors—Material PRC Income Tax Consequences” beginning on page 72), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the U.S.-PRC income tax treaty and the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

In general, we will be a passive foreign investment company, or a “PFIC,” for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. For purposes of the asset test, any cash and assets readily convertible into cash will count as producing passive income or held for the production of passive income.

We disclosed in our annual reports for the year ended December 31, 2014 that we did not believe we were a PFIC for our taxable year ended December 31, 2014. This determination was made based on our significant cash balances, the market price of the ADSs, and the composition of our income and assets. However, because the application of the PFIC rules to our facts and circumstances is unclear in many important legal and factual respects, no assurances may be given in this regard. We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we may become a PFIC in the current taxable year ending December 31, 2015 or future taxable years, although there can be no certainty in this regard. Whether we are or will be classified as a PFIC in the current or any future taxable year will be determined on the basis of, among other things, the market price of our ADSs (which may fluctuate considerably), our asset values (including, among other items, the level of cash, cash equivalents, and securities held for investment purposes), and gross income (including whether such income is active versus passive income) for such taxable year, all of which are subject to change. Our PFIC status for the current taxable year will not be determinable until the close of the taxable year ending December 31, 2015. We have not sought a ruling from the Internal Revenue Service, or IRS, with respect to our PFIC status. In the event that we determine that we are not a PFIC in 2015 or in a future taxable year, there can be no assurance that the IRS or a court will agree with our determination.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of Shares generally would be allocated ratably over such U.S. Holder’s holding period for such Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year, and an additional tax equal to the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held ADSs (but not Shares) and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs (but not Shares) may have been able to make a so-called “mark-to-market” election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because a mark-to-market election cannot be made for any of our subsidiaries that is or may have been a PFIC, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above. Therefore, the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares, reporting gains realized with respect to the cash received in the Merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which such U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Medicare Tax

A U.S. Holder that is an individual, estate or trust (that does not fall into a special class of trusts that is exempt from such tax) will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Shares.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council of the PRC adopted the Regulation on the Implementation of EIT Tax Law, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation of the PRC (the “SAT”) issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, to the extent such gain is derived from sources within the PRC, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business. Under the Individual Income Tax Law of the PRC, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20% if the gain is from sources within the PRC. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the SAT, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the SAT, which became effective as of April 1, 2011, if any non–resident enterprise indirectly transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. On February 3, 2015, the SAT further promulgated the Public Notice of State Administration of Taxation on Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-resident Enterprises (“Circular 7”), effective from February 3, 2015, to replace certain provisions under Circular 698 and Bulletin 24 and to further strengthen the regulation over enterprise income tax applicable to indirect transfer of properties by non-resident enterprises. According to Circular 7, where a non-resident enterprise indirectly transfers equity interests in a PRC resident enterprise, properties of an establishment or place in the PRC or immovable properties in the PRC (collectively, the “PRC Taxable Properties”), through the implementation of a scheme, including transfer of equity interests and other similar rights of an overseas enterprise (an “Overseas Enterprise”), without a reasonable commercial purpose and resulting in the avoidance of the enterprise income tax liability, upon review and examination of the documents submitted, such indirect transfer may be re-characterized as a direct transfer of the PRC Taxable Properties by the in-charge tax authorities in accordance with the EIT Law. Circular 698 or Circular 7 may be determined by the tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Circular 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s shareholders who are not PRC residents could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette, if any.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing six Class A ordinary shares, on NASDAQ under the symbol “GOMO” for (i) each quarter since the Company became publicly listed on NASDAQ in November 2013 and (ii) each of the past six months (through June 18, 2015):

	Sales Price Per ADS (in US$)
Quarterly:	High	Low
2013
Fourth quarter (from November 22, 2013)	21.70	13.35
2014
First quarter	31.83	19.17
Second quarter	24.74	12.08
Third quarter	14.22	5.98
Fourth quarter	8.31	4.93
2015
January	5.52	4.92
February	5.31	4.69
March	4.94	3.37
April	5.14	4.12
May	4.95	4.63
June (through June 18, 2015)	4.80	4.59

The Per ADS Merger Consideration implies a 8.9% premium over the Company’s closing price of US$4.50 per ADS on April 10, 2015, the last full trading day prior to the Company’s public announcement that it had received a going-private proposal, a 15.6% premium over the Company’s closing price of US$4.24 per ADS on April 6, 2015, one week prior to the public announcement and a 2.1% premium over the Company’s closing price of US$4.80 per ADS on March 13, 2015, one month prior to the public announcement. On             , 2015, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were US$        and US$        , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We have not paid dividend in the past and do not have any present plan to pay any dividend in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. As of the date of this proxy statement, we do not have any declared and unpaid dividend.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board and applicable laws. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in the PRC to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on             , 2015, at         a.m. (Beijing time) at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be authorized and approved;

THAT each of the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Share and ADS, other than the Excluded Shares (including such Class A ordinary shares represented by ADSs) and the Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined under Section 238 of the Cayman Islands Companies Law.

In addition to the foregoing, at the Effective Time,

(i)	each Company Option and Company Share Purchase Right granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option or Company Share Purchase Right and (b) the number of Shares underlying such Company Option or Company Share Purchase Right, payable on the next applicable regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes;

(ii)	each Company Restricted Share and Company RSU granted under the Share Incentive Plans that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the Per Share Merger Consideration in respect of each Share underlying such Company Restricted Share or Company RSU, payable on the next regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes; and

(iii)	each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Company.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Deng and Mr. Yang, who abstained from the vote):

•	determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions, including the Merger; and

•	resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card and vote so that the proxy card is received by the Company no later than             , 2015 at                  a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on             , 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each holder has one vote for each Class A ordinary share and ten votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be [189,423,428] Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation, by a duly authorized corporate representative), of at least two shareholders holding at least an aggregate of one third in nominal value in the Company that are entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution of the Company passed by the affirmative vote of holder of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be consummated.

As of the date of this proxy statement, there are [189,423,428] Shares issued and outstanding (including Class A ordinary shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “Summary Term Sheet— Procedures for Voting.” We expect that, as of the Share Record Date, there will be [189,423,428] Shares issued and outstanding (including Class A ordinary shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.”

As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially own [101,035,021] Shares (including Class A ordinary shares represented by ADSs), which represents approximately [85.3]% of the voting rights of the entire issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107 for additional information. Pursuant to the terms of the Consortium Agreement and the Rollover Agreement, these Shares will be voted by the Rollover Shareholders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Rollover Shareholders’ shareholding as described above and assuming their compliance with their voting undertaking under the Consortium Agreement and the Rollover Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, without any further vote of any other shareholder.

As of the date of this proxy statement, our directors and executive officers that are not Rollover Shareholders or affiliates of Rollover Shareholders beneficially own, in aggregate, [348,595] Shares (including Class A ordinary shares represented by ADSs), which represent less than 0.1% of the voting rights of the entire issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107 for additional information. These directors and executive officers have informed us that they intend, as of the date hereof, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Class A ordinary share and ten votes for each Class B ordinary share.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than         a.m. on             , 2015 (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our Investor Relations Department at +86 (20) 6681-5066.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on             , 2015 (New York City time) (who do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City time) on             , 2015. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to Section 12 of the American Depositary Receipt evidencing your ADSs, it will not vote or attempt to exercise the right to vote any Class A ordinary shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Class A ordinary shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Fund Services (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holders’ ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than a.m. (Beijing time) on , 2015, which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on             , 2015. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the consummation of the Merger will have the right to exercise dissenters’ rights and receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HOLD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON             , 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact our Investor Relations Department at +86 (20) 6681-5066.

Solicitation of Proxies

We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as it, together with the Plan of Merger, are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See“Where You Can Find More Information” beginning on page 112.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly-traded company. The closing of the Merger will occur on the third business day after all of the conditions to the Merger have been satisfied or waived. At the closing, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Cayman Registrar as required by the Cayman Islands Companies Law. The Merger will become effective on the date when the Plan of Merger is registered by the Cayman Registrar, or such other date and time agreed by the parties to the Merger Agreement and specified in the Plan of Merger.

We expect that the Merger will be consummated in the the second half of 2015, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association of Merger Sub in effect immediately prior to the Effective Time will become the memorandum and articles of association of the Surviving Company, except that the name of the Surviving Company will be “Sungy Mobile Limited” and all references to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger. The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will remain the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

At the Effective Time, each issued and outstanding Share of the Company (other than the Excluded Shares, the Dissenting Shares and Class A ordinary shares represented by ADSs) will be cancelled and cease to exist in exchange for the right to receive US$0.81667 in cash without interest. At the Effective Time, each issued and outstanding ADS (representing six Class A ordinary shares (other than any ADSs representing the Excluded Shares)) will be cancelled in exchange for the right to receive US$4.90 in cash without interest (less a US$0.05 per ADS cancellation fee). Each of the Excluded Shares will be cancelled and cease to exist and no payment or distribution will be made with respect thereto. Each Dissenting Share will be cancelled and cease to exist in accordance with the procedures set out in Section 238 of the Cayman Islands Companies Law.

At the Effective Time, each ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time.

Treatment of Company Share Awards

Each Company Option and Company Share Purchase Right that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the former holder thereof to receive an amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option or Company Share Purchase Right and the (ii) number of Shares (including Shares represented by ADSs) underlying such Company Option or Company Share Purchase Right, in cash, without interest and net of any applicable withholding taxes; provided however if the per share exercise price of such Company Option or Company Share Purchase Right is equal to or greater than the Per Share Merger Consideration, then such Company Option or Company Share Purchase Right, as applicable, will be cancelled at the closing without any payment. Any such cash amount payable to such holder will be paid on the next regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company).

Each Company Restricted Share and Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the former holder thereof to receive an amount equal to the Per Share merger Consideration in respect of the number of Shares underlying such Company Restricted Share or Company RSU, in cash, without interest and net of any applicable withholding taxes. Any such cash amount payable to such holder will be paid on the next regularly scheduled employee payroll date in the jurisdiction of such holder (whether or not such holder is then an employee of the Company).

Exchange Procedures

At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company satisfactory to the Company to act as paying agent (the “Paying Agent”) an amount in cash sufficient to make payments for the benefit of the holders of Shares, ADSs and Company Share Awards under the Merger Agreement (such aggregate cash amount, the “Exchange Fund”). As promptly as practicable after the Effective Time, but in any event no later than three business days following the Effective Time, Parent will cause the Paying Agent to mail to each registered holder of the Shares entitled to receive the merger consideration (a) a letter of transmittal specifying the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares and Dissenting Shares) will be effected and (b) instructions for effecting the surrender of the Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of (i) a share certificate or affidavit and indemnity of loss, (ii) such other documents as may be required by the Paying Agent and (iii) such duly completed and validly executed letter of transmittal, each registered holder of the Shares will receive an amount equal to (x) the number of Shares represented by such share certificate (or affidavit and indemnity of loss in lieu of the share certificate) multiplied by (y) the Per Share Merger Consideration.

Promptly following the Effective Time, but in any event no later than three business days following the Effective Time, the Paying Agent will transmit to the ADS Depositary an amount in cash equal to (a) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), multiplied by (b) the Per ADS Merger Consideration. The ADS Depositary will distribute the Per ADS Merger Consideration to the ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The holders of ADSs will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the ADS Depositary will be treated for all purposes as having been paid to the holders of ADSs.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC since December 31, 2013 and prior to the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s business;

•	the Company’s memorandum and articles of association or equivalent organizational documents;

•	the Company’s capitalization, the absence of voting trusts or other agreements, to which the Company is a party, restricting the transfer of, relating to the voting of, or requiring the registration under any securities law for sale of Shares or any other share capital of, or other equity interests in, the Company and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver, and perform its obligations under and to consummate the Transactions, and the enforceability of the Merger Agreement against the Company;

•	the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the Merger Agreement, Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders) and the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Board;

•	the vote of the Company’s shareholders required to approve the Merger Agreement;

•	(a) the absence of any conflict with the governing documents of the Company and (b) the absence of any conflict with, or breach or violation of, any laws applicable to the Company or its subsidiaries or certain agreements and permits of the Company or its subsidiaries, in each case as a result of the Company entering into and performing under the Merger Agreement and consummating the Transactions, except for such conflicts, breaches or violations that would not have a Company Material Adverse Effect (as defined below in this section of the proxy statement);

•	governmental consents and approvals in connection with the Transactions;

•	compliance with applicable laws and licenses since December 31, 2014, except for any non-compliance that would not have a Company Material Adverse Effect, and the possession and compliance with permits applicable to the Company, except for any non-compliance that would not have a Company Material Adverse Effect;

•	the Company’s SEC filings since November 22, 2013 and the financial statements included or incorporated by reference in such SEC filings;

•	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the NASDAQ;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of any Company Material Adverse Effect since December 31, 2014;

•	the absence of any legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefit plans and labor matters;

•	real property;

•	intellectual property;

•	tax matters;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	insurance matters;

•	environmental matters;

•	the absence of a shareholder rights plan and the inapplicability of certain anti-takeover law to the Merger;

•	the receipt of a fairness opinion from Duff & Phelps and, as the financial advisor to the Special Committee;

•	the absence of any broker’s or finder’s fees, other than with respect to the Company’s financial advisor; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any circumstance, event, change, effect or development that, individually or in the aggregate together with all other effects, (a) would reasonably be expected to prevent or materially delay the performance by the Company of its obligations under this Agreement or the consummation of the Transactions or (b) has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or assets of the Company and its subsidiaries, taken as a whole; provided, however, that no such circumstance, event, change, effect or development (by itself or when aggregated or taken together with any and all other effects) arising out of or resulting from any of the following shall be (a) deemed to be or constitute a “Company Material Adverse Effect,” or (b) taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

•	(i) changes or modifications in United States generally accepted accounting requirements or changes in laws (or interpretations thereof) or official, publicly-released directives or policies of a governmental authority of general applicability that are also applicable to the Company or any of its subsidiaries after the date of the Merger Agreement;

•	(ii) changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operates;

•	(iii) changes in general business, economic, political or financial market conditions;

•	(iv) changes in the financial, credit or securities markets in the United States, the PRC or any other country or region in which the Company or any of its subsidiaries has material business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings;

•	(v) the public disclosure of the Merger Agreement or the Transactions or the consummation of the Transactions or the announcement of the execution of the Merger Agreement, including any announcement or initiation of shareholder litigation relating to the Merger Agreement or the Transactions;

•	(vi) any change in the price of the Shares or trading volume as quoted on the NASDAQ (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the exceptions to the definition of “Company Material Adverse Effect,” be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

•	(vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters or epidemics;

•	(vii) actions or omissions of the Company or any of its subsidiaries taken as expressly required by the Merger Agreement or with the written consent, or at the written request, of Parent or Merger Sub;

•	(viii) the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the exceptions to the definition of “Company Material Adverse Effect,” be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

•	(ix) any change or prospective change in the Company’s credit ratings;

•	(x) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the Transactions or the announcement of any of the foregoing; or

•	(xi) any breach of this agreement by Parent or Merger Sub;

except, in the case of the foregoing bullet points (i), (ii), (iii), (iv) and (vii), to the extent the impact of such effect has a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its subsidiaries operate.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger to consummate the Transactions or perform their material obligations under the Merger Agreement;

•	their memorandum and articles of association being in full force and effect;

•	the capitalization of Parent and Merger Sub and Parent’s ownership of Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

•	the approval and authorization by the sole director of Parent and the sole director of Merger Sub, and by Parent as the sole shareholder of Merger Sub, of the Merger Agreement and the consummation of the Transactions;

•	(a) the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub and (b) the absence of violations of, or conflicts with, any laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub (other than violations or conflicts that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions, including the Merger, or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions), in each case as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions by Parent and Merger Sub;

•	governmental consents and approvals in connection with the Transactions;

•	the operations of Parent and Merger Sub;

•	the absence of legal proceedings against Parent or Merger Sub;

•	the delivery of the Debt Commitment Letter and the Rollover Agreement and the absence of any breach or default under such financing documents;

•	sufficiency of funds in the financing contemplated by the Debt Commitment Letter and Rollover Agreement to consummate the Merger and the other Transactions;

•	the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder;

•	the absence of any broker’s or finder’s fees, other than as specifically disclosed in the Merger Agreement;

•	the solvency of the Surviving Company after giving effect to all of the Transactions;

•	Parent’s and Merger Sub’s ownership of the Shares or any other securities or other economic rights of the Company;

•	the independent investigation of the Company and its subsidiaries by Parent and Merger Sub;

•	the absence of undisclosed agreements or arrangements (other than the Rollover Agreement and Consortium Agreement and any other documents with respect to the shareholder arrangements of Parent (or any equity holder of Parent)) involving Parent, Merger Sub, the Rollover Shareholders, the Guarantor or any of their respective affiliates, in each case relating to the Transactions;

•	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries;

•	the accuracy of the information supplied by Parent and Merger Sub for inclusion in this proxy statement and the Schedule 13E-3 relating to the authorization and approval of the Merger Agreement and the Transactions;

•	no vote or consent of the holders of any class or series of share capital of Parent being necessary to approve the Merger Agreement, the Plan of Merger or the Transactions, including the Merger, other than the vote or consent of Parent, as the sole shareholder of Merger Sub; and

•	the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing

The Company has agreed that, except as contemplated or permitted by the Merger Agreement or required by applicable law or with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and its subsidiaries will (i) carry on the businesses of the Company and its subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and (ii) use their commercially reasonably efforts, consistent with past practice, to preserve substantially intact their business organization, maintain in effect all material Company permits and their current relationships and goodwill with customers, suppliers, distributors and others with which the Company or any of its subsidiaries has material business relations as of the date of the Merger Agreement, and keep available the service of its directors, officers and employees, in each case in all material respects.

By way of amplification and not limitation, except (i) as required by applicable law, (ii) as contemplated or permitted by any other provision of the Merger Agreement or (iii) with the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its subsidiaries will from the date of the Merger Agreement until the Effective Time, directly or indirectly, do any of the following:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•	issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of, or redeem, purchase or otherwise acquire, any Shares (or shares of any subsidiaries), or securities convertible or exchangeable into or exercisable for such Shares, or any options, warrants or other rights of any kind to acquire any Shares or such convertible or exchangeable securities (including share appreciation rights, phantom stock or similar instruments), other than in connection with (a) the exercise of Company Share Awards outstanding on the date of execution of the Merger Agreement in accordance with their terms on the date of execution of the Merger Agreement, (ii) the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards outstanding on the date of execution of the Merger Agreement, in accordance with their terms on the date of execution of the Merger Agreement, (iii) the acquisition by the Company of its securities in connection with the net exercise of Company Share Awards outstanding on the date of execution of the Merger Agreement, in accordance with their terms on the date of execution of the Merger Agreement, (iv) the issuance of Company securities as required to comply with the terms of any Share Incentive Plan or benefit plan of the Company or (v) the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned subsidiaries; provided that grants or issuance of Company Share Awards made under any Company Share Incentive Plan, benefit plan or otherwise will not exceed US$500,000 in the aggregate;

•	sell, transfer, lease, pledge or otherwise dispose of, or grant an encumbrance on or permit an encumbrance to exist on, or authorize the sale, transfer, lease, pledge or other disposition of, or grant an encumbrance on, any material assets of the Company or any of its Subsidiaries having a current value in excess of US$1.0 million in the aggregate, except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) any sale, transfer, lease, pledge or other disposition of securities between or among the Company and its direct or indirect wholly-owned subsidiaries in the ordinary course of business and in a manner consistent with past practice, or (b) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Shares, except for dividends by any of the Company’s direct or indirect wholly-owned subsidiaries to the Company or any of its other wholly-owned subsidiaries in the ordinary course of business and in a manner consistent with past practice;

•	reclassify, combine, split, subdivide or amend the terms of any of its Shares or any share capital or other ownership interests of any of the Company’s subsidiaries;

•	directly or indirectly acquire (including by merger, consolidation or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, other than those with a value or purchase price (including the value of assumed liabilities) not in excess of US$1.0 million in any transaction or a related series of transactions or acquisitions;

•	other than expenditures necessary to maintain existing assets in good repair, authorize or make any commitment with respect to, any single capital expenditure which is in excess of US$1.0 million or capital expenditures which are, in the aggregate, in excess of US$3.0 million;

•	pay, discharge, settle or satisfy any claim, action, liability or obligation, other than the payment, discharge, settlement or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice and not in excess of US$1.0 million in the aggregate;

•	take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied, or take any action or fail to take any action which would or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions; or

•	authorize, agree or commit to do any of the foregoing.

Shareholders’ Meeting

The Company will, subject to certain exceptions, take all action necessary to call, give notice of, set a record date for and convene a general meeting of its shareholders (including Shares represented by ADSs) for the purpose of obtaining the Company Shareholder Approval as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 (and this proxy statement) filed in connection with the Transactions.

The Company may recommend, after consultation in good faith with Parent, to its shareholders the adjournment of the general meeting of its shareholders to a later date (but in any event no later than five business days prior to the End Date to allow reasonable additional time for (x) the filing and mailing of any supplemental or amended disclosure and (y) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to such general meeting.

Unless there has been a Change in the Company’s Recommendation (as defined below in this section of the proxy statement), which change was made in accordance with the Merger Agreement, the Board will (i) make a recommendation to the shareholders of the Company to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and include such recommendation in this proxy statement and (ii) will use commercially reasonable efforts to take all actions reasonably necessary in accordance with applicable law and the memorandum and articles of association of the Company, to solicit the Company Shareholder Approval. Without prejudice of the Company’s termination rights under the Merger Agreement, the obligations of the Company in the preceding sentence will not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal (as defined below in this section of the proxy statement). In addition, upon the reasonable request of Parent, the Company will use its commercially reasonable efforts to advise Parent on a daily basis on each of the last ten business days prior to the date of the meeting of the shareholders as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

Acquisition Proposals

Until the Effective Time (or if earlier, the termination of the Merger Agreement in accordance with its terms), the Company and its subsidiaries will not, and will not authorize or permit any of their respective representatives to, directly or indirectly, (a) solicit, initiate or take any other action to knowingly facilitate or encourage any Acquisition Proposal (as defined below) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal, (c) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement, other than an Acceptable Confidentiality Agreement (as defined below in this section of the proxy statement), providing for, relating to, or reasonably be expected to result in any Acquisition Proposal, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, (e) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations under the Merger Agreement or (f) propose or agree to do any of the foregoing.

Notwithstanding the foregoing restrictions set forth above in this section entitled “The Merger Agreement— Acquisition Proposals,” at any time prior to the Company Shareholder Approval, if the Company or any of its subsidiaries or representatives receives an unsolicited bona fide written Acquisition Proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Company, its subsidiaries and their representatives may (a) contact the person who has made such proposal to clarify and understand the terms and conditions of the proposal so as to determine whether such proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), (b) provide information (including non-public information) with respect to the Company or its subsidiaries in response to the request of the person who made such proposal if prior to providing such information, the Company has received from the person or group of persons requesting such information an Acceptable Confidentiality Agreement (a copy of which will be within 24 hours provided to Parent); provided that the Company will concurrently make available to Parent any non-public information concerning the Company and its subsidiaries that it has provided to any such person making such Acquisition Proposal and that was not previously made available to Parent or its representatives, and/or (c) engage or participate through the Special Committee in any discussions or negotiations with the person who has made such proposal; provided, that prior to taking any action described in items (b) or (c) above, the Board (or the Special Committee) will have determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such proposal either constitutes or could reasonably be expected to result in a Superior Proposal and that in light of such Superior Proposal, failure to take such action would be inconsistent with its fiduciary duties under applicable law and provided written notice to Parent at least two business days prior to taking such action.

The Company will promptly (and, in any event, within 24 hours) notify Parent if it or any of its representatives becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Board (or any committee thereof) or any representative of the Company. The Company will also indicate, in connection with such notice, the identity of the person making such offer or proposal and the material terms and conditions of any proposals or offers and will keep Parent reasonably informed (including on a reasonably current basis) of the status and terms of any such proposals or offers (including providing to Parent copies of all relevant documents relating to such Acquisition Proposal and any amendments thereto that are material in any respect). None of the Company and the Board (or any committee thereof) will enter into any binding agreement or contract with any person to limit the Company’s ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation (as defined below in this section of the proxy statement) or to terminate the Merger Agreement in light of a Superior Proposal. In addition, prior to the termination of the Merger Agreement in accordance with its terms, the Company will not submit to the vote of its shareholders any Acquisition Proposal or enter into any Alternative Acquisition Agreement (as defined below in this section of the proxy statement) or propose to do so.

“Acquisition Proposal” means any proposal or offer by any person regarding any of the following (other than the Transactions): (a) a merger, reorganization, share exchange, consolidation, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or fair market value of the assets of the Company and its subsidiaries, taken as a whole); (b) any sale, lease, license, exchange, transfer, other disposition or joint venture, that would result in any person (other than Parent and its affiliates) acquiring assets or business of the Company and its subsidiaries that constitute or represent 20% or more of the net revenue, net income or fair market value of the assets of the Company and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (d) any general offer, tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) beneficially owning 20% or more of any class of equity securities of the Company.

For an “Acquisition Proposal” to be reasonably expected to result in a “Superior Proposal,” all references to 20% in the definition of “Acquisition Proposal” will instead be to “50%” (and such Acquisition Proposal must also meet certain further requirements, including that (a) such offer must not be subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making such offer, (b) any financing required to consummate the transaction contemplated by such offer must be fully committed pursuant to a binding agreement to the party making such offer and (c) the consummation of the transaction contemplated by such offer must not be conditional upon obtaining and/or funding of such financing).

No Change of Recommendation

The Board will not (subject to the exceptions set forth below in this section entitled “The Merger Agreement—No Change of Recommendation”):

•	withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, its recommendation that the shareholders approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the “Company Recommendation”), (b) fail to include the Company Recommendation in this proxy statement, (c) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or (d) take any action or make any other public statement in connection with the Company’s shareholder meeting inconsistent with the Company Recommendation (any of such actions described above in items (a) through (d) being a “Change in the Company Recommendation”); provided, however, that a “stop, look and listen” communication by the Board (or the Special Committee) pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of the foregoing will not be deemed to be a Change in the Company Recommendation); or

•	cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, term sheet, merger agreement, option agreement or other contract, commitment or agreement obligation with respect to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”).

However, prior to obtaining the required Company Shareholder Approval, the Board (or the Special Committee) may make a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, if:

•	with respect to a Change in the Company Recommendation, the Board (or the Special Committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties or (b) with respect to a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Company’s non-solicitation obligations described above, the Board (or the Special Committee) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal;

•	prior to making a Change in the Company Recommendation or terminating the Merger Agreement to enter into an Alternative Acquisition Agreement, (a) the Company provides prior written notice to Parent that the Board (or the Special Committee) has resolved to effect a Change in the Company Recommendation or to terminate the Merger Agreement, describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice will also specify, if related to an Acquisition Proposal, the identity of the party making the Acquisition Proposal and the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal (other than redacted terms of financing documents), and (b) the Company, during the period five business days following delivery of such notice causes its financial and legal advisors to negotiate with Parent and its representatives in good faith, to the extent Parent desires to negotiate, any proposed modifications to the terms and conditions of the Merger Agreement and/or the Debt Commitment Letter so that such Acquisition Proposal no longer constitutes a Superior Proposal or so that the failure to make a Change in the Company Recommendation would no longer be inconsistent with the directors’ fiduciary duties and permit Parent and its representatives during such notice period to make a presentation to the Board and the Special Committee regarding the Merger Agreement and/or the Debt Commitment Letter and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, with respect to a Change in the Company Recommendation made in connection with an Acquisition Proposal or a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement, in the event of any material revisions to such Acquisition Proposal, the Company will deliver a new written notice to Parent and comply again with the above requirements with respect to the new written notice;

•	following the end of the five business day period described above and any relevant renewal period, the Board (or the Special Committee) determines in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement or financing documents with respect to the Merger Agreement, that (a) after consultation with its outside legal counsel, with respect to a Change in the Company Recommendation, failure to make a Change in the Company Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable law, or (b) with respect to a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal; and

•	in the case of the Company terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company has paid the Company Termination Fee (as defined below in this section of the proxy statement) to Parent (as described in the section below entitled “The Merger Agreement—Termination Fee”).

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent has agreed that:

•	The Surviving Company and its subsidiaries will fulfill all obligations of the Company and its subsidiaries under (a) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the Merger Agreement and (b) all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time.

•	During the six year period following the Effective Time, the memorandum and articles of association (and other similar organizational documents) of the Surviving Company and its subsidiaries will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its subsidiaries as in effect on the date of the Merger Agreement, and during such six year period, such provisions will not be amended, repealed, or otherwise modified unless such modification is required by applicable law.

•	From and after the Effective Time, the Surviving Company will indemnify and hold harmless each such indemnified party from and against any costs and expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (a) the fact that such indemnified party is or was a director or officer of the Company or any of its subsidiaries, (b) any acts or omissions occurring in such indemnified party’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates prior to the Effective Time, or (c) the Merger, the Merger Agreement or any of the Transactions.

•	From and after the Effective Time, Parent will advance, prior to the final disposition of any claim for which indemnification may be sought under the Merger Agreement and promptly following a request by an indemnified party, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such indemnified party in connection with any such claim, to the fullest extent provided by law.

•	Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, the Company may purchase a six year “tail” prepaid policy on its current directors’ and officers’ liability insurance policy. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Company will maintain such “tail” policy in full force and effect and continue to honor its respective obligations thereunder for so long as such “tail” policy is maintained in full force and effect. In the event that the Company does not elect to purchase such a “tail” policy prior to the Effective Time, during the six year period following the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the directors’ and officers’ insurance of the Company, on terms with respect to the coverage and amounts that are equivalent to those of the current directors’ and officers’ insurance of the Company; provided, however, that in satisfying its obligations, Parent and the Surviving Company will not be obligated to pay annual premiums in excess of three hundred percent (300%) of the current annual premium paid by the Company; provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company will be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding three hundred percent (300%) of the current annual premium paid by the Company.

Financing

Parent has delivered to the Company true, correct and complete copies of (a) the Debt Commitment Letter (as may be amended, restated, replaced, supplemented, modified and substituted in accordance with the Merger Agreement) pursuant to which the Lender has agreed to provide the debt financing in the aggregate amount set forth in such Debt Commitment Letter and the proceeds of which will be used to finance the consummation of the Transactions, including the Merger and (b) the Rollover Agreement from the Rollover Shareholders.

As of the date of the Merger Agreement, (a) the Debt Commitment Letter has not been amended or modified and no such amendment or modification is contemplated and (b) the obligations and commitments contained in the Debt Financing Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid all fees that are payable on or prior to the date of the Merger Agreement under the Debt Commitment Letter and will pay when due all other fees arising under the Debt Commitment Letter. It is not a condition to the closing of the Merger for Parent or Merger Sub to obtain financing or any alternative debt financing for the Merger.

Parent and Merger Sub will use their best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the financing for the Merger in a timely manner including to (a) maintain in effect the Debt Commitment Letter, (b) satisfy, or cause their representatives to satisfy, on a timely basis all conditions in the Debt Commitment Letter that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under the Merger Agreement) and (c) draw upon and consummate the financing for the Merger at the closing of the Merger (assuming all conditions precedent in the Debt Commitment Letter have been satisfied).

If Parent or Merger Sub becomes aware that any portion of the debt financing for the Merger has become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (a) Parent will promptly notify the Company, and (b) Parent and Merger Sub will use their commercially reasonable efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable, following the occurrence of such event, on terms and conditions no less favorable, in the aggregate to Parent and Merger Sub, on the one hand, and the Company, on the other hand, than those contained in the Debt Commitment Letter (as determined in the reasonable judgment of Parent), in an amount sufficient (assuming the contributions contemplated by the Rollover Agreement are made, and the Rollover Shares are cancelled without payment of consideration in accordance therewith) to consummate the Merger and the other Transactions, and to enter into new definitive agreements with respect to such alternative debt financing. Parent will deliver a copy of the executed alternative debt financing documents to the Company as promptly as practicable after their execution. “Commercially reasonable efforts” of Parent or Merger Sub will not require Parent or Merger Sub to (i) waive any term or condition of the Merger Agreement, (ii) pay any fees in excess of those contemplated by the debt financing for the Merger (whether to secure waiver of any conditions contained in the Debt Commitment Letter or otherwise) or (iii) commence any legal action or proceeding against any source of financing for the Merger.

Subject to certain exceptions permitted under the Merger Agreement, neither Parent nor Merger Sub will agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter (or any documents entered into connection with any alternative debt financing), without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (a) reduce the aggregate amount of the debt financing for the Merger or (b) impose new or additional conditions to the financing for the Merger that would reasonably be expected to (i) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (ii) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter (or any documents entered into connection with any alternative debt financing).

Parent will (a) give the Company prompt notice (i) upon becoming aware of any material breach of any provision of, or termination by any party to, the Debt Commitment Letter (or any documents entered into connection with any alternative debt financing) or (ii) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to the Debt Commitment Letter (or any documents entered into connection with any alternative debt financing) and (b) otherwise keep the Company reasonably informed on a reasonably current basis prior to the Closing of the status of Parent and Merger Sub’s efforts to arrange the financing for the Merger (or the alternative debt financing).

Financing Assistance

The Company and its subsidiaries will use their commercially reasonable efforts prior to the Closing to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its subsidiaries), including using reasonable efforts to (a) as promptly as reasonably practicable furnish to Parent and Merger Sub and the financing sources for the Merger all required financial information in connection with the provision of the debt financing, (b) participate in a reasonable number of meetings, presentations and due diligence sessions with the financing sources for the Merger and cooperate reasonably with the financing sources’ due diligence, to the extent customary and reasonable for the debt financing, (c) cause the taking of corporate actions by the Company and its subsidiaries (subject to the closing of the Merger) reasonably necessary for the consummation of the debt financing for the Merger and the closing of the Merger (provided that no such action will be effective prior to the Effective Time), (d) facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in, and pledge of, collateral and assist in the preparation of, and execute and deliver at the closing of the Merger, any definitive documents for the debt financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the debt financing, if applicable and as may be reasonably requested by Parent, provided that no such definitive documents in this item (d) will be effective until the Effective Time, (e) obtain a certificate (using commercially reasonable efforts) of the chief financial officer or person performing similar functions for the Company with respect to solvency matters to the extent reasonably required by the financing sources for the Merger or the Debt Commitment Letter, (f) arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to closing of the Merger relating to all indebtedness to be paid off, discharged and terminated on the closing date, (g) furnish all documentation and other information required by governmental authorities under applicable “know your customer,” anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the debt financing, including the United States, Cayman Islands and PRC and (h) obtain legal opinions, surveys and title insurance, property and liability insurance certificates and endorsements at the expense of and as reasonably requested by Parent on behalf of the financing sources for the Merger, provided that the information provided hereunder shall be subject to the terms of the Confidentiality Agreement (but also provided that the parties to the Merger Agreement also acknowledge that the Parent and Merger Sub are permitted to disclose and share any such information to the financing sources pursuant to the Confidentiality Agreement).

Parent will promptly, upon termination of the Merger Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonably attorneys’ fees) incurred by the Company or its subsidiaries in connection with any cooperation provided pursuant to the above and will indemnify and hold harmless the Company, its subsidiaries and their representatives against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information used in connection therewith (other than any information provided by or on behalf of the Company or any of its subsidiaries), except in the event such liabilities or losses arise out of or result from the willful misconduct of the Company, its subsidiaries or any of their respective representatives.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	reasonable access by Parent and Parent’s authorized representatives to the officers, employees, agents, properties, offices, books and records (including tax records and tax and accounting working papers) and other facilities of the Company and its subsidiaries between the date of the Merger Agreement and the Effective Time (subject to certain exceptions including applicable law, any contractual obligations and restrictions of the Company and information constituting trade secrets of the Company);

•	notification of certain events;

•	commercially reasonable efforts of each party to consummate the Transactions;

•	Parent’s obligation to cause Merger Sub to perform its obligations under the Merger Agreement;

•	coordination of press releases and other public announcements or filings relating to the Merger prior to a Change in Company Recommendation;

•	delisting and deregistration of the Shares;

•	matters relating to takeover statutes;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

•	participation in litigation relating to the Merger;

•	the prohibition on Parent and Merger Sub (and their respective affiliates) amending the Rollover Agreement or the Consortium Agreement or entering into or modifying any other contract directly relating to the Transactions (excluding any documents or agreements with respect to shareholder arrangements of Parent (or any equity holder of Parent)), in each case without the prior written consent of the Special Committee (which consent will not be unreasonably withheld, conditioned or delayed);

•	the prohibition on Parent or Merger Sub (or their respective affiliates) entering into any arrangements that will be effective prior to the closing of the Merger with any member of the Company’s management or any other Company employee that prohibits or restricts such person from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal; and

•	acknowledgment that the Company will not be in breach of the Merger Agreement if the Company establishes that the alleged breach is the proximate result of any action or inaction taken by the Company at the direction of Parent, including the Mr. Deng or Mr. Zhu, without the approval or direction of the Board (acting with the concurrence of the Special Committee) or the Special Committee of the Board.

Conditions to the Merger

The obligations of each party to consummate the Transactions, including the Merger, are subject to the satisfaction of the following conditions:

•	the Company Shareholder Approval having been obtained; and

•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	as of the date of the Merger Agreement and as of the closing date of the Merger as if made on such date (except, with respect to (a) and (b) below, to the extent expressly made as of a specific date, in which case as of such date), (a) the representations and warranties of the Company in the Merger Agreement regarding the Company’s (i) capitalization, (ii) organization and qualification, (iii) authority relative to Merger Agreement and the vote required to be taken by the Company’s shareholders and (iv) conflicts with organizational documents, in each case being true and correct in all but de minimis respects and (b) the other representations and warranties of the Company set forth in the Merger Agreement being true and correct, without giving effect to any qualification by “materiality” or Company Material Adverse Effect, except where the failure of such representations and warranties to be true and correct does not constitute a Company Material Adverse Effect;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there having not been a Company Material Adverse Effect; and

•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger (in each case interpreted without giving effect to any qualification by “materiality”), as if made on and as of such date, except (a) to the extent expressly made as of a specific date, in which case as of such date and (b) where the failure of such representations and warranties to be true and correct, has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Transactions;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	Parent and Merger Sub having each delivered to the Company a certificate, dated the closing date of the Merger, signed by a director of Parent and Merger Sub, respectively certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (except as expressly set forth below):

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

•	the Merger is not consummated by the End Date (an “End Date Termination Event”);

•	any governmental entity having enacted, issued, promulgated, enforced or entered any law or order which has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions, including the Merger, which shall be in effect and have become final and non-appealable; or

•	the Company Shareholder Approval not having been obtained upon a vote held at the general meeting of shareholders or any adjournment thereof,

provided, that the termination right of either Parent or the Company above is not available to a party whose failure to fulfill any obligation under the Merger Agreement or other intentional breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

•	by Parent:

•	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the corresponding conditions to closing would not be satisfied prior to the End Date and such breach would not be curable or, if curable, has not been cured within the earlier of (a) thirty business days following receipt of written notice by the Company from Parent of such breach and (b) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date (each, a “Company Breach Termination Event”); or

•	if (a) the Board (or the Special Committee) has made a Change in the Company Recommendation or publicly announced its intention do so or (b) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such Acquisition Proposal, the Company has not filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; or (c) the Company has failed to hold the general meeting of the shareholders no later than five business days prior to the End Date (each a “Change in the Company Recommendation Parent Termination Event”); or

•	by the Company:

•	upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied prior to the End Date and such breach would not be curable or, if curable has not been cured within the earlier of (i) thirty business days following receipt of written notice by Parent from the Company of such breach and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date (each, a “Parent and Merger Sub Breach Termination Event”); or

•	prior to obtaining the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach of the Company’s non-solicitation obligations described above in the section entitled “The Merger Agreement— Acquisition Proposals,” (each an “Alternative Acquisition Agreement Termination Event”);

•	if the Board (or the Special Committee) has made a Change in the Company Recommendation (each a “Change in Company Recommendation Termination Event”); or

•	if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub (other than those conditions that by their nature are only capable of being satisfied at the closing), (b) Parent fails to fund the Exchange Fund within five business days following the date on which the closing of the Merger should have occurred, and (c) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing of the Merger) or that the Company is willing to waive any unsatisfied conditions and (y) the Company stands ready, willing and able to consummate the Merger, Plan of Merger and the Transactions during such period (each a “Parent and Merger Sub Failure to Close Termination Event”).

Termination Fee

The Company is required to pay Parent a termination fee of US$1.5 million (the “Company Termination Fee”) if the Merger Agreement is validly terminated:

•	by the Company (a) pursuant to an End Date Termination Event, (b) neither Parent or Merger Sub shall have been in material breach of the Merger Agreement that would result in a Parent and Merger Sub Breach Termination Event and shall have failed to cure such breach, if capable of being cured, within thirty business days or such shorter period of time available until the End Date, (c) at or prior to the termination of the Merger Agreement, a bona fide Acquisition Proposal has been publicly made and not withdrawn and (d) within twelve months following the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to such Acquisition Proposal or the transactions contemplated by such Acquisition Proposal are consummated (provided that all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”);

•	by Parent pursuant to a (a) Company Breach Termination Event or (b) Change in the Company Recommendation Parent Termination Event; or

•	by the Company pursuant to an (a) Alternative Acquisition Agreement Termination Event or (b) Change in the Company Recommendation Termination Event.

Parent is required to pay the Company a termination fee of US$3.0 million (the “Parent Termination Fee”) if the Merger Agreement is validly terminated:

•	by the Company pursuant to a Parent and Merger Sub Breach Termination Event; or

•	by the Company pursuant to a Parent and Merger Sub Failure to Close Termination Event.

In addition, in the event that the Company or Parent fails to pay its applicable termination fee in accordance with the Merger Agreement when due, and in order to obtain such Payment, Parent or the Company has to commence an action which results in a judgment against the other party for such payment, Parent or the Company, as applicable, will also have to pay the other party its reasonably documented costs and expenses in connection with such action, together with interest on the amount of (i) the applicable termination fee and (ii) such documented costs and expenses at the annual rate of 5% plus the prime rate established in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

Remedies and Limitations on Liability

Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

Until such time as the Company pays the Company Termination Fee to Parent or Parent pays the Parent Termination Fee to the Company, as the case may be pursuant to the terms of the Merger Agreement, the remedies available to each party will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate the Merger Agreement and collect the Company Termination Fee from the Company or the Company from, in the alternative, seeking to terminate the Merger Agreement and collect the Parent Termination Fee from the Parent.

Under no circumstances will (a) the Company be entitled to monetary damages in connection with the Merger Agreement in excess of the aggregate amount of (i) the Parent Termination Fee payable by Parent, and (ii) any reimbursement obligation of Parent under the Merger Agreement, and (b) Parent be entitled to monetary damages in excess of the aggregate amount of (x) the Company Termination Fee payable by the Company and (y) any reimbursement obligation of the Company under the Merger Agreement. If (a) the Company pays, and Parent receives the Company Termination Fee pursuant to the Merger Agreement, then any such payment shall be the sole and exclusive remedy of Parent, Merger Sub and the Guarantor and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) Parent pays, and the Company receives the Parent Termination Fee pursuant to the Merger Agreement, then any such payment shall be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, the Guarantor or any of the parties to the Debt Commitment Letter (and other related persons).

Amendment

The Merger Agreement may be amended by the parties to the Merger Agreement by action taken by or on behalf of each of their respective board of directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time, provided, that after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable law requires further approval by the shareholders of the Company without such approval having been obtained.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment equal to the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a notice of objection.

•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

•	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters’ rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at JPMorgan Chase Bank, N.A., 4 New York Plaza, Floor 12, New York, NY 10004 (Attention: Depositary Receipts Group).

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China, Attention: Investor Relations Department.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$0.81667 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

The Company uses Renminbi as its reporting currency in its consolidated financial statements. The Company’s business is primarily conducted in China. A significant portion of its sales, costs and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this section were made at a rate of RMB6.2046 to US$1.00, the exchange rate on December 31, 2014 as set forth in the H.10 statistical release published by the Federal Reserve Board. The Company makes no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currency and through restrictions on foreign exchange activities.

Selected Historical Financial Information

The following table presents our selected consolidated financial information. The selected consolidated statements of income and comprehensive income data for the three years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013 and 2014 have been derived from our audited consolidated financial statements of the Company, which are included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, beginning on page F-1. The Company’s historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review Prospects” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	For the Year Ended December 31,
	2012	2013	2014
	RMB	RMB	RMB	US$
Consolidated Statements of Comprehensive Income (Loss):
Revenues:	185,218,681	328,843,318	369,219,983	59,507,459
Cost of revenues	(74,813,098)	(94,144,743)	(134,037,756)	(21,602,965)

Gross profit	110,405,583	234,698,575	235,182,227	37,904,494

Research and development expenses	(34,041,250)	(46,641,102)	(89,679,663)	(14,453,738)
Selling and marketing expenses	(45,914,065)	(47,293,583)	(104,196,733)	(16,793,465)
General and administrative expenses	(25,614,849)	(51,246,338)	(119,854,801)	(19,317,087)

Operating income (loss)	4,835,419	89,517,552	(78,548,970)	(12,659,796)

Share of losses of equity method investments	(1,072,946)	—	(622,909)	(100,395)
Gain on disposal of an equity method investment	4,182,485	—	—	—
Investment income	124,862	360,750	9,381,389	1,512,005
Interest income	194,643	279,777	29,388,576	4,736,579
Other income	—	—	6,407,465	1,032,696

Income (loss) before income taxes	8,264,463	90,158,079	(33,994,449)	(5,478,911)
Income tax benefit (expense)	6,903,561	1,656,813	(13,673,721)	(2,203,804)

Net income (loss)	15,168,024	91,814,892	(47,668,170)	(7,682,715)

Net loss attributable to noncontrolling interests	—	—	504,737	81,349

Net income (loss) attributable to Sungy Mobile Limited	15,168,024	91,814,892	(47,163,433)	(7,601,366)

Accretion of redeemable convertible preferred shares	(58,232,795)	(50,711,382)	—	—

Net income (loss) applicable to common stock	(43,064,771)	41,103,510	(47,163,433)	(7,601,366)

Basic earnings (loss) per Class A and Class B ordinary share	(0.83)	0.28	(0.24)	(0.04)

Diluted earnings (loss) per Class A and Class B ordinary share	(0.83)	0.27	(0.24)	(0.04)

Net income (loss)	15,168,024	91,814,892	(47,668,170)	(7,682,715)
Other comprehensive income
Unrealized gains on available-for-sale investments, net of nil income tax	—	—	11,213,323	1,807,260
Foreign currency translation adjustment, net of nil income taxes	1,334,554	4,686,070	3,422,636	551,629

Comprehensive income (loss)	16,502,578	96,500,962	(33,032,211)	(5,323,826)

Comprehensive loss attributable to noncontrolling interests	—	—	504,737	81,349

Comprehensive income (loss) attributable to Sungy Mobile Limited	16,502,578	96,500,962	(32,527,474)	(5,242,477)

	For the Year Ended December 31,
	2013	2014
	RMB	RMB	US$
Consolidated Balance Sheet Data:
Cash and cash equivalents	759,388,415	172,246,142	27,761,039
Total current assets	887,199,739	734,663,817	118,406,315
Total non-current assets	15,803,830	158,717,120	25,580,556
Total assets	903,003,569	893,380,937	143,986,871
Total current liabilities	68,013,032	116,328,489	18,748,751
Total non-current liabilities	—	4,844,121	780,730
Total liabilities	68,013,032	121,172,610	19,529,481
Total shareholders’ equity	834,990,537	772,208,327	124,457,390
Total liabilities and shareholders’ equity	903,003,569	893,380,937	143,986,871

Ratio of Earnings to Fixed Charges

The Company does not have fixed charges during the two most recent fiscal years.

Net Book Value per Share of Our Shares

The net book value per Share as of March 31, 2015 was US$[0.60] based on 80,653,284 Class A ordinary shares, and 109,386,066 Class B ordinary shares issued and outstanding Shares as of that date.

TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

On August 5, 2014, the Board approved a share repurchase plan (the “2014 Share Repurchase Plan”) to repurchase up to $20 million worth of our ADSs in the open market. The following table summarizes the repurchase of ADSs by the Company under the 2014 Share Repurchase Plan.

Transaction Period	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
September 2, 2014 to September 30, 2014	1,088,874	$6.04 - $8.45	$7.19
October 1, 2014 to October 23, 2014	976,377	$6.61 - $8.23	$7.37
December 8, 2014 to December 31, 2014	101,111	$4.95 - $5.00	$4.98
January 2, 2015 to January 22, 2015	78,268	$4.90 - $5.00	$4.96
February 4, 2015 to February 27, 2015	48,514	$4.86 - $5.00	$4.93
March 2, 2015 to March 31, 2015	133,602	$3.41 - $4.90	$3.95
April 1, 2015 to April 2, 2015	32,550	$3.99 - $4.27	$4.13
Total	2,459,296

Transactions within the Buyer Group

Pursuant to a Rule 10b5-1 plan in effect at such time, from March to April 2015, Mr. Deng, through his affiliate, purchased on the open-market a total of 4,420 ADSs at an average price of $4.19 per ADS, with a price range per ADS of US$3.97 to US$4.25.

Pursuant to a Rule 10b5-1 plan in effect at such time, from February to April 2015, Mr. Zhu, through his affiliate, purchased on the open-market a total of 23,398 ADSs at an average price of US$4.61 per ADS with a price range per ADS of US$3.97 to US$4.80.

Except as described above, no member of the Buyer Group nor any of their respective affiliates has purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

We completed our initial public offering of ADSs in December 2013. In our initial public offering, we offered 8,050,000 ADSs, representing 48,300,000 Class A ordinary shares, at US$11.22 per ADS, or US$1.87 per Class A ordinary share, and received an aggregate amount of approximately US$84.0 million (net of US$6.3 million for underwriting discounts and commissions) from the proceeds of the initial public offering.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Rollover Agreement, the Limited Guarantee and the Debt Commitment Letter, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, Parent, Merger Sub, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, we have [80,037,362] Class A ordinary shares, and [109,386,066] Class B ordinary shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Share Beneficially Owned
	Number(1)	%(2)
Directors and Executive Officers:
Yuqiang Deng(3)	46,403,120	23.6%
Zhi Zhu(4)	3,521,846	1.8%
Fei Yang(5)	40,540,928	21.4%
Yong Chen(6)	28,100	0.01%
Feng Li(7)	41,467	0.02%
Xiangguang Zou(8)	50,928	0.03%
Gang Zhao(9)	28,100	0.01%
Longfei Zhou(10)	200,000	0.1%
All Directors and Executive Officers as a Group	90,814,489	45.5%
Principal Shareholders:
Freedom First Holdings Limited(11)	46,403,120	23.6%
IDG(12)	40,540,928	21.4%
CBC Mobile Venture Limited(13)	20,583,161	10.9%
Hamamelis Holdings Limited(14)	13,284,293	6.8%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of outstanding Class A ordinary shares and outstanding Class B ordinary shares as of the date of this proxy statement and the number of ordinary shares underlying share options and share purchase rights held by such person or group that are exercisable within 60 days after the date of this proxy statement.
(3)	Includes 38,895,676 Class B ordinary shares held by Freedom First Holdings Limited, a BVI company wholly owned by DENG Holdings Limited, a Guernsey company, which is wholly owned by the DENG Family Trust, a family trust of which Mr. Deng is the settlor and Credit Suisse Trust Limited is the trustee; 7,014,034 Class A ordinary shares issuable to Mr. Deng upon his exercise of share purchase rights, 466,890 restricted shares granted to Mr. Deng; and 26,520 Class A ordinary shares held in the form of ADS beneficially owned by Mr. Deng. In addition, our board of directors approved to grant to Mr. Deng such number of restricted shares as equal to the U.S. dollar amount equivalent to RMB1,250,000 divided by the closing ADS price on August 3, 2015. The business address of Mr. Deng is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou, China.
(4)	Includes 381,458 restricted Class A ordinary shares, 3,000,000 Class A ordinary shares issuable upon exercise of vested options, and 140,388 Class A ordinary shares held in the form of ADS. In addition, our board of directors approved to grant to Mr. Zhu such number of restricted shares as equal to the U.S. dollar amount equivalent to RMB605,000 divided by the closing ADS price on August 3, 2015. The business address of Mr. Zhu is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou, China.

(5)	Includes 14,729,964 Class B ordinary shares held by IDG-Accel China Growth Fund L.P., 3,010,129 Class B ordinary shares held by IDG-Accel China Growth Fund -A L.P., 21,428,600 Class B ordinary shares held by IDG Technology Venture Investment III, L.P., and 1,372,235 Class B ordinary shares held by IDG-Accel China Investors L.P. The business address of Mr. Yang is 34F, South Tower, Poly International Plaza, 1 East Pazhoudadao, Guangzhou, China.
(6)	Includes 13,100 restricted Class A ordinary shares and 15,000 Class A ordinary shares issuable upon exercise of vested options. The business address of Mr. Yong Chen is 21F, Didu Building, Zhujiang Square, Binhaidadao, Haikou City, Hainan Province, China.
(7)	Includes 21,467 restricted Class A ordinary shares and 20,000 Class A ordinary shares issuable upon exercise of vested options. The business address of Mr. Feng Li is 19A, No. 108 Guangyuanxilu, Xuhui District, Shanghai, China.
(8)	Includes 35,928 restricted Class A ordinary shares and 15,000 Class A ordinary shares issuable upon exercise of vested options. The business address of Ms. Xiangguang Zou is 22626 NE Inglewood Hill Rd, Apt 732, Sammamish WA 98074, USA.
(9)	Includes 13,100 restricted Class A ordinary shares and 15,000 Class A ordinary shares issuable upon exercise of vested options. The business address of Mr. Gang Zhao is Room 207, Tower A, Winterless Center, No. 1 Xidawang Road, Chaoyang District, Beijing, China.
(10)	Includes 200,000 Class A ordinary shares issuable upon exercise of vested options. The business address of Mr. Longfei Zhou is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou, China.
(11)	Includes 38,895,676 Class B ordinary shares held by Freedom First Holdings Limited, a BVI company wholly owned by DENG Holdings Limited, a Guernsey company, which is wholly owned by the DENG Family Trust, a family trust of which Mr. Deng is the settlor and Credit Suisse Trust Limited is the trustee; 7,014,034 Class A ordinary shares issuable to Mr. Deng upon his exercise of share purchase rights, 466,890 restricted shares granted to Mr. Deng, and 26,520 Class A ordinary shares held in the form of ADS beneficially owned by Mr. Deng. The business address of Freedom First Holdings Limited is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou, China.
(12)	Includes 14,729,964 Class B ordinary shares held by IDG-Accel China Growth Fund L.P., 3,010,129 Class B ordinary shares held by IDG-Accel China Growth Fund -A L.P., 21,428,600 Class B ordinary shares held by IDG Technology Venture Investment III, L.P., and 1,372,235 Class B ordinary shares held by IDG-Accel China Investors L.P. The voting and dispositive power in the shares held by IDG are ultimately controlled by Mr. Quan Zhou and Mr. Chi Sing Ho. The business address of IDG is IDG Capital Management (HK) Limited, Unit 5505, The Centre, 99 Queen’s Road Central, Hong Kong.
(13)	Includes 20,583,161 Class B ordinary shares. The voting and dispositive power in the shares held by CBC Mobile Venture Limited is controlled by China Broadband Capital Partners L.P., which is ultimately controlled by Mr. Edward Suning Tian. The business address of CBC Mobile Venture Limited is Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong.
(14)	Includes 8,318,692 Class B ordinary shares held by Hamamelis Holdings Limited, a BVI company wholly owned and controlled by Mr. Xiangdong Zhang, 4,871,347 Class A ordinary shares issuable to Mr. Zhang upon his exercise of share purchase rights, and 94,254 restrticted shares granted to Mr. Zhang. The business address of Mr. Zhang is Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page 112 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.gomo.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 16, 2015 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 14, 2015, including the reports on Form 6-K furnished to the SEC on April 14, 2015, April 16, 2015, April 28, 2015, May 19, 2015 and June 9, 2015 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SUNFLOWER PARENT LIMITED,

SUNFLOWER MERGER SUB LIMITED

and

SUNGY MOBILE LIMITED

Dated as of June 8, 2015

Execution Version

AGREEMENT AND PLAN OF MERGER, dated as of June 8, 2015 (this “Agreement”), among Sunflower Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), Sunflower Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Sungy Mobile Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law (as amended) (the “CICL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the Surviving Company (as defined below) and a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of independent directors established by the Company Board (the “Special Committee”), has (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders (as defined below)), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (b) approved the execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”), and (c) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Company Shareholders’ Meeting (as defined below) in accordance with the CICL;

WHEREAS, the board of directors of Parent, and the sole director of Merger Sub, have respectively (a) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and (b) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement and the Plan of Merger, and Parent, as the sole shareholder of Merger Sub, has authorized and approved this Agreement, the Plan of Merger and the Merger, in each case in accordance with the CICL;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Rollover Shareholders (as defined below) has executed and delivered to Parent an equity contribution and voting agreement, dated as of the date hereof, among the Rollover Shareholders and Parent (together with the schedules and exhibits attached thereto, the “Rollover Agreement”), pursuant to which, among other things each of the Rollover Shareholders has agreed to (a) contribute to Parent, subject to the terms and conditions therein, the Rollover Shares (as defined below) and (b) vote their Shares (as defined below) in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company a limited guarantee by Freedom First Holdings Limited (the “Guarantor”), dated as of the date hereof, in favor of the Company to guarantee the due and punctual performance and discharge of certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“2014 Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2014, including the notes thereto.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreements, which does not include any provision calling for any exclusive right to negotiate or having the effect of restricting the Company from satisfying its obligations under this Agreement.

“Acquisition Proposal” means any proposal or offer by any Person or group of Persons regarding any of the following (other than the Transactions): (a) a merger, reorganization, share exchange, consolidation, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole); (b) any sale, lease, license, exchange, transfer, other disposition or joint venture, that would result in any Person (other than Parent and its Affiliates) acquiring assets or business of the Company and its Subsidiaries that constitute or represent 20% or more of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (d) any general offer, tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) beneficially owning 20% or more of any class of equity securities of the Company.

“Action” means any litigation, suit, claim, action, proceeding, hearing, arbitration, mediation, investigation, demand letter, formal or informal regulatory document production request or any other judicial or administrative proceeding, in Law or equity.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Alternative Acquisition Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

“Anti-Corruption Laws” means any anti-corruption, anti-bribery or similar Laws of any jurisdiction in which the Company performs business, or of the United States, of the United Kingdom, or of the PRC, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, PRC Laws on anti-corruption, anti-bribery and anti-commercial bribery, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are not required or authorized to close in the Cayman Islands, Beijing, Hong Kong or the City of New York.

“Buyer Group Contracts” means (a) the Consortium Agreement; and (b) the Rollover Agreement, including all amendments thereto or modifications thereof.

“Buyer Group Parties” means, collectively, the parties to any of the Buyer Group Contracts, or any of their respective Affiliates, in each case other than Parent and Merger Sub.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any circumstance, event, change, effect or development (any such item, an “Effect”) that, individually or in the aggregate together with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition or results of operations, business or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) arising out of or resulting from any of the following shall be (a) deemed to be or constitute a “Company Material Adverse Effect,” or (b) taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (A) changes or modifications in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) or official, publicly-released directives or policies of a Governmental Authority of general applicability that are also applicable to the Company or any of its Subsidiaries after the date of this Agreement; (B) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates; (C) changes in general business, economic, political or financial market conditions; (D) changes in the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Company or any of its Subsidiaries has material business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings; (E) the public disclosure of this Agreement or the Transactions or the consummation of the Transactions or the announcement of the execution of this Agreement, including any announcement or initiation of shareholder litigation relating to this Agreement or the transactions contemplated hereby; (F) any change in the price of the Shares or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters or epidemics; (H) actions or omissions taken by the Company or any of its Subsidiaries (x) as expressly required by this Agreement, (y) with the prior written consent of Parent or Merger Sub, or (z) at the written request of Parent or Merger Sub; (I) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (J) any change or prospective change in the Company’s credit ratings; (K) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement of any of the foregoing; or (L) any breach of this agreement by Parent or Merger Sub; except, in the case of the foregoing subclauses (A), (B), (C), (D) and (G), to the extent the impact of such Effect has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate; or (ii) would reasonably be expected to prevent or materially delay the performance by the Company of its obligations under this Agreement or the consummation of the Transactions.

“Company Option” means an option to purchase Shares granted under a Company Share Incentive Plan.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Recommendation” means the recommendation of the Company Board that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the Transactions.

“Company Restricted Share” means a restricted share granted under a Company Share Incentive Plan.

“Company Restricted Share Unit” means a restricted share unit granted under a Company Share Incentive Plan.

“Company Share Purchase Right” means a right to purchase Shares granted under a Company Share Incentive Plan.

“Company Share Awards” means Company Options, Company Restricted Shares, Company Restricted Share Units. Company Share Purchase Rights and other rights granted pursuant to the Company Share Incentive Plans.

“Company Shareholder Approval” means the authorization and approval of this Agreement, the Plan of Merger and the Transactions at the Company Shareholders’ Meeting by a special resolution (as defined under the CICL), requiring the affirmative vote of holders representing at least two-thirds of the voting power of the Shares, present and voting in person or by proxy as a single class at the Company Shareholders’ Meeting, in accordance with the CICL and the Company’s memorandum and articles of association.

“Company Share Incentive Plans” means the Company’s Amended and Restated 2006 Global Share Plan, the Company’s Amended and Restated 2010 Global Share Plan and the Company’s Amended and Restated 2013 Share Incentive Plan, each as amended and supplemented as of the date hereof.

“Company Shareholders’ Meeting” means the general meeting of the holders of Shares (including Shares represented by ADSs), including any adjournments thereof, to be held to consider the approval and authorization of this Agreement, the Plan of Merger and the Transactions.

“Confidentiality Agreements” means each of the confidentiality agreements, dated May 19, 2015, May 19, 2015, May 28, 2015 and June 8, 2015 between Mr. Yuqiang Deng, Mr. Zhi Zhu, IDG and CBC Mobile Venture Limited (“CBC”), on one hand, and the Company, on the other hand, respectively.

“Consortium Agreement” means the consortium agreement between IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund -A L.P, IDG Technology Venture Investment III, L.P. and IDG-Accel China Investors L.P. (collectively “IDG”) and certain senior management members of the Company named therein dated as of May 18, 2015.

“Contract” shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract, or otherwise.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, licenses, outstanding Orders, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“End Date” means the date that is six (6) months from the date of this Agreement; provided, however that such date may be extended for up to three (3) additional months with the mutual written agreement of Parent and the Special Committee (acting on behalf of the Company).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Laws and all other matters related to the closing of the Merger and the other Transactions.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory, administrative or self-regulatory authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Government Official” means all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations; employees or affiliates of an enterprise, institute, organization, association or other entity that is owned, sponsored, or controlled by any government.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services (including any earn-outs and other contingent consideration payable in connection with the acquisition of any Person or the assets or business of any Person); (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person; and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, whether registered or unregistered, including: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights, copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in inventions, works, discoveries, innovations, know-how, and other forms of technology, (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, (c) domain names, rights of privacy and publicity, and moral rights, (d) copyrights, software registrations, software designs, source codes, and copyright registration applications, (e) any and all registrations, applications, recordings, licenses, common law rights, statutory rights, and contractual rights relating to any of the foregoing, and (f) Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Knowledge of the Company” or “Company’s Knowledge” means the actual or constructive knowledge of the officers of the Company (as identified in the Company’s annual report on Form 20-F for the year ended December 31, 2014 and any subsequent current reports on Form 6-K) as of the date hereof, after due inquiry.

“Knowledge of Parent” or “Parent’s Knowledge” means the actual or constructive knowledge of Mr. Yuqiang Deng or Mr. Zhi Zhu, after reasonable due inquiry of their direct reports.

“Law” means any federal, national, foreign, supranational, state, local, administrative or other law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Money Laundering Laws” means applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Owned Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Parent Board” means the board of directors of Parent.

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Permitted Encumbrances” means: (a) liens for Taxes, assessments and charges or levies by Governmental Authorities (x) not yet due and payable or (y) that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been reflected on the books of the Company or its Subsidiaries in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, in each case, that are being contested in good faith by appropriate proceedings; (c) leases and subleases (other than capital leases and leases underlying sale and leaseback transactions); (d) Encumbrances imposed by applicable Law other than as a result of violation of Law; (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Encumbrances securing indebtedness or liabilities that are disclosed in the Company SEC Reports filed or furnished prior to the date hereof; (i) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (j) outbound non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business; (k) standard survey and title exceptions; and (l) limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities, provided that there is no material violation thereunder that has resulted in such limitations or restrictions.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Anti-Monopoly Law” means the Anti-Monopoly Law of the PRC, effective as of August 1, 2008, as amended.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Redacted” means, with respect to any fee letter from a Financing Source, redactions relating to fee amounts, “market flex” provisions and other commercially sensitive provisions, provided that such redactions do not relate to any terms that would adversely affect in any material respect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, except to the extent a reduction in any Debt Financing would be offset by an increase in any other funding being made available by such financing source or another financing source.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Information” means all financial statements, financial data and all other relevant information (including historical financial statements and pro forma financial statements and data) regarding the Company and its Subsidiaries reasonably required or requested by Parent, Merger Sub or the Financing Sources.

“Rollover Shares” means the Shares set forth in the Rollover Agreement.

“Rollover Shareholders” means Mr. Yuqiang Deng, Mr. Zhi Zhu, IDG and CBC.

“Schedule 13E-3” means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act relating to the approval of this Agreement by the shareholders of the Company (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”) on terms that the Company Board (acting through the Special Committee) shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) (A) would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including certainty of closing) and the Person making the proposal and (B) if consummated, would result in a transaction more favorable to the shareholders of the Company (other than the Rollover Shareholders) from a financial point of view than the Merger (x) after giving effect to all adjustments, if any, to the terms thereof which may be offered by Parent in writing (including pursuant to Section 7.03(d)(ii)) and (y) after receiving the advice of the Company Board’s independent financial advisor and outside legal counsel; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (i) the offer is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making the offer, (ii) any financing required to consummate the transaction contemplated by such offer is not then fully committed pursuant to a binding agreement to the party making the offer or (iii) the consummation of the transaction contemplated by such offer is conditional upon the obtaining and/or funding of such financing.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, service, use, share capital, payroll, employment, social security, social insurance, workers’ compensation, unemployment compensation or net worth, excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration, documentation, customs duties, tariffs and similar charges.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“U.S.” means the United States of America.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
ADS	Section 3.01(a)
Agreement	Preamble
Alternative Debt Financing	Section 7.14(b)
Alternative Debt Financing Documents	Section 7.14(b)
Bankruptcy and Equity Exception	Section 4.04(a)
Certified Shares	Section 3.01(a)
Change in the Company Recommendation	Section 7.03(c)(i)
Change or Termination Notice	Section 7.03(d)(ii)
CICL	Recitals
Class A Share	Section 3.01(a)
Class B Share	Section 3.01(a)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Board	Recitals
Company Financial Advisor	Section 4.18
Company SEC Reports	Section 4.07(a)
Company Termination Fee	Section 9.03(a)
D&O Insurance	Section 7.05(c)
Debt Commitment Letter	Section 5.08(b)
Debt Financing	Section 5.08(b)
Deposit Agreement	Section 3.07
Depositary	Section 3.07
Dissenting Shares	Section 3.05(a)
Dissenting Shareholders	Section 3.05(a)
Effective Time	Section 2.02
Environmental Laws	Section 4.16(b)(i)
Environmental Permits	Section 4.16(b)(ii)
Exchange Fund	Section 3.02(a)
Excluded Shares	Section 3.01(b)
Fee Letters	Section 5.08(b)
Financing Sources	Section 7.15
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	Section 4.16(b)(ii)

Defined Term	Location of Definition
Indemnified Parties	Section 7.05(a)(ii)
Material Contract	Section 4.14(a)
Maximum Annual Premium	Section 7.05(c)
Merger	Recitals
Merger Sub	Preamble
Notice Period	Section 7.03(d)(ii)
Outstanding Proposal	Section 9.03(b)
Parent	Preamble
Parent Termination Fee	Section 9.03(c)
Paying Agent	Section 3.02(a)
Per ADS Merger Consideration	Section 3.01(a)
Per Share Merger Consideration	Section 3.01(a)
Plan of Merger	Section 2.02
Proxy Statement	Section 7.01(a)
Registrar	Section 2.02
Release	Section 4.16(b)(iii)
Restraint	Section 8.01(b)
Rollover Agreement	Preamble
Share Certificates	Section 3.01(a)
Shares	Section 3.01(a)
Software	Section 4.12(a)
Special Committee	Recitals
Spread	Section 3.04(b)(i)
Surviving Company	Section 2.03
Takeover Statute	Section 4.18
Trade Secrets	Section 4.12(b)
Transactions	Recitals
Uncertificated Shares	Section 3.01(a)

Section 1.03 Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Annex, Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. References to sums of money are expressed in lawful currency of the U.S. and “US$” refers to U.S. dollars. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in ARTICLE VIII, and in accordance with the applicable provisions of the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company.

Section 2.02 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at 9:00 p.m. (Hong Kong time) at the offices of Orrick, Herrington & Sutcliffe LLP, 43/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong on the third (3rd) Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent (the day on which the Closing takes place being the “Closing Date”). On the Closing Date, Merger Sub and the Company shall execute a plan of merger, substantially in the form set out in Annex A (the “Plan of Merger”), and the parties hereto shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands (the “Registrar”) as provided by Section 233 of the CICL. The Merger shall become effective on the date when the Plan of Merger is registered by the Registrar, or such other date and time agreed by Parent, Merger Sub and the Company and specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and, as a result of the Merger, Merger Sub shall be struck off the Registry of Companies in the Cayman Islands and the Company shall continue as the surviving company of the Merger (the “Surviving Company”), and (b) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the CICL.

Section 2.04 Memorandum and Articles of Association of Surviving Company. At the Effective Time, and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Company (except that, at the Effective Time, (i) all references to the name “Sunflower Merger Sub Limited” in the memorandum and articles of association of the Surviving Company shall be amended to “Sungy Mobile Limited” and (ii) references therein to the authorized share capital of the Surviving Company shall be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.05.

Section 2.05 Directors and Officers. The parties hereto shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company at the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company at the Effective Time, unless otherwise determined by Parent prior to the Effective Time, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal. This Section 2.05 is for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (a) constitute a guarantee of employment, (b) confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, or (c) constitute an amendment or modification of any Benefit Plan or Company Share Incentive Plan.

ARTICLE III

CANCELLATION AND CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01 Cancellation and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any security of the Company, the following shall occur:

(a) Merger Consideration; Conversion of Company Shares. Each Class A ordinary share, par value US$0.0001 per share of the Company (a “Class A Share”) and each Class B ordinary share, par value US$0.0001 per share of the Company (a “Class B Share” and, collectively with each Class A Share, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the Class A Shares represented by ADSs (as defined below)) shall be cancelled and cease to exist, in exchange for the right of the holder of such Share to receive US$0.81667 in cash without interest (the “Per Share Merger Consideration”), and each holder of such Shares (including Shares which are represented by a certificate or certificates (“Share Certificates”) immediately prior to the Effective Time (“Certificated Shares”) and uncertificated shares which are not represented by any Share Certificate immediately prior to the Effective Time (“Uncertificated Shares”)) shall thereafter cease to have any rights with respect thereto except (i) the right to receive the Per Share Merger Consideration in consideration therefor, subject to surrender of the relevant Share Certificate in the case of Certificated Shares in accordance with Section 3.02(b) or transfer of the Uncertificated Shares (or in the case of a lost, stolen or destroyed Share Certificate, Section 3.02(g)) or (ii) as provided by Law. Each American Depositary Share, representing six (6) Class A Shares (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$4.90 without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement (as defined below). In the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. The register of members of the Company will be amended accordingly.

(b) Excluded Shares. Each of (i) the Rollover Shares and (ii) Shares held by Parent, the Company or any of their Subsidiaries, including such Shares represented by ADSs (the “Excluded Shares”) shall be cancelled and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Dissenting Shares. Each of the Dissenting Shares shall be cancelled in accordance with Section 3.05.

(d) Rollover Shares. Immediately prior to the Effective Time, the Rollover Shareholders shall contribute the Rollover Shares to Parent pursuant to the Rollover Agreement.

(e) Share Capital of Merger Sub. Each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Company.

(f) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares with a record date occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

Section 3.02 Exchange of Share Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably satisfactory to the Company (which consent shall not be unreasonably withheld, conditioned or delayed) to act as agent (the “Paying Agent”) for the benefit of the holders of Shares and ADSs. At or prior to the Effective Time (or in the case of Section 3.05, when ascertained), Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, Company Options, Company Restricted Shares, Company Restricted Share Units and Company Share Purchase Rights, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.01(a), Section 3.04(b), Section 3.04(c) and Section 3.05 (such aggregate cash amount being hereafter referred to as the “Exchange Fund”, and in the case of payments under Section 3.05, an amount equal to the number of Dissenting Shares multiplied by the Merger Consideration). The Exchange Fund may be invested by the Paying Agent as directed by Parent; provided, however, that, if Parent directs the Paying Agent to invest the Exchange Fund, such investments shall be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion (based on the most recent financial statements of such bank which are then publicly available). If for any reason following the Effective Time (including investment losses or as a result of any Dissenting Shareholder effectively waiving, withdrawing or losing such shareholder’s dissenter rights) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent or the Surviving Company shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest or other income from such investments shall be paid to and become the income of Parent and any Taxes resulting therefrom shall be paid by Parent. Except as contemplated by Section 3.02(d), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.02(a).

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time, but in any event no later than three (3) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (A) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than the Excluded Shares and the Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree) and (B) instructions for effecting the surrender of the Shares pursuant to such letter of transmittal. As soon as practicable after the Effective Time, Parent shall also cause the Paying Agent to deliver to the Surviving Company a cash amount in immediately available funds sufficient to make the payments described under Section 3.04(b) and Section 3.04(c) and the Surviving Company shall make such payments to the Persons entitled to receive such amounts through its payroll, subject to all applicable income and employment Taxes and other authorized deductions (including pursuant to Section 3.06).

(ii) Upon surrender to the Paying Agent of a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor an amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled.

(iii) Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable (but in any event no later than three (3) Business Days) following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. The holders of ADSs shall bear any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with distribution of the Merger Consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the Depositary shall be treated for all purposes of this Agreement as having been paid to the holders of ADSs.

(iv) No interest shall be paid or will accrue on any amount payable in respect of the Shares (including Shares represented by ADSs) or ADSs pursuant to the provisions of this ARTICLE III. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such transferee’s entitlement to the relevant Shares and evidence that any applicable share transfer Taxes have been paid or are not applicable.

(c) No Further Rights in Company Shares. The Per Share Merger Consideration paid in respect of the Shares (including Certificated Shares upon the surrender of the relevant Share Certificates and Uncertificated Shares) and the Per ADS Merger Consideration paid in respect of the ADSs, in each case in accordance with the terms of this ARTICLE III, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares and the ADSs. From and after the Effective Time, the holders of Shares and ADSs outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, shall not be sent to holders of Shares or ADSs who are untraceable unless and until they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such Person has no registered address in the register of members (or branch register) maintained by the Company or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such Person either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Company Shareholders’ Meeting has been sent to such shareholder and has been returned undelivered.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares or ADSs on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares or ADSs who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Company for the Merger Consideration to which they are entitled pursuant to ARTICLE III, without any interest thereon. Any amounts remaining unclaimed by such holders which is immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. None of the Paying Agent, Parent or the Surviving Company or the Depositary shall be liable to any holder of Shares or ADSs for any Per Share Merger Consideration or Per ADS Merger Consideration, as the case may be, from the Exchange Fund or other cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost Share Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 3.01(a).

Section 3.03 Register of Members. At the Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Share Certificates or Uncertificated Shares presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged for the Per Share Merger Consideration with respect to the Shares formerly represented by such Share Certificates or Uncertificated Shares to which the holders thereof are entitled pursuant to Section 3.01(a).

Section 3.04 Share Incentive Plans and Company Share Awards.

(a) Effective as of the Effective Time, the Company, acting through the Company Board or the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to (i) terminate the Company Share Incentive Plans, and any relevant award agreements applicable to the Company Share Incentive Plans, and (ii) cause the Company Options, Company Restricted Shares, Company Restricted Share Units and Company Share Purchase Rights to be treated as set forth in Section 3.04(b) and Section 3.04(c) below.

(b) At the Effective Time, each Company Option and Company Share Purchase Right that remains outstanding as of immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and shall entitle the former holder thereof to receive a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option or Company Share Purchase Right, as the case may be, and (ii) the number of Shares or ADSs, as applicable, underlying such Company Option or Company Share Purchase Right, payable on the next regularly scheduled employee payroll date in the jurisdiction of such Company Share Award holder (whether or not such Company Share Award holder is then an employee of the Company); provided, that, if the per share exercise price of any such Company Option or Company Share Purchase Right is equal to or greater than the Per Share Merger Consideration, such Company Option or Company Share Purchase Right, as the case may be, shall be cancelled at Closing without any payment therefor.

(c) At the Effective Time, each Company Restricted Share and Company Restricted Share Unit that remains outstanding as of immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and shall entitle the former holder thereof to receive a cash amount equal to the Per Share Merger Consideration in respect of each Share underlying such Company Restricted Share or Company Restricted Share Unit, payable on the next regularly scheduled employee payroll date in the jurisdiction of such Company Share Award holder (whether or not such Company Share Award holder is then an employee of the Company).

(d) The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company to any Person pursuant to or in settlement of a Company Share Award, except as provided herein.

Section 3.05 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall at the Effective Time be cancelled and cease to exist, and from the Effective Time each such Dissenting Shareholder shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of such Dissenting Shares held by them in accordance with the provisions of such Section 238 of the CICL, except that all Shares held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.02.

(b) The Company shall give Parent (i) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter rights or demands, and any other instruments served pursuant to the CICL and received by the Company relating to its shareholders’ dissenter rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter rights or any demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or any demands or approve any withdrawal of any such dissenter rights or demands.

Section 3.06 Withholding. Parent, Merger Sub, the Company, the Surviving Company and any of its Subsidiaries, and the Paying Agent and the Depository shall be able to deduct and withhold from any amounts payable under this Agreement (i) to any holder of Shares, ADSs or Company Share Awards such amounts, if any, required to be deducted and withheld pursuant to applicable Tax Law and (ii) to any holder of Shares that has not provided a U.S. Internal Revenue Service Form W-9 or other applicable form or certification, such amounts, if any, required to be deducted and withheld pursuant to the backup withholding provisions of Section 3406 of the Code and the Treasury regulations thereunder. Parent, Merger Sub, the Surviving Company and any of its Subsidiaries, the Paying Agent and the Depository shall not be entitled to deduct and withhold from any amounts payable under this Agreement any amounts in respect of Taxes other than those described in the preceding sentence without the prior written consent of the Company. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.07 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JP Morgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement, dated as of November 21, 2013 among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (as amended, the “Deposit Agreement”) in accordance with its terms.

Section 3.08 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except as (a) disclosed in the Company SEC Reports filed after December 31, 2013 and prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than specific factual information contained therein (it being agreed that any information disclosed in any such Company SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent on the face of such information contained in such Company SEC Report without independent inquiry); or (b) for any matters with respect to which Mr. Yuqiang Deng or Mr. Zhi Zhu has actual knowledge or of which either of them would have acquired knowledge upon reasonable inquiry of their direct reports whom they reasonably believe would have knowledge of the matters represented, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Law of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 4.02 Memorandum and Articles of Association. The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 4.03 Capitalization.

(a) The authorized share capital of the Company consists of US$100,000 divided into 850,000,000 Class A Shares of a par value of US$0.0001 per share and 150,000,000 Class B Shares of a par value US$0.0001 per share. As of the date of this Agreement, (i) 78,289,014 Class A Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) 109,386,066 Class B Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and (iii) no Shares are held in the treasury of the Company. Except as disclosed to Parent heretofore pursuant to Section 4.03(a) and Section 4.03(b), there are no shares of share capital or other equity interests in the Company, options, warrants, convertible debt, other convertible instruments, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital of or other equity interests in, the Company or any of its Subsidiaries or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any share capital, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other equity interests in any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

(b) The Company has heretofore furnished to Parent a list of all holders of Company Share Awards, and with respect to each Company Share Award, the date of grant, the number of Shares subject to each such award, the vesting provisions thereof (if any), the date on which such Company Equity Award expires and, if applicable the price per share at which such Company Share Award may be exercised. Each Company Share Award may, by its terms, be treated at the Effective Time as set forth in Section 3.04. All outstanding Company Share Awards have been issued in compliance with all applicable Laws in all material respects, and all requirements set forth in the applicable Company Share Incentive Plan, and the per share exercise price of each Company Option requiring exercise was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Option awarded to a U.S. person).

(c) Except as disclosed in the Company SEC Reports filed or furnished prior to the date hereof, the outstanding share capital of, or other equity interests in, each Subsidiary owned directly or indirectly by the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of all Encumbrances and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share capital or other equity interests. The registered capital of each PRC Subsidiary has been fully and duly paid up within the prescribed time, and each PRC Subsidiary has successfully completed its annual inspection at the competent PRC Governmental Authorities in a timely manner since its establishment. Except as disclosed in the Company SEC Reports filed or furnished prior to the date hereof, the Company does not own or control, directly or indirectly, any shares of share capital of, or other equity interest in, or any interest convertible into or exercisable or exchangeable for any shares of share capital of, or other equity interest in, any other Person. Neither the Company nor any of its Subsidiaries has any agreement, arrangement, relationship or understanding with any Person that facilitates, entitles, obligates or compels or would reasonably be expected to facilitate, entitle, obligate or compel the Company or such Subsidiary to consolidate the financial conditions of any Person (other than the Subsidiaries disclosed in the Company SEC Reports filed or furnished prior to the date hereof).

(d) No bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

(e) Except as disclosed in the Company SEC Reports filed or furnished prior to the date hereof and the Rollover Agreement, there are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares or any other share capital of, or other equity interests in, the Company.

Section 4.04 Authority Relative to This Agreement; Vote Required. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Shareholder Approval and the filing of the Plan of Merger and related documents as required by the CICL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.12 of this Agreement and the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that this Agreement, the Merger and the Transactions, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders), (ii) approved and declared it advisable to enter into this Agreement, the Plan of Merger and the Transactions, (iii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iv) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions including the Merger by the shareholders of the Company, and directed that the Transactions including the Merger, this Agreement and the Plan of Merger be submitted to the shareholders of the Company for their authorization and approval at the Company Shareholders’ Meeting. The only vote of the holders of any class or series of share capital of the Company required to authorize and approve the Transactions including the Merger, this Agreement and the Plan of Merger is the Company Shareholder Approval.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Transactions including the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, and assuming receipt of the Company Shareholder Approval, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to any Material Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Transactions including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar pursuant to the CICL, and (iv) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. (a) The Company and each of its Subsidiaries are in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is or has been in violation of any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such violations that would not have a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is, and since December 31, 2014, has been, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, except for any such non-compliance that would not have a Company Material Adverse Effect. As of the date hereof, no investigation, charge, assertion or review by any Governmental Authority with respect to the Company or any Subsidiary is pending (in each case that is material to the Company and its Subsidiaries taken as a whole) or, to the Knowledge of the Company, threatened, nor has any Governmental Authority alleged any violation of any such Laws or indicated an intention to conduct any such investigation or review of the Company or any of its Subsidiaries.

Section 4.07 SEC Filings; Financial Statements.

(a) The Company has timely filed all forms, reports, statements, schedules and other documents (together with all exhibits and schedules thereto) required to be filed by them with the SEC since November 22, 2013 (the forms, reports, statements, schedules and other documents filed since November 22, 2013 and those filed subsequent to the date hereof, including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is or has been subject to the reporting requirement of Sections 13(a) or 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared in accordance with Regulation S-X under the Securities Act and the rules and standards of the Public Company Accounting Oversight Board and with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have a Company Material Adverse Effect and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

(c) Neither the Company nor any of its Subsidiaries has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), except for liabilities and obligations (i) that are reflected, or for which reserves were established, on the 2014 Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2014, (iii) that would not have a Company Material Adverse Effect, (iv) that are disclosed prior to the date of this Agreement in the Company SEC Reports, or (v) that were required to be incurred in connection with the Transactions or otherwise as contemplated by this Agreement.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the NASDAQ. To the Knowledge of the Company, there have been no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed and maintained to ensure that information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting (as such term is defined in the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act, and based on such evaluation, the Company’s certifying officer concluded that such disclosure controls and procedures are effective. As used in this Section 4.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) The Company maintains and has maintained a standard system of accounting established and administered in accordance with GAAP in all material respects.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2014, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice (except for actions taken or not taken in connection with the Transactions), and (b) there has not been (i) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which has had a Company Material Adverse Effect or (ii) any other event, change, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 6.01(b)(i) and Section 6.01(b)(v).

Section 4.09 Absence of Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that has, or would be reasonably expected to have, a Company Material Adverse Effect.

Section 4.10 Labor; Employment and Benefits Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement or understanding with any labor organization, works council, or other representative applicable to persons employed by the Company or any of its Subsidiaries, nor is any such agreement presently being negotiated by the Company or any of its Subsidiaries. Except for matters that have not and would have not have a Company Material Adverse Effect, (i) there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Authority, (ii) there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, (iii) no executive or key employee of the Company or any of its Subsidiaries has given notice that he or she plans to terminate employment with the Company or the applicable Subsidiary and no significant number of employees of the Company or any of its Subsidiaries have given notice that they plan to terminate employment with the Company or the applicable Subsidiary.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes.

Section 4.11 Real Property; Title to Assets.

(a) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The Company has made available to Parent copies of all Leases under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property that is material to the business of the Company and its Subsidiaries taken as a whole (and all modifications, amendments and supplements thereto). Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(c) Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (i) no party to any Lease has given written notice to the Company or any of its Subsidiaries of, or made a written claim against the Company or any of its Subsidiaries with respect to, any material breach or default thereunder; (ii) neither the Company nor any of its Subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the Knowledge of the Company, there are no such proceedings threatened or affecting any portion of any Real Property; and (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any outstanding Order, and, to the Knowledge of the Company, there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.12 Intellectual Property.

(a) Except for matters that have not and would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a valid and enforceable right or license to use (in the manner in which the same is being used on the date hereof), all Intellectual Property used by the Company, and in the case of such Intellectual Property owned by the Company or its Subsidiaries, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) there are no pending or, to the Knowledge of the Company, threatened Actions by any Person alleging infringement, dilution, unauthorized disclosure, or misappropriation by the Company or any of its Subsidiaries of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Intellectual Property, or challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its Subsidiaries; (iii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, dilute, or misappropriate any Intellectual Property rights of any Person; (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, disclosed without authorization, misused, misappropriated or otherwise violated any Intellectual Property rights of any third party; (v) to the Knowledge of the Company, no Person has infringed, diluted or misappropriated any Intellectual Property owned by the Company or its Subsidiaries; and (vi) the consummation of the Transactions will not result in loss or impairment in any rights in or the restriction on direct or indirect transfer of any Intellectual Property licensed to or owned by the Company or any of its Subsidiaries.

(b) (i) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality, integrity, and security of confidential or proprietary information, and trade secrets of the Company and its Subsidiaries, confidential or proprietary information and trade secrets entrusted to the Company or any of its Subsidiaries by their customers, clients, or other Persons to whom the Company or any of its Subsidiaries owes a duty or obligation under applicable Law or any Contract to maintain the security or confidentiality thereof, and confidential or proprietary information and trade secrets developed by the Company or any of its Subsidiaries but based on Contract or operation of applicable Law belonging to their customers, clients, or other Persons, and regarding which the Company or any of its Subsidiaries owes a duty or obligation under applicable Law or any Contract to maintain the security or confidentiality thereof (together, the “Trade Secrets”); and (ii) except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no possession, disclosure or use of any Trade Secrets, and no Trade Secrets have been obtained, used, disclosed or discovered by any Person, except pursuant to and in accordance with valid and appropriate non-disclosure and/or license agreements or pursuant to duties or obligations arising by operation of applicable Law.

Section 4.13 Taxes.

(a) Except as would not have a Company Material Adverse Effect, all material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects.

(b) Except as would not have a Company Material Adverse Effect, all material Taxes of the Company and its Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been timely paid.

(c) Each of the Company and its Subsidiaries has timely paid and withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority) and have otherwise materially complied with all Tax payments, withholding and reporting requirements.

(d) As of the date hereof, neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations currently in effect or agreed to any extension of any period currently in effect for the assessment or collection of any material Tax. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No material deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There is no existing fact or circumstance which may give rise to an obligation on the Company or its Subsidiaries to repay part or all of the Taxes previously exempted or reduced.

Section 4.14 Material Contracts.

(a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports that are available to Parent prior to the date hereof, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F. Each contract of the type described in this Section 4.14(a) is referred to herein as a “Material Contract.”

(b) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to Knowledge of the Company, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Knowledge of the Company, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract; and (iii) to the Company’s Knowledge, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 4.15 Insurance. Except as would not have a Company Material Adverse Effect, (a) all insurance policies relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect and are of the type and in such amounts as reasonably required for the operation of the business of the Company and its Subsidiaries and (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

Section 4.16 Environmental Matters. (a) Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are now and have been in compliance with all applicable Environmental Laws and have obtained and possess all applicable Environmental Permits necessary to operate the business as presently operated, (ii) there have been no Releases of Hazardous Substance at or on any property owned or operated by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries is subject to any Order with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances and (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Laws.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means any applicable Law of the PRC and any other jurisdiction in which the Company or any of its Subsidiaries has a presence relating to: (A) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of any construction project, (B) Releases or threatened Releases of Hazardous Substance, (C) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substance, (D) the environment, or (E) the protection of human health and safety (including radioisotope safety, bio safety and fire protection).

(ii) “Environmental Permits” means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii) “Hazardous Substance” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

(iv) “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

Section 4.17 Takeover Statutes. The Company is not a party to a shareholder rights agreement, “poison pill” or similar agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (save for CICL) or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or other Transactions.

Section 4.18 Opinion of Financial Advisor. The Special Committee has received the written opinion of Duff & Phelps (Duff & Phelps, LLC and Duff & Phelps Securities, LLC) (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s shareholders (other than Parent, Merger Sub, the Rollover Shareholders, and holders of Shares that are Affiliates of Parent, Merger Sub or the Rollover Shareholders), and a copy of such opinion has been delivered to Parent, solely for informational purposes, following receipt thereof by the Special Committee.

Section 4.19 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent and Merger Sub a complete and accurate copy of all agreements pursuant to which the Company Financial Advisor is entitled to any fees and expenses in connection with the Transactions. On or prior to the date hereof, the Company has provided to Parent (i) the aggregate amount of all unpaid Expenses of the Company as of the date hereof and (ii) the Company’s good faith estimate of the aggregate amount of all unpaid Expenses of the Company as of immediately prior to the Effective Time (based on the assumptions set forth therein).

Section 4.20 No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01 Corporate Organization. Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions or perform their material obligations under this Agreement.

Section 5.02 Memorandum and Articles of Association. Parent has heretofore furnished to the Company a complete and correct copy of the memorandum and articles of association of Parent and the memorandum and articles of association of Merger Sub, each as amended to date. Such memorandum and articles of association are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association.

Section 5.03 Capitalization.

(a) The authorized share capital of Parent consists of 1,000,000,000 shares of a par value US$0.0001 each. As of the date of this Agreement, one (1) share is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Rollover Agreement, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub. All shares of Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) The authorized share capital of Merger Sub consists of 1,000,000,000 shares of a par value US$0.0001 each. As of the date of this Agreement, one (1) share is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and which is owned by Parent. The outstanding share of Merger Sub is owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

Section 5.04 Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Plan of Merger and related documents as required by the CICL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Parent Board and the sole director of Merger Sub have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the Parent Board and the sole director of Merger Sub to effect the Transactions. Parent, acting as the sole shareholder of Merger Sub, has duly and validly approved and authorized the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions by Merger Sub.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the memorandum and articles of association of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract, Parent Permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including the filing of the Schedule 13E-3 and the Proxy Statement, and the filing of one or more amendments to the Schedule 13E-3 and the Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, and (iv) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.06 Operations of Parent and Merger Sub. Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions (including the contribution of the Rollover Shares). Except for obligations or liabilities incurred in connection with its formation and related to the Transactions (including in connection with arrangement of the Debt Financing), each of Parent and Merger Sub has not incurred and will not, prior to the Effective Time, incur, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities, or engage in any business activities of any type or kind whatsoever or enter into any agreements or arrangements with any Person.

Section 5.07 Absence of Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub before any Governmental Authority that, individually or in the aggregate, prevents or has prevented or materially adversely affects or has materially adversely affected the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor Merger Sub nor any material property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.08 Debt Financing.

(a) Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letter, (ii) the contributions, investments and other transactions contemplated by the Rollover Agreement are consummated in accordance with the terms of the Rollover Agreement, and (iii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02 or the waiver of such conditions, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Debt Financing and the other Transactions, and to pay all related Expenses.

(b) Parent has delivered to the Company true, correct and complete copies of an executed debt commitment letter, dated as of June 5, 2015, between Merger Sub and China Merchants Bank Co., Ltd., New York Branch (as may be amended, restated, replaced, supplemented, modified and substituted pursuant to Section 7.14, the “Debt Commitment Letter”), pursuant to which, the Financing Sources party thereto have agreed to provide the financing in the aggregate amount set forth in such Debt Commitment Letter (the “Debt Financing”), subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other Transactions and (ii) the Rollover Agreement. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid any and all fees, if any, that are payable on or prior to the date hereof under the Debt Commitment Letter and will pay when due all other fees arising under the Financing Documents as and when they become due and payable thereunder. Parent has also delivered to the Company true, complete and correct copies of all executed fee letters in connection with the Debt Commitment Letter (it being understood that any such fee letter provided to the Company may be Redacted, such fee letters, the “Fee Letters”).

(c) As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto, under the Debt Commitment Letter; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE IV. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub at the Effective Time; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE IV, or compliance by the Company with its obligations under this Agreement. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Debt Financing or the Alternative Debt Financing.

(d) There are no side letters or other oral or written Contracts related to the funding of the full amount of the Debt Financing to which Parent or any of its Subsidiaries is a party other than (i) as expressly set forth in the Debt Commitment Letter, and (ii) customary engagement letters and the Fee Letters.

Section 5.09 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed Guarantee with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes legal, valid, binding and enforceable obligations of the Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

Section 5.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.11 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, immediately after giving effect to all of the Transactions, including the Debt Financing (and any Alternative Debt Financing, if applicable), the payment of the Per Share Merger Consideration, the Per ADS Merger Agreement and the aggregate amount of consideration payable in respect of Company Share Awards in accordance with Section 3.04, the payment of all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related Expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time.

Section 5.12 Ownership of Company Shares. As of the date hereof, other than the Rollover Shares (and as a result of this Agreement and the Rollover Agreement), neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

Section 5.13 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 5.14 Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts and any documents or agreements with respect to the shareholder arrangements of Parent (or any equity holder of Parent), there are (a) no side letters or other Contracts (whether oral or written) relating to the Transactions between two or more of the following persons: each of the Rollover Shareholders, Parent, Merger Sub, Guarantor or any of their respective Affiliates, and (b) no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or Per ADS Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger.

Section 5.15 Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

Section 5.16 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company and its Subsidiaries, for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 5.17 Vote/Approval Required. No vote or consent of the holders of any class or series of share capital of Parent is necessary to approve this Agreement, the Plan of Merger or the Transactions, including the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub (which has occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of share capital of Merger Sub necessary to authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger.

Section 5.18 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company hereby acknowledges the foregoing.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall carry on the businesses of the Company and its Subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and the Company and each of its Subsidiaries shall use their commercially reasonable efforts, consistent with past practice, to preserve substantially intact their business organization, maintain in effect all material Company Permits, keep available the service of its directors, officers and employees and maintain their current relationships and goodwill with customers, suppliers, distributors and others with which the Company or any of its Subsidiaries has material business relations as of the date hereof, in each case in all material respects.

(b) By way of amplification and not limitation, except as (i) as required by applicable Law, (ii) as contemplated or permitted by any other provision of this Agreement or (iii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(i) amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of, or redeem, purchase or otherwise acquire, any shares of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for such shares, or any options, warrants or other rights of any kind to acquire any shares or such convertible or exchangeable securities (including share appreciation rights, phantom stock or similar instruments), other than in connection with (A) the exercise of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof, (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof, (C) the acquisition by the Company of its securities in connection with the net exercise of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof, (D) the issuance of Company securities as required to comply with any Company Share Incentive Plan or Benefit Plan in effect on the date of this Agreement, or (E)the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries; provided that any grants or issuance of Company Share Awards made under any Company Share Incentive Plan, Benefit Plan or otherwise shall not exceed US$500,000 in the aggregate;

(iii) (A) sell, transfer, lease, pledge or otherwise dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, (C) authorize the sale, transfer, lease, pledge or other disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries having a current value in excess of US$1,000,000 in the aggregate, except (x) in the ordinary course of business and in a manner consistent with past practice or (y) any sale, transfer, lease, pledge or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries in the ordinary course of business and in a manner consistent with past practice, or (D) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, except for dividends by any of the Company’s direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries in the ordinary course of business and in a manner consistent with past practice;

(v) reclassify, combine, split, subdivide or amend the terms of any of its shares or any share capital or other ownership interests of any of the Company’s Subsidiaries;

(vi) directly or indirectly acquire (including by merger, consolidation or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, other than those with a value or purchase price (including the value of assumed liabilities) not in excess of US$1,000,000 in any transaction or a related series of transactions or acquisitions;

(vii) other than expenditures necessary to maintain existing assets in good repair, authorize or make any commitment with respect to, any single capital expenditure which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$3,000,000;

(vi) pay, discharge, settle or satisfy any claim, Action, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of liabilities or obligations (A) as they become due in the ordinary course of business and consistent with past practice and (B) not in excess of US$1,000,000 in the aggregate;

(vii) (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions; or

(viii) authorize, agree or commit to do any of the foregoing.

Section 6.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 6.03 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement and Schedule 13E-3.

(a) As soon as reasonably practicable following the date of this Agreement, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC a Schedule 13E-3. The Company, with the assistance of Parent and Merger Sub shall (i) respond as promptly as reasonably practicable to any comments of the SEC with respect to the Schedule 13E-3; and (ii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; provided, however, that no filing of the Schedule 13E-3, any amendments or supplements thereto, or any response to the SEC and no mailing of the Proxy Statement will be made by the Company unless Parent and its counsel has had a reasonable opportunity to review and propose comments which the Company shall consider in good faith; provided, further, however, that nothing in this Section 7.01(a) shall limit or preclude the ability of the Company Board (or the Special Committee) to effect a Change in the Company Recommendation. The Company and Parent shall cooperate to distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur or any information be discovered which requires such action at any time prior to the Company Shareholders’ Meeting. The Company will cause the information relating to the Company for inclusion in the Schedule 13E-3 and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

(b) Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Schedule 13E-3 and the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Schedule 13E-3 and the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Schedule 13E-3 and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3 and the Proxy Statement promptly following request therefor from the Company.

(c) Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

Section 7.02 Company Shareholders’ Meeting.

(a) Subject to Section 9.01, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall (i) take, in accordance with applicable Law and its memorandum and articles of association, all action necessary to call, give notice of, set a record date for, and convene the Company Shareholders’ Meeting (which shall be held no later than forty (40) days after the notice of the Company Shareholders’ Meeting is issued) for the purpose of obtaining the Company Shareholder Approval and (ii) mail or cause to be mailed a letter to shareholders, notice of the Company Shareholders’ Meeting and form of proxy accompanying the Proxy Statement that will be provided to the holders of Shares in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting.

(b) The Company may recommend, after consultation in good faith with Parent, the adjournment of the Company Shareholders’ Meeting to its shareholders to a later date (but in any event no later than five Business Days prior to the End Date), in order to allow reasonable additional time for (i) the filing and mailing of, at the reasonable request of any party hereto, any supplemental or amended disclosure and (ii) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting.

(c) Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless permitted by this Agreement, required to do so by applicable Law, the memorandum and articles of association of the Company, or failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law. In the event that the date of the Company Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date.

(d) Unless there has been a Change in the Company Recommendation pursuant to Section 7.03(d), the Company Board shall (i) make the Company Recommendation and include such Company Recommendation in the Proxy Statement and (ii) shall use commercially reasonable efforts to take all actions reasonably necessary in accordance with applicable Law and the memorandum and articles of association of the Company, to solicit the Company Shareholder Approval. Without prejudice to Section 9.01(d)(iii) and Section 9.02, the Company agrees that its obligations pursuant to this Section 7.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal. Upon the reasonable request of Parent, the Company shall use its commercially reasonable efforts to advise Parent on a daily basis on each of the last ten Business Days prior to the date of the Company Shareholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

Section 7.03 No Solicitation of Transactions; Company Board Recommendation; Alternative Acquisition Agreement.

(a) Until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE IX, the Company and its Subsidiaries shall not, and shall cause any of their respective Representatives not to, directly or indirectly:

(i) solicit, initiate or take any other action to knowingly facilitate or encourage any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

(iii) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal;

(iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Subsidiaries;

(v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder; or

(vi) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, the Company, its Subsidiaries and the Company’s and its Subsidiaries’ Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.03:

(i) contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii) provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within 24 hours) provided to Parent); provided that the Company shall concurrently make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or

(iii) engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 7.03(b)(ii) or Section 7.03(b)(iii) above, the Company Board (or the Special Committee) shall have (A) determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that in light of such Superior Proposal, failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) provided written notice to Parent at least two Business Days prior to taking any such action.

(c) Except as set forth in Section 7.03(d), neither the Company Board nor any committee thereof shall (i)(A) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or (D) take any action or make any other public statement in connection with the Company Shareholders’ Meeting inconsistent with the Company Recommendation (any of such actions described in foregoing clauses (A), (B), (C) or (D) being referred to as a “Change in the Company Recommendation”); provided, however, that a “stop, look and listen” communication by the Company Board (or the Special Committee) pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of this Section 7.03, shall not be deemed to be a Change in the Company Recommendation or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 7.03, at any time prior to obtaining the Company Shareholder Approval, the Company Board (or the Special Committee) may (i) effect a Change in the Company Recommendation and/or (ii) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement, if and only if:

(i) (1) with respect to a Change in the Company Recommendation, the Company Board (or the Special Committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.03, the Company Board (or the Special Committee) determines in good faith, that such Acquisition Proposal constitutes a Superior Proposal;

(ii) prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement in accordance with this Section 7.03(d), (A) the Company shall have provided prior written notice (the “Change or Termination Notice”) to Parent that the Company Board (or the Special Committee) has resolved to effect a Change in the Company Recommendation or to terminate this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice shall specify, if related to an Acquisition Proposal, the identity of the party making the Acquisition Proposal and the material terms thereof and copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal), and (B) the Company shall (1) cause its financial and legal advisors to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change or Termination Notice (or, if delivered after 5:00 p.m. Hong Kong Time or any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending five (5) Business Days later at 5:00 p.m. Hong Kong Time (the “Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement and/or the Debt Commitment Letter so that such Superior Proposal ceases to constitute a Superior Proposal or so that the failure to effect a Change in the Company Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) permit Parent and its Representatives during the Notice Period to make a presentation to the Company Board and the Special Committee regarding this Agreement and/or the Debt Commitment Letter and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, with respect to a Change in the Company Recommendation made in connection with an Acquisition Proposal or a termination of this Agreement to enter into an Alternative Acquisition Agreement, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 7.03(d)(ii) with respect to such new written notice;

(iii) following the end of the Notice Period (and any renewed period thereof), the Company Board (or the Special Committee) shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement and/or the Financing Documents, that (1) after consultation with its outside legal counsel with respect to a Change in the Company Recommendation, failure to effect a Change in the Company Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal; and

(iv) in the case of the Company terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.03(a).

(e) Nothing contained in this Section 7.03 shall be deemed to prohibit the Company or the Company Board (or the Special Committee), from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation (it being understood that a statement that the Company Board or the Special Committee has received and is currently evaluating such Acquisition Proposal and/or describing the operation of this Agreement with respect thereto, or any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, which is consistent with this Section 7.03, shall not be deemed to be a Change in the Company Recommendation).

(f) The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if it or any of its Representatives becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board (or any committee thereof) or any Representative of the foregoing, indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers and thereafter shall keep Parent reasonably informed (including on a reasonably current basis), of the status and terms of any such proposals or offers (including providing to Parent copies of all relevant documents relating to such Acquisition Proposal and any amendments thereto that are material in any respect). None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit the Company’s ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation or to terminate this Agreement in light of a Superior Proposal.

(g) Prior to the termination of this Agreement pursuant to ARTICLE IX, the Company shall not submit to the vote of its shareholders any Acquisition Proposal or enter into any Alternative Acquisition Agreement or propose to do so.

Section 7.04 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use its commercially reasonable efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access, during normal business hours and upon prior reasonable notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records (including Tax records and Tax and accounting working papers) thereof; and (ii) furnish Parent and its Representatives with such information concerning its business, properties, contracts, assets, liabilities, personnel and other data, analyses, projections, plans and information as Parent or its Representatives may reasonably request in writing; provided, however, that the Company shall not be required to provide access to or disclose any information if (A) such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, (B) violate any Contract, Law or Order, (C) give a third party the right to terminate or accelerate the rights under a Contract (provided, that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation), or (D) the Company determines in good faith that such books and records involve trade secrets of the Company or its Subsidiaries. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b) All information obtained by Parent pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreements. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 7.04 by its Representatives, except any such Representative who is not one of Parent’s or its Affiliates’ directors, members, partners, officers or employees and who has agreed to be bound by the confidentiality and use terms of the Confidentiality Agreements (and any other terms which are applicable to such Representative).

(c) Notwithstanding anything herein (including Section 9.02 and Section 10.04(a)) or the provisions of the Confidentiality Agreements, the parties hereto agree that (i) any and all restrictions under the Confidentiality Agreements in respect of communications, discussions, negotiations, arrangements or understandings by and among the parties to the Consortium Agreement, the Financing Sources and any of their respective Affiliates and Representatives and (ii) any standstill, anti-clubbing or similar provisions of the Confidentiality Agreements shall be inoperative and of no force and effect as of the date hereof.

(d) No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner, except as required by Applicable Law. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner except as required by applicable Law.

(b) From and after the Effective Time, to the fullest extent permitted to do so under applicable Law, the Surviving Company shall indemnify and hold harmless each Indemnified Party from and against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or (iii) the Merger, this Agreement or any of the Transactions. In addition, from and after the Effective Time, Parent shall advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect. In the event that the Company does not elect to purchase such a “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.05(c), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the annual premiums currently paid by the Company as of the date hereof for such insurance (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.05.

(e) The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

(f) The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees.

Section 7.06 Notification of Certain Matters.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the discovery of any fact or circumstance, or the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not (A) cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof, or non-compliance with, any other provision of this Agreement, or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to this Section 7.06(a) shall not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such a failure.

(b) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.

Section 7.07 Commercially Reasonable Efforts; Further Action.

(a) Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its commercially reasonable efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to Contracts with the Company and its Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders; provided that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.01 or Section 7.03 hereof shall be prohibited by this sentence.

(b) Each party hereto shall promptly notify the others of any material communication it receives from any Governmental Authority relating to any filing or submissions under the PRC Anti-Monopoly Law or other applicable antitrust, competition or fair trade Laws. Each party agrees to provide promptly to the other parties all information and assistance reasonably necessary in connection with preparing and submitting such filings and obtaining the relevant approvals, consents or expiration of waiting periods in relation to such filings.

(c) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand shall, subject to applicable Law, (i) permit counsel for the other party to review in advance and consider in good faith the views of the other party in connection with any proposed written communications with Governmental Authorities concerning the Transactions under the PRC Anti-Monopoly Law or other applicable antitrust, competition or fair trade Laws and (ii) provide counsel for the other party with copies of all filings made by such party to, and give the other party the opportunity to attend and participate at any meeting with, any antitrust, competition, or fair trade Governmental Authority and provide the other party with all correspondence between such party (and its advisors) and any antitrust, competition, or fair trade Governmental Authority, and any other information supplied by such party and such party’s Affiliates to or received from any antitrust, competition, or fair trade Governmental Authority in connection with the proposed Transactions, provided, however, that such materials may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege and confidentiality concerns.

(d) Each party hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(e) Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummate Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(f) Notwithstanding anything in this Agreement to the contrary (including any obligations of either party set forth in this Section 7.07 or Section 7.11), in no event will any party hereto or any of their Affiliates (including, after the Effective Time, the Surviving Company) be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to sell, divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets or to pay any material amount (other than the payment of filing fees and fees of counsel).

(g) Notwithstanding anything to the contrary, all obligations of the Company, Parent and Merger Sub relating to the Debt Financing shall be governed exclusively by Section 7.14 and Section 7.15.

Section 7.08 Obligations of Merger Sub.

(a) Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

(b) At the Company Shareholders’ Meeting and any other meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger or any other Transaction contemplated herein is sought, Parent shall, and shall cause its direct or indirect shareholders and their respective Affiliates to, vote their beneficially owned Shares in favor of granting the Company Shareholder Approval.

Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which shall be agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall consult with the other before issuing any press release or otherwise making any public announcement with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, Acquisition Proposal, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03); provided, however, that this Section 7.09 shall terminate upon a Change in the Company Recommendation.

Section 7.10 Stock Exchange Delisting. Parent shall use commercially reasonable efforts to cause the Shares to be (a) delisted from NASDAQ as promptly as practicable after the Effective Time, and (b) deregistered under the Exchange Act as promptly as practicable after such delisting.

Section 7.11 Takeover Statute. If the restrictions of any Takeover Statute are or may become applicable to the Merger or any of the other Transactions, the parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no such restriction is or becomes applicable to the Merger or any of the other Transactions and (b) if any such restriction is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and Company Board, using all commercially reasonably efforts to grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute on the Merger and the other Transactions.

Section 7.12 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

Section 7.13 Participation in Litigation. Prior to the Effective Time, each of Parent and the Company shall (i) give prompt notice to each other of any Action commenced or, to its knowledge, threatened against it which relate to this Agreement and the Transactions and (ii) give each other reasonable opportunity to participate in the defense or settlement of any shareholder Action against it and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and neither the Company nor Parent shall take any action to adversely affect or prejudice any such Action, without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14 Debt Financing.

(a) Each of Parent and Merger Sub shall use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Debt Financing in a timely manner including to (i) maintain in effect the Debt Commitment Letter, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Debt Commitment Letter that are within their respective control, other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under this Agreement) and (iii) assuming all conditions precedent in the Debt Commitment Letter have been satisfied, subject to the requirements of Section 2.02, draw upon and consummate the Debt Financing at or prior to the Closing.

(b) If Parent or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (A) Parent shall promptly so notify the Company, and (B) each of Parent and Merger Sub shall use its commercially reasonable efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub, on the one hand, and the Company, on the other hand, than those contained in the Debt Commitment Letter (as determined in the reasonable judgment of Parent), in an amount sufficient (assuming the contributions contemplated by the Rollover Agreement are made, and the Rollover Shares are cancelled without payment of consideration, in accordance with the terms of the Rollover Agreement) to consummate the Merger and other Transactions (the “Alternative Debt Financing”), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the “Alternative Debt Financing Documents”) and Parent shall deliver to the Company as promptly as practicable (and no later than ten (10) Business Days) after such execution, a true and complete copy of each such Alternative Debt Financing Document (except for customary engagement letters and with respect to Fee Letters, Redacted copies thereof). Any reference in this Agreement to (A) the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as amended, restated, supplemented, replaced, substituted or modified pursuant to this Section 7.14(b) and Section 7.14(c) below, (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Alternative Debt Financing Documents to the extent then in effect) and (C) any reference in this Agreement to “Fee Letter” shall be deemed to include any Fee Letter relating to the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including in connection with any Alternative Debt Financing Documents to the extent then in effect).

(c) Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter or the Alternative Debt Financing Documents, as applicable, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Debt Financing or (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify the Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Alternative Debt Financing Documents, as applicable; provided, that notwithstanding any other provision of this Agreement, Parent and Merger Sub shall be entitled from time to time to (x) amend, restate, supplement, replace, substitute or otherwise modify, or waive any of their rights under, the Debt Commitment Letter and/or replace or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources, subject in all cases to subclauses (A) and (B) above, and (y) amend, restate, supplement, replace, substitute or otherwise modify the Debt Commitment Letter for the purposes of adding agents, co-agents, lenders, managers, co-managers, arrangers, bookrunners or other Persons that have not executed the Debt Commitment Letter as of the date hereof. Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter or the comparable parties under the Alternative Debt Financing Documents, as applicable, except as expressly contemplated hereby.

(d) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing (including any Alternative Debt Financing) is not a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independent of the availability of the Debt Financing, subject to the applicable conditions set forth in ARTICLE VIII and the requirements of Section 2.02.

(e) Parent shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any material breach of any provision of, or termination by any party to, the Debt Commitment Letter (including any Alternative Debt Financing Document, as applicable), or (B) upon the receipt of any written notice or other written communication from any Person with respect to any threatened breach or threatened termination by any party to the Debt Commitment Letter or Alternative Debt Financing Document, as applicable, and (ii) prior to the Closing, otherwise keep the Company reasonably informed on a reasonably current basis of the status of Parent and Merger Sub’s efforts to arrange the Debt Financing or any Alternative Debt Financing.

(f) Nothing in this Section 7.14 or any other provision of this Agreement shall require, and in no event shall the “commercially reasonable efforts” of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) waive any term or condition of this Agreement or (ii) pay any fees in excess of those contemplated by the Debt Financing (whether to secure waiver of any conditions contained therein or otherwise), or (iii) commence any legal action or proceeding against any Financing Source.

Section 7.15 Financing Assistance. Prior to the Closing, the Company shall, and shall use commercially reasonable efforts to cause each of its Subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries), including using reasonable efforts to (i) as promptly as reasonably practicable furnish to Parent and Merger Sub and the Financing Sources all Required Information, (ii) participate in a reasonable number of meetings, presentations and due diligence sessions with the Financing Sources and any prospective lenders in the Debt Financing (including direct contact with senior management and Representatives (including accounting) of the Company) and cooperate reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable for the Debt Financing, (iii) cause the taking of corporate actions by the Company and its Subsidiaries (subject to the Closing) reasonably necessary for the consummation of the Debt Financing and the Closing, provided that no such action shall be effective prior to the Effective Time, (iv) facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivery at the Closing, any definitive documents for the Financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing, if applicable and as may be reasonably requested by Parent, provided that no such definitive documents in this clause (iv) shall be effective until the Effective Time, (v) using commercially reasonable efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the Financing Sources or the Debt Commitment Letter, (vi) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date, (vii) furnish all documentation and other information required by Governmental Authorities under applicable “know your customer”, anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Debt Financing, including the United States, Cayman Islands and PRC and (viii) obtain legal opinions, surveys and title insurance, property and liability insurance certificates and endorsements at the expense of and as reasonably requested by Parent on behalf of the Financing Sources, provided that, the information provided hereunder shall be subject to the terms of the Confidentiality Agreements; provided, further, that the parties hereto acknowledge and agree that Parent and Merger Sub are permitted to disclose and share any information provided hereunder with the Financing Sources pursuant to, and subject to the requirements of, the Confidentiality Agreement. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.15 or otherwise in connection with the Debt Financing, (x) to pay any commitment or other similar fee prior to the Effective Time, (y) to incur any expense unless such expense is reimbursed by Parent promptly after incurrence thereof, or (z) to take, or commit to taking, any action in connection with the Debt Financing that is not contingent upon the Closing or that would subject it to actual or potential liability prior to the Effective Time. Nothing contained in this Section 7.15 or otherwise shall require the Company to be an obligor with respect to the Debt Financing prior to the Effective Time. Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.15 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arise out of or result from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. The term “Financing Sources” means the parties to the Debt Financing Commitment as in effect from time to time and any joinder agreements, indentures, purchase agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective current, former and future Affiliates, officers, directors, agents, partners, members, employees and representatives involved in the Debt Financing and their respective successors and assigns.

Section 7.16 No Amendment to Buyer Group Contracts. Parent and Merger Sub shall not, and shall cause its respective Affiliates not to (a) amend, modify, withdraw, waive or terminate any Buyer Group Contract or (b) enter into or modify any other Contract directly relating to the Transactions (excluding for the avoidance of doubt any documents or agreements with respect to the shareholder arrangements of Parent (or any equity holder of Parent)), in each case without the prior written consent of the Special Committee (acting on behalf of the Company), which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.17 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.

Section 7.18 Actions Taken at Direction of Parent or Senior Management. Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if the Company shall establish that the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent, including Mr. Yuqiang Deng and Mr. Zhi Zhu, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a “Restraint”).

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.01(a) (Organization and Qualification), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement; Vote Required) and Section 4.05(a)(i) (No Conflict with Organizational Documents) shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (ii) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 4.01(a), Section 4.03, Section 4.04 and Section 4.05(a)(i)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except (A) in the case of clauses (i) and (ii) above, to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (B)in the case of clause (ii) above where the failure of such representations and warranties of the Company to be so true and correct does not constitute a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Transactions.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Officer’s Share Certificate. Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by a director of Parent and Merger Sub, as the case may be, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in ARTICLE VIII to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, including as required by and subject to Section 7.07, Section 7.14 and Section 7.15.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as set forth in Section 9.01(d)(ii)), by action taken or authorized by (a) in the case of the Company, the Company Board (or the Special Committee), and (b) in the case of Parent, the Parent Board, as follows:

(a) by the mutual written consent of Parent and the Company; or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before the End Date;

(ii) any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and nonappealable; or

(iii) the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders’ Meeting or at any adjournment thereof, provided, however, that in each of (i) through (iii) above, the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied; or

(c) by Parent:

(i) upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied prior to the End Date and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) Business Days following receipt of written notice by the Company from Parent of such breach and (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; or

(ii) if (A) the Company Board (or the Special Committee) shall have made a Change in the Company Recommendation, or publicly announced its intention do so, or (B) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, or (C) the Company failed to hold the Company Shareholders’ Meeting no later than five (5) Business Day prior to the End Date; or

(d) by the Company:

(i) upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied prior to the End Date and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) Business Days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied;

(ii) prior to obtaining the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.03(d); provided that such Superior Proposal did not result from any breach by the Company of its obligations under Section 7.03;

(iii) the Company Board (or the Special Committee) shall have made a Change in the Company Recommendation; or

(iv) if (A) all the conditions to Closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub, (B) Parent fails to fund the Exchange Fund within five (5) Business Days following the date on which the Closing shall have occurred pursuant to Section 2.02, and (C) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions in Section 8.03 and (y) the Company stands ready, willing and able to consummate the Transactions during such period.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b) (with respect to Parent’s confidentiality obligations), Section 7.09 (Public Announcements), Section 9.03 (Fees and Expenses) and ARTICLE X (General Provisions) which shall remain in full force and effect and (b) subject to Section 9.03(f), nothing in this Section 9.02 shall relieve any party from liability for any knowing and intentional breach of, or fraud in connection with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 9.03 Fees and Expenses.

(a) If this Agreement is validly terminated by

(i) Parent, pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii); or

(ii) the Company, pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii);

then in any such event, the Company shall pay to Parent or its designee promptly (but in any event no later than five (5) Business Days after (A) Parent validly terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii) or (B) the Company validly terminates this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), an amount equal to US$1,500,000 (the “Company Termination Fee”), which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by Parent.

(b) In the event that (i) this Agreement is validly terminated by the Company pursuant to Section 9.01(b)(i), (ii) neither Parent nor Merger Sub shall have been in material breach of any of its representations, warranties or covenants under this Agreement that would result in the conditions set forth in Section 8.03(a) or Section 8.03(b) not being satisfied prior to the End Date and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) Business Days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date, (iii) at or prior to the time of the termination of this Agreement a third party shall have publicly disclosed and not withdrawn a bona fide Acquisition Proposal (provided that for purposes of this Section 9.03(b), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) (such Acquisition Proposal, the “Outstanding Proposal”), and (iv) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to the Outstanding Proposal or the transactions contemplated by such Outstanding Proposal are consummated (whether or not such Outstanding Proposal was the same Outstanding Proposal referred to in the preceding clause (iii)), then, in any such case, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within five (5) Business Days after such transaction is consummated.

(c) If this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv), then in any such event, Parent shall pay or cause to be paid to the Company or its designees promptly (but in any event no later than five (5) Business Days) after the Company validly terminates this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv), a termination fee (the “Parent Termination Fee”) of an amount equal to US$3,000,000, which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

(d) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and without the agreements contained in this Section 9.03, the parties would not have entered into this Agreement. Accordingly, in the event that the Company or Parent shall fail to pay the Company Termination Fee or Parent Termination Fee, as applicable, when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on the amount of (i) the Company Termination Fee or Parent Termination Fee, as applicable, and (ii) such documented costs and expenses at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(f) In no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion. Subject to Section 10.06 and Section 9.03(e), (x) if the Company pays to Parent the Company Termination Fee pursuant to Section 9.03(a) or Section 9.03(b), then any such payment shall be the sole and exclusive remedy of Parent, Merger Sub and the Guarantor and their respective Affiliates against the Company and its Subsidiaries, and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors and none of the Company, any of its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors shall have any further liability or obligation relating to or arising out of this Agreement, the Transactions or the failure of the Merger to be consummated, (y) if Parent pays to the Company the Parent Termination Fee pursuant to Section 9.03(c), then any such payment shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors and none of Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors shall have any further liability or obligation relating to or arising out of this Agreement, the Guarantee, the Financing Documents, the Transactions or the failure of the Merger to be consummated and (z) (A) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee under Section 9.03(a) or Section 9.03(b), the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement and (B) if the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 9.03(c), the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent or Merger Sub to the Company in respect of any such breaches of this Agreement. Notwithstanding anything herein to the contrary but subject to Section 10.06, in no event shall the Company be entitled to seek or obtain recovery or judgment in excess of the Parent Termination Fee against the Financing Sources, including for any type of damage relating to this Agreement or the Transactions, whether at law or in equity, in contract, tort or otherwise and (ii) no Financing Source shall be subject to any special, consequential, punitive or indirect damages.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or, in the case of the Company, the Special Committee), at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including ARTICLE II, ARTICLE III, Section 7.04(b), Section 7.04(d), Section 7.05, Section 9.03 and this ARTICLE X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Sunflower Parent Limited

c/o Mr. Yuqiang Deng

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No.33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Phone Number: +86 20 6681 5066

with a copy to:

Orrick, Herrington & Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai, 200040

People’s Republic of China

Attention: Jie (Jeffrey) Sun, Esq.

Facsimile: +86 21 6109 7022

Email: jeffrey.sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

USA

Attention: Richard V. Smith, Esq.

Facsimile: +1-415-773-5759

Email: rsmith@orrick.com

if to the Company:

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No.33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Attention: Ms. Yingsi Li

Phone Number: +86 20 6681 5066-6318

Email: liyingsi@sungymobile.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

No. 1, Jian Guo Men Wai Avenue, Beijing 100004

People’s Republic of China

Attention: Peter X. Huang

Facsimile: +86 10 6535 5577

E-mail: peter.huang@skadden.com

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment.

(a) This Agreement, the exhibits and schedules hereto, the Rollover Agreement, the Guarantee and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, for the avoidance of doubt, that the Confidentiality Agreements shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which each of the Confidentiality Agreements expires in accordance with its terms or is validly terminated by the parties thereto.

(b) No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates or (ii) any Financing Sources for the Debt Financing pursuant to the terms of such Debt Financing (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing); provided, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Any purported assignment not permitted under this Section 10.04(b) shall be null and void.

Section 10.05 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) as set forth in or contemplated by the terms and provisions of Section 7.05 (which is intended to be for the benefit of the Persons covered thereby), (ii) with respect to holders of Shares as set forth in Section 3.01(a), and (iii) with respect to holders of Company Share Awards as set forth in Section 3.04 (it being understood that such rights of third-party beneficiaries under Section 3.01(a), Section 3.04 and Section 7.05 shall not arise unless and until the Effective Time occurs) and for the Financing Sources for the Debt Financing and their respective successors, Representatives and permitted assigns with respect to their respective rights and third party benefits under this Section 10.05, Section 9.03(f), Section 10.04(b), Section 10.07(b) or Section 10.09. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto and Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 10.06 Specific Performance; Limitation on Damages. The parties agree that irreparable damage would occur in the event that a party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to a party on the basis that (i) such party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, no party shall be required to provide any bond or other security in connection with any such order or injunction. Until such time as the Company pays the Company Termination Fee or Parent pays the Parent Termination Fee, as the case may be, the remedies available to each party pursuant to this Section 10.06 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 9.03(a) and Section 9.03(b) or the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 9.03(c). Notwithstanding anything in this Agreement to the contrary, (A) under no circumstances will the Company be entitled to monetary damages in connection with this Agreement in excess of the aggregate amount of (I) Parent Termination Fee, and (II) any reimbursement obligation of Parent pursuant to Section 9.03(e), and (B) under no circumstances will Parent be entitled to monetary damages in excess of the aggregate amount of (I) the Company Termination Fee and (II) any reimbursement obligation of the Company pursuant to Section 9.03(e).

Section 10.07 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than those provisions set forth in this Agreement that are required to be governed by the CICL, including the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares, rights provided for in Section 238 of the CICL with respect to Dissenting Shares, and the fiduciary or other duties of the Company Board and the directors of Merger Sub). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(b) With respect to any action or proceeding of any kind or description (whether in law or in equity and whether based on contract, tort or otherwise) against any Financing Source arising out of or relating to this Agreement, the Transactions, the Debt Financing (including any Alternative Debt Financing), the Debt Commitment Letter (including in respect of any Alternative Debt Financing) or the performance of services thereunder, each of the parties hereto agrees that (i) such action or proceeding shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefrom, (ii) it shall not bring or permit any of its respective Affiliates to bring any action or proceeding referred to in this Section 10.07(b), or voluntarily support any other Person in bringing any such action or proceeding, in any other courts, (iii) it waives to the fullest extent permitted by applicable Law, on behalf of itself and each of its respective Affiliates, any right to trial by jury in respect of any such action or proceeding, (iv) it waives to the fullest extent permitted by applicable Law, on behalf of itself and each of its respective Affiliates, and agrees not to assert, and to cause its Affiliates not to assert, by way of motion, defense or otherwise, in any such action or proceeding, any claim that it or such Affiliate is not subject personally to the jurisdiction of the above-named courts, that its or such Affiliate’s property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions, the Debt Financing (including any Alternative Debt Financing) or the Debt Commitment Letter (including in respect of any Alternative Debt Financing). Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNFLOWER PARENT LIMITED

By	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Director

SUNFLOWER MERGER SUB LIMITED

By	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Director

SUNGY MOBILE LIMITED

By	/s/ Yong Chen
Name:	Yong Chen
Title:	Chairman of the Special Committee

Annex B

ANNEX B: PLAN OF MERGER

B-1

Annex C

ANNEX C: OPINION OF DUFF & PHELPS, LLC AS FINANCIAL ADVISOR

Confidential	June 8, 2015

Special Committee of Independent Directors

Sungy Mobile Limited

Tower A Floor 17, China International Center No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou, Guangdong Province, China, 510055

Dear Members of the Special Committee:

Sungy Mobile Limited (“Sungy Mobile” or the “Company”) and the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company have engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in its capacity as the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Class A Shares”) and Class B ordinary shares, par value US$0.0001 per share, of the Company (the “Class B Shares”, and together with the Class A Shares, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing six Class A Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Sunflower Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), the latest draft of which was dated as of June 7, 2015. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) will be cancelled in exchange for the right to receive US$0.8167 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US $4.90 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”).

Duff & Phelps, LLC	T +1 312 697 4600	www.duffandphelps.com
311 South Wacker Drive	F +1 312 697 0112
Suite 4200
Chicago, IL 60606

Special Committee of Independent Directors

Sungy Mobile Limited

June 8, 2015

For purposes of the Opinion, (i) “Excluded Shares” shall mean the Rollover Shares (as defined in the Merger Agreement) and Shares held by Parent, the Company or any of their Subsidiaries (as defined in the Merger Agreement), including such Shares represented by ADSs; and (ii) “Dissenting Shares” shall have the meaning set forth in the Merger Agreement. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 and December 31, 2014;

b.	The Company’s unaudited financial statements for the three months ended March 31, 2014 and March 31, 2015;

c.	A detailed financial projection model for the years ending December 31, 2015 through December 31, 2024, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

d.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

e.	A letter dated June 5, 2015 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

f.	Documents related to the Proposed Transaction, including the Merger Agreement;

Special Committee of Independent Directors

Sungy Mobile Limited

June 8, 2015

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;

4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent, and without assuming liability or responsibility for independent verification:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied to Duff & Phelps and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

Special Committee of Independent Directors

Sungy Mobile Limited

June 8, 2015

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants and agreements required to be performed by such party;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assests, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

9.	Assumed that all governemental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitatiion, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthemore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Special Committee of Independent Directors

Sungy Mobile Limited

June 8, 2015

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit, any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any time). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering third Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Shares (excluding the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and ADSs (excluding ADSs representing the Excluded Shares).

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps, the Company, and the Special Committee dated April 28, 2015 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Special Committee of Independent Directors

Sungy Mobile Limited

June 8, 2015

Disclosure of Prior Relationships

Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), was engaged to provide the Special Committee with such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for such investment banking services if requested by the Special Committee. In addition, pursuant to the Engagement Letter the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. In addition to the investment banking services performed by DPS, Duff & Phelps has acted as independent financial advisor to the Special Committee (solely in its capacity as the Special Committee) and will receive a fee for its services. Pursuant to the terms of the Engagement Letter, one third of Duff & Phelps’ fee is paid upon the execution of the Engagement Letter, one third is payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion, and the remaining upon closing of the Proposed Transaction. However, no portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Other than the engagement as set forth above, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

Annex D

ANNEX D: CAYMAN COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND

REVISED) – SECTION 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

D-1

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

Annex E

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 20 6681 5066. Set forth below for the name, address, citizenship, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted, the five-year employment history of each such director and executive officer:

Name	Business Address	Present Principal Employment	Citizenship

Yuqiang Deng	*	Founder and Chairman of the Board of Directors of the Company(1)	People’s Republic of China

Zhi Zhu	*	Chief Operating Officer of the Company(2)	People’s Republic of China

Fei Yang	*	Partner of IDG Capital Partners; Director (3)	People’s Republic of China

Feng Li	*	Professor of accounting with tenure at the University of Michigan’s Stephen M. Ross School of Business; Independent Director (4)	United States of America

Yong Chen	*	Chief Operating Officer of Tianya Club; Independent Director (5)	People’s Republic of China

Gang Zhao	*	General Manager of Anguanjia; Independent Director(6)	People’s Republic of China

Xiangguang Zou	*	Vice President and the Compliance Officer of Pactera Technology International Ltd.; Independent Director(7)	People’s Republic of China

Longfei Zhou	*	Chief Finance Officer of the Company(8)	People’s Republic of China

*	Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China.
(1)	Mr. Yuqiang Deng is the Company’s founder and chairman of the board of directors. Mr. Deng also has been the Company’s chief executive officer since the inception of the Company in 2003.
(2)	Mr. Zhi Zhu has served as the Company’s chief operating officer since April 2015, as the Company’s chief operating officer from October 2014 to April 2015, and as the independent director of the Company from November 2013 to May 2014. Mr. Zhu served as the chief executive officer of Beijing MobileWoo Information Technology Co. Ltd., a company primarily focusing on mobile related products and services, from 2010 to November 2014. The business address of Beijing MobileWoo Information Technology Co. Ltd. is Floor 15, Room 1509, Building 4, Longqi Plaza, Huangping Road, Changping District, Beijing, China. Mr. Zhu also founded Beijing Mo Bi Tong Da Software Co., Limited (whose name was later changed to Evans Interconnection (Beijing) Mobile Software Technology Co., Ltd.), a company primarily focusing on software outsourcing, in 2009, and served as its general manager. The business address of Evans Interconnection (Beijing) Mobile Software Technology Co., Ltd. is Room 1415, Building 2, No. 11, Changchunqiao Road, Haidian District, Beijing, China.
(3)	Mr. Fei Yang has served as the Company’s director since January 2005. Mr. Yang joined and has acted as the partner of IDG Capital Partners, or IDG Capital, since 1997.
(4)	Dr. Feng Li has served as the Company’s independent director since July 2014. Dr. Li is currently a professor of accounting with tenure at the University of Michigan’s Stephen M. Ross School of Business.
(5)	Mr. Yong Chen has served as the Company’s independent director since May 2014. Mr. Chen currently serves as chief operating officer of Tianya Club, one of the leading internet forums for blogging and bulletin board system in China.
(6)	Mr. Gang Zhao has served as the Company’s independent director since May 2014. Mr. Zhao currently is the general manager of Anguanjia.
(7)	Ms. Xiangguang Zou has served as the Company’s independent director since October 2014. Ms. Zou currently is the vice president and the compliance officer of Pactera Technology International Ltd. Di He has been the Company’s chief technology officer since February 2006 in charge of research and development of the Company’s Angelica 3D game engine and the Company’s game development.
(8)	Mr. Longfei Zhou has been the Company’s chief finance officer since November 2014. Before joining us, Mr.Zhou served as chief financial officer of Philips & Neusoft Medical System Co, Ltd from 2011 to 2013, corporate controller of TCL Multimedia from 2007 to 2010 and financial staff of Philips Consumer Electronic across various regions including its subsidiaries in France, Singapore and China from 2004 to 2007.

2.	Directors and Executive Officers of Parent

Parent is a is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its principal business address at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number at this address is +86 20 6681-5066.

The sole director of Parent is Mr. Yuqiang Deng, whose name, business address, present principal employment and citizenship are set forth in the table above. As of the date of this proxy statement, Parent does not have any executive officers.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its principal business address at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number at this address is +86 20 6681-5066.

The sole director of Merger Sub is Mr. Yuqiang Deng, whose name, business address, present principal employment and citizenship are set forth in the table above. As of the date of this proxy statement, Merger Sub does not have any executive officers.

4.	Directors and Executive Officers of Freedom First Holdings Limited

Freedom First Holdings Limited is an exempted company with limited liability incorporated under the laws of the British Virgin Islands, with its principal business address at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China. The telephone number at this address is +86 20 6681-5066.

The director of Freedom First Holdings Limited is Mr. Yuqiang Deng, whose name, business address, present principal employment and citizenship are set forth in the table above. As of the date of this proxy statement, Freedom First Holdings Limited does not have any executive officers.

5.	Directors and Executive Officers of DENG Holdings Limited

DENG Holdings Limited is a limited liability company incorporated under the laws of Guernsey, with its business address at Helvetia Court, South Esplanade, St. Peter Port, GY1 4EE. The telephone number at this address is +44 1481 719100.

The director of DENG Holdings Limited is Primary Management Limited, a limited liability company incorporated under the laws of Bahamas. Primary Management Limited’s principal business address is Helvetia Court, South Esplanade, GY1 4EE St Peter Port, Guernsey. As of the date of this proxy statement, DENG Holdings Limited does not have any executive officers.

6.	Directors and Executive Officers of Credit Suisse Trust Limited

Credit Suisse Trust Limited is a limited liability company incorporated under the laws of Guernsey, with its principal business address at Helvetia Court, South Esplanade, St. Peter Port, GY1 4EE. The telephone number at this address is +44 1481 719100.

The name, business address, present principal employment and citizenship of each director of Credit Suisse Trust Limited are set forth below:

Name	Business Address	Present Principal Employment	Citizenship

Christoph Walker	Helvetia Court, South Esplanade, St Peter Port, GY1 4EE, Guernsey	Managing Director, Trust, Credit Suisse Trust Limited	Swiss

Geoffrey David Le Poidevin	Helvetia Court, South Esplanade, St Peter Port, GY1 4EE, Guernsey	Trust Director, Credit Suisse Trust Limited	British

Richard William Green	Helvetia Court, South Esplanade, St Peter Port, GY1 4EE, Guernsey	Trust Director, Credit Suisse Trust Limited	British

Ciaran Patrick O’Neill	Helvetia Court, South Esplanade, St Peter Port, GY1 4EE, Guernsey	Trust Director, Credit Suisse Trust Limited	British

Christopher Paul Mountford	Helvetia Court, South Esplanade, St Peter Port, GY1 4EE, Guernsey	Trust Director, Credit Suisse Trust Limited	British

Roy McGregor	Helvetia Court, South Esplanade, St Peter Port, GY1 4EE, Guernsey	Managing Director, Credit Suisse (Channel Islands) Limited	British

Fiona Toni Elizabeth Alice Troalic	Helvetia Court, South Esplanade, St Peter Port, GY1 4EE, Guernsey	Director & Head of Legal & Compliance, Credit Suisse Trust Limited	British

As of the date of this proxy statement, Credit Suisse Trust Limited does not have any executive officers.

Geoffrey Le Poidevin, Richard Green, Christopher Mountford, Ciaran O’Neill and Fiona Troalic have all been employed by Credit Suisse Trust Limited during the past five years.

Christoph Walker joined Credit Suisse Trust Limited in January 2011 and was previously employed by Valiant Privatbank AG from 2008 to 2010. The business address of Valiant Privatbank AG is Bundesplatz 4, Bern-3001, Switzerland.

Roy McGregor has been employed by Credit Suisse (Channel Islands) Limited, a licensed bank and investment services provider, during the past five years. The business address of Credit Suisse (Channel Islands) Limited is Helvetia Court, South Esplanade, St Peter Port, Guernsey, GY1 3YJ.

7.	Directors and Executive Officers of IDG-Accel China Growth Fund L.P.

IDG-Accel China Growth Fund L.P. is a limited partnership organized under the laws of the Cayman Islands, with its registered address at Intertrust Corporate Sevices (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The general partner of IDG-Accel China Growth Fund L.P. is IDG-Accel China Growth Fund Associates L.P., a limited partnership formed under the laws of the Cayman Islands. The general partner of IDG-Accel China Growth Fund Associates L.P. is IDG-Accel China Growth Fund GP Associates Ltd., a limited liability company incorporated under the laws of the Cayman Islands.

The voting and dispositive power over shares held by IDG-Accel China Growth Fund L.P. are ultimately controlled by Mr. Quan Zhou and Mr. Chi Sing Ho, whose names, business addresses, present principal employment and citizenship are set forth in the table below:

Name	Business Address	Present Principal Employment	Citizenship

Quan Zhou	c/o IDG Capital Management (HK) Limited, Unit 5505, The Centre, 99 Queen’s Road Central, Hong Kong	Managing Director, IDG Capital Partners	United States of America

Chi Sing Ho	c/o IDG Capital Management (HK) Limited, Unit 5505, The Centre, 99 Queen’s Road Central, Hong Kong	CFO, IDG Capital Partners	Canada

        Mr. Quan Zhou joined IDG Capital Partners in 1993 and has been a managing director since 2000. During the past five years, he has also served on board of directors of OriGene Technologies, Inc., CosmoChina International Inc., Memsic Inc., Superdata Technology Asia Ltd., Yesky.com Inc., SouFun Holdings Limited, CreditEase Holdings (Cayman) Limited, Yirendai Limited, COFCO Womai Limited, Xunlei Limited and Circle Internet Financial Limited.

Mr. Chi Sing Ho has been a director of IDG-Accel China Growth Fund GP II Associates Ltd since 2012. During the past five years, he has also served on the board of directors of Longshine Information Technology Company Limited.

8.	Directors and Executive Officers of IDG-Accel China Growth Fund-A L.P.

IDG-Accel China Growth Fund-A L.P. is a limited partnership organized under the laws of the Cayman Islands, with its registered address at Intertrust Corporate Sevices (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The general partner of IDG-Accel China Growth Fund -A L.P. is IDG-Accel China Growth Fund Associates L.P., a limited partnership formed under the laws of the Cayman Islands. The general partner of IDG-Accel China Growth Fund Associates L.P. is IDG-Accel China Growth Fund GP Associates Ltd., a limited liability company incorporated under the laws of the Cayman Islands.

The voting and dispositive power over shares held by IDG-Accel China Growth Fund-A L.P. are ultimately controlled by Mr. Quan Zhou and Mr. Chi Sing Ho, whose names, business addresses, present principal employment and citizenship are set forth in the table above.

9.	Directors and Executive Officers of IDG Technology Venture Investment III, L.P.

IDG Technology Venture Investment III, L.P. is a limited partnership organized under the laws of the State of Delaware, with its registered address at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

The general partner of IDG Technology Venture Investment III L.P. is IDG Technology Venture Investment III, LLC, a limited liability company incorporated under the laws of the State of Delaware.

The voting and dispositive power over shares held by IDG Technology Venture Investment III, L.P. are ultimately controlled by Mr. Quan Zhou and Mr. Chi Sing Ho, whose names, business addresses, present principal employment and citizenship are set forth in the table above.

10.	Directors and Executive Officers of IDG-Accel China Investors L.P.

IDG-Accel China Investors L.P. is a limited partnership organized under the laws of the Cayman Islands, with its registered address at Intertrust Corporate Sevices (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The general partner of IDG Investors L.P. is IDG-Accel China Investors Associates Ltd., a limited company incorporated under the laws of the Cayman Islands.

The voting and dispositive power over shares held by IDG-Accel China Investors L.P. are ultimately controlled by Mr. Quan Zhou and Mr. Chi Sing Ho, whose names, business addresses, present principal employment and citizenship are set forth in the table above.

11.	Directors and Executive Officers of IDG-Accel China Growth Fund Associates L.P.

IDG-Accel China Growth Fund Associates L.P. is a limited partnership organized under the laws of the Cayman Islands, with its registered address at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The general partner of IDG-Accel China Growth Fund Associates L.P. is IDG-Accel China Growth Fund GP Associates Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands.

The voting and dispositive power over shares held by IDG-Accel China Growth Fund Associates L.P. are ultimately controlled by Mr. Quan Zhou and Mr. Chi Sing Ho, whose names, business addresses, present principal employment and citizenship are set forth in the table above.

12.	Directors and Executive Officers of IDG-Accel China Growth Fund GP Associates Ltd.

IDG-Accel China Growth Fund GP Associates Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered address at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The directors of IDG-Accel China Growth Fund GP Associates Ltd. are Mr. Quan Zhou and Mr. Chi Sing Ho, whose names, business addresses, present principal employment and citizenship are set forth in the table above.

13.	Directors and Executive Officers of IDG-Accel China Investors Associates Ltd.

IDG-Accel China Investors Associates Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered address at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The directors of IDG-Accel China Investors Associates Ltd. are Mr. Quan Zhou and Mr. Chi Sing Ho, whose names, business addresses, present principal employment and citizenship are set forth in the table above.

14.	Directors and Executive Officers of IDG Technology Venture Investment III, LLC

IDG Technology Venture Investment III, LLC is a limited liability company incorporated under the laws of the state of Delaware, with its registered address at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

The managing members of IDG Investment LLC are Mr. Quan Zhou and Mr. Chi Sing Ho, whose names, business addresses, present principal employment and citizenship are set forth in the table above.

15.	Directors and Executive Officers of CBC Mobile Venture Limited

CBC Mobile Venture Limited is a limited liability company incorporated under the laws of the British Virgin Islands, with its principal business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122 8400.

The sole director of CBC Mobile Venture Limited is Mr. Tian, whose name, business address, present principal employment and citizenship are set forth in the table below. As of the date of this proxy statement, CBC Mobile Venture Limited does not have any executive officer. The voting and dispositive power in the shares held by CBC Mobile Venture Limited is controlled by China Broadband Capital Partners L.P.

16.	Directors and Executive Officers of China Broadband Capital Partners, L.P.

China Broadband Capital Partners, L.P. is a limited partnership organized under the laws of the Cayman Islands, with its principal business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122 8400.

The general partner of China Broadband Capital Partners, L.P. is CBC Partners L.P. As of the date of this proxy statement, China Broadband Capital Partners, L.P. does not have any director or executive officer.

17.	Directors and Executive Officers of CBC Partners L.P.

CBC Partners L.P. is a limited partnership organized under the laws of the Cayman Islands, with its principal business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122 8400.

The general partner of CBC Partners L.P. is CBC Ultimate Partners Ltd. As of the date of this proxy statement, CBC Partners L.P. does not have any director or executive officer.

18.	Directors and Executive Officers of CBC Ultimate Partners Ltd.

CBC Ultimate Partners Ltd. is a limited liability company incorporated under the laws of the Cayman Islands, with its with its principal business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122 8400.

The sole director of CBC Ultimate Partners Ltd. is Mr. Tian, whose name, business address, present principal employment and citizenship are set forth in the table below. As of the date of this proxy statement, CBC Ultimate Partners Ltd. does not have any executive officer. The sole shareholder of CBC Ultimate Partners Ltd. is Info Expert Services Ltd.

19.	Directors and Executive Officers of Info Expert Service Ltd.

Info Expert Service Ltd. is a limited liability company incorporated under the laws of the British Virgin Islands, with its principal business address at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong and its business telephone number at +852 2122 8400.

The sole director of Info Expert Service Ltd. is Mr. Tian, whose name, business address, present principal employment and citizenship are set forth in the table below:

Name	Business Address	Present Principal Employment	Citizenship

Edward Suning Tian	Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong	CEO, Horizon Management (Hong Kong) Company Limited	People’s Republic of China

As of the date of this proxy statement, Info Expert Service Ltd. does not have any executive officer.

Edward Suning Tian is an entrepreneur and his business telephone number is +852 2122 8400. Mr. Tian has been the CEO of Horizon Management (Hong Kong) Company Limited in the past five years. Horizon Management (Hong Kong) Company Limited is a limited liability company incorporated in Hong Kong, its principle business is investment consulting, its business address is at Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong, and its business telephone number +852 2122-8400.

The abovementioned CBC persons are China-focused private equity investors, and mainly invest in China related companies, focusing on companies in the telecommunications, media and technology sector.

During the last five years, none of the persons referred to above, or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex F

ANNEX F: FORM OF PROXY CARD

SUNGY MOBILE LIMITED

(Incorporated in the Cayman Islands with limited liability)

(NASDAQ Ticker: GOMO)

Form of Proxy for Extraordinary General Meeting (or any adjournment thereof)

to be held at [●] on             , 2015 at             a.m. (Beijing time)

I/We,
Please Print Name(s)

of
Please Print Address(es)

the undersigned, being the registered holder(s) of                      Class A ordinary shares (Note 1), par value US$0.0001 per share, of Sungy Mobile Limited (the “Company”) and             Class B ordinary shares (Note 2), par value US$0.0001 per share, of the Company, hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held on             , 2015 at             a.m. ([Beijing] time) (the “Extraordinary General Meeting”) and the proxy statement, each dated             , 2015, and (b) appoint the Chairman of the Extraordinary General Meeting (Note 3) or                      of                      as my/our proxy to attend and act for me/us at the Extraordinary General Meeting and at any adjournment(s) or postponement(s) thereof, and in the event of a poll voting, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

	PROPOSALS	FOR (Note 4)	AGAINST (Note 4)	ABSTAIN (Note 4)
1.

As a special resolution:

THAT the Agreement and Plan of Merger, dated as of June 8, 2015 (the “Merger Agreement”), among Sunflower Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, be authorized and approved;

		☐	☐	☐

[1]	Please insert the number of or strike out the class of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[2]	Please insert the number of or strike out the class of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[3]	If any proxy other than the Chairman is preferred, strike out the words “THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING OR” and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his or her stead. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) IT.
[4]	IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED “FOR.” IF YOU WISH TO VOTE AGAINST THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED “AGAINST.” IF YOU WISH TO ABSTAIN FROM VOTING ON A PARTICULAR RESOLUTION, TICK THE APPROPRIATE BOX MARKED “ABSTAIN.” Failure to complete any or all the boxes will entitle your proxy to cast his or her votes at his or her discretion.

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	PROPOSALS	FOR (Note 4)	AGAINST (Note 4)	ABSTAIN (Note 4)
2.

As a special resolution:

THAT each of the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

		☐	☐	☐

3

As an ordinary resolution:

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions to be proposed at the Extraordinary General Meeting.

		☐	☐	☐

Dated , 2015	Signature(s) (Note 5)

This form of proxy must be completed, signed by the person registered in the register of members at the close of business in the Cayman Islands on             , 2015 (Cayman Islands time) and returned to the Company’s offices at Floor 17, Tower A, China International Center, No. 33 Zhongshan 3rd Road, Yuexiu District, Guangzhou 510055, People’s Republic of China, attention: Investor Relations Department, no later than             , 2015 at                  a.m. (Beijing time).

[5]	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be executed under the hand of an officer or attorney duly authorized to sign the same.

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Annex G

ANNEX G: DEPOSITARY’S NOTICE

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Annex H

ANNEX H: FORM OF ADS VOTING INSTRUCTION CARD

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